UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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KAMAN CORPORATION

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD
APRIL 21, 2010

Notice is hereby given that the Annual Meeting of Shareholders of Kaman Corporation will be held at the offices of the company, 1332 Blue Hills Avenue, Bloomfield, Connecticut 06002, on the 21st day of April, 2010, at 11:00 a.m., local time, for the following purposes:

1. To elect one (1) Class 3 Director to serve a term of one (1) year and three (3) Class 2 Directors to serve for terms of three (3) years each and until their successors are duly elected and qualify.

2. To approve the company’s 2003 Stock Incentive Plan (As amended through February 23, 2010).

3. To approve the company’s Employees Stock Purchase Plan (As amended through October 13, 2009).

4. To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for the ensuing year.

5. To transact such other business as may properly come before the meeting.

The close of business on February 16, 2010 has been fixed as the record date for determining the holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting.

On February 25, 2010, we began mailing our Proxy Statement and Annual Report to Shareholders along with instructions for submitting proxies by telephone or the Internet as well as our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders’ use, including how to access our Proxy Statement and Annual Report to Shareholders.

All shareholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

CANDACE A. CLARK, Senior Vice President,
  Chief Legal Officer, and Secretary

Dated February 25, 2010

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES USING THE TOLL-FREE TELEPHONE NUMBER OR THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. AS AN ALTERNATIVE, IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED, WHICH DOES NOT REQUIRE POSTAGE. VOTING OVER THE INTERNET, BY THE TOLL FREE NUMBER OR COMPLETING AND MAILING A PROXY CARD WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING. YOUR PROMPT RESPONSE IS MUCH APPRECIATED.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
APRIL 21, 2010

This Proxy Statement is being furnished to Common Stock holders of Kaman Corporation (the “company” or “Company”) in connection with solicitation of proxies by the company’s Board of Directors (sometimes referred to as the “Board”) for use at the company’s Annual Meeting of Shareholders (sometimes referred to as the “Annual Meeting”) to be held on Wednesday, April 21, 2010 (or at any adjournments or postponements thereof), at the time, place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders dated February 25, 2010.

As permitted by U.S. Securities and Exchange Commission (“SEC”) rules, we are distributing proxy materials to our shareholders using a combination of printed copy mailing of proxy materials and furnishing these materials (including this Proxy Statement and the Annual Report to Shareholders) over the Internet with a Notice of Internet Availability of Proxy Materials by mail. If you receive the Notice of Internet Availability of Proxy Materials, it will explain how you may access and review all of the important information contained in the proxy materials on the Internet and how you may submit your proxy by telephone or the Internet — you may also obtain a printed copy of these materials by following the instructions in the Notice of Internet Availability of Proxy Materials.

On February 25, 2010, we began mailing either the proxy materials or the Notice of Internet Availability of Proxy Materials to shareholders of record. On that date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials on a web site described below and referenced in the printed copy of the proxy materials and the Notice of Internet Availability of Proxy Materials. The proxy materials are available free of charge.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held On April 21, 2010.

The proxy statement, proxy card and annual report to shareholders are available at:
(http://www.proxyvoting.com/kamn)

Shareholders Entitled to Vote

The record date for the Annual Meeting is February 16, 2010. Only holders of the Company’s Common Stock as of the close of business on that day are entitled to notice of, and to vote at, the Annual Meeting. As of that date, there were 25,782,850 shares of Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the meeting.

Proxies and Voting Procedures

Before the Annual Meeting, you can appoint a proxy to vote your shares of Common Stock by following the instructions contained in the Notice of Internet Availability of Proxy Materials. You can do this by (i) using the Internet (http://www.proxyvoting.com/kamn), (ii) calling the toll-free telephone number (1-866-540-5760) or (iii) by completing, signing and dating the proxy card where indicated, if you have a printed copy of our proxy materials, and mailing or otherwise returning the card to us prior to the beginning of the Annual Meeting. Whichever method you choose, you may revoke the proxy at any time in the manner described below before it is voted.

All properly submitted proxies received prior to the Annual Meeting will be voted in accordance with their terms. If a proxy is returned signed, but without instructions for voting, the shares of Common Stock it represents will be voted as recommended by the Board of Directors. If a proxy is returned improperly marked, the Common Stock it represents will be counted as present for purposes of determining a quorum but will be treated as abstentions for voting purposes. Unsigned proxies will not be counted for any purpose.

A properly submitted proxy may be revoked at any time before it is voted. Revocation may be accomplished by (i) casting a new vote via the Internet or by telephone; (ii) giving written notice to the company’s Corporate Secretary or submitting a written later-dated proxy prior to the beginning of the Annual Meeting, or (iii) attending the Annual Meeting and voting in person. If you submit a later dated proxy, it will have the effect of revoking any proxy that you submitted on an earlier date and will constitute a revocation of all previously granted authority to vote for every proposal included on any previously submitted proxy.

Attendance at the Annual Meeting will not by itself revoke a proxy. Written revocations or later-dated proxies should be hand-delivered to the Corporate Secretary at the Annual Meeting or sent to Kaman Corporation, Corporate Headquarters, 1332 Blue Hills Avenue, Bloomfield, CT 06002, Attention: Corporate Secretary.

Vote Required for Quorum and Adoption of Proposals

Under Connecticut law, our Common Stock holders may take action on a matter at the Annual Meeting only if a quorum exists with respect to that matter. With respect to each of Proposals No. 1, 2, 3 and 4, a majority of the votes entitled to be cast on each matter by Common Stock holders will constitute a quorum for action on that matter. For this purpose, only shares of Common Stock held by those present at the Annual Meeting or for which proxies are properly provided by telephone, Internet or in writing and returned to the company as provided herein will be considered to be represented at the Annual Meeting. All shares of Common Stock represented at the Annual Meeting will be counted for quorum purposes without regard to abstentions or broker non-votes as to any particular item.

Directors (Proposal 1) are elected by a plurality of the votes cast, but our Board has supplemented the state law voting requirement with a majority voting policy which is described in more detail below. Approval of the proposal to amend and restate the company’s 2003 Stock Incentive Plan (Proposal 2) requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Approval of the proposal to amend and restate the company’s Employees Stock Purchase Plan (Proposal 3) requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for 2010 (Proposal 4) requires that there be more votes cast for the Proposal than against the Proposal.

Broker non-votes and proxies marked to abstain or withhold from voting with respect to any item to be voted upon at the Annual Meeting generally are not considered for purposes of determining the tally of votes cast for or against such item and, therefore, will not affect the outcome of the voting with regard to any Proposal, except that proxies marked to withhold authority for the election of any Director (sometimes referred to as “Director” or “director”) are included in the tally of votes cast for purposes of our majority voting policy. Accordingly, a vote to withhold authority for the election of any Director has the same effect as a negative vote under our majority voting policy. Also, because the applicable voting requirement for Proposal 3 is stated with reference to the issued and outstanding shares of Common Stock, both broker non-votes and abstentions have the same effect as a negative vote for purposes of Proposal 3.

Board Recommendation “FOR” Proposals 1, 2, 3 and 4

The Board of Directors recommends a vote “For” Proposals No. 1, 2, 3 and 4. The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in those Proposals and the Notice of Annual Meeting of Shareholders. However, if other matters are presented, the persons named in the proxy intend to vote on such matters in accordance with their judgment.

Policy Regarding Director Elections Where a Majority Vote Is Not Received

Since 2006 the Board has maintained a policy (described in its Governance Principles) that addresses certain circumstances when a Director nominee has not received a majority of the votes cast with respect to that director. Briefly, in an uncontested election for Directors (one in which the number of nominees does not exceed the number of Directors to be elected) at a properly called and held meeting of shareholders, any Director nominee who is elected by a plurality vote, but does not receive a majority of the votes cast for that nominee shall promptly tender his or her resignation once the shareholder vote has been certified by the company’s tabulation agent. A “majority of the votes cast” means that the number of shares voted “for” a Director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that Director’s election. “Votes cast” include votes to withhold authority and exclude abstentions and broker non-votes with respect to that Director’s election. The Corporate Governance Committee will thereafter recommend to the Board whether to accept or reject that resignation and, depending on the recommendation, whether or not a resulting vacancy should be filled. The Board will then act, taking into account the Committee’s recommendation. The Board will publicly disclose its decision and the rationale therefor in a press release to be disseminated in the customary manner, together with the filing of an SEC Form 8-K report. This process shall be completed within ninety (90) days after the shareholder vote certification. A Director who has tendered his or her resignation shall not participate in the Corporate Governance Committee’s determination process and/or the Board’s action regarding the matter.

The Corporate Governance Committee and the Board will consider the matter in light of the best interests of the company and its shareholders and may consider any information that they consider relevant and appropriate, including the:

•	Director’s qualifications in light of the overall composition of the Board;
•	Director’s past and anticipated future contributions to the Board;
•	stated reasons, if any, for the “withheld” votes and if the underlying cause can be otherwise addressed; and
•	potential adverse consequences of accepting the resignation, including failure to comply with any applicable rule or regulation (including Nasdaq rules or federal securities laws) or triggering defaults or other adverse consequences under material contracts or the acceleration of change in control provisions and other rights in employment agreements, if applicable.

If the Board accepts the resignation, it may, in its sole discretion, (a) fill the resulting vacancy with any other person, or (b) reduce the number of Directors of the Board to equal the number of remaining Directors. If the Board elects to fill the resulting vacancy on the Board, the term of the Director so elected shall expire at the next annual meeting of shareholders at which Directors are to be elected.

If the Board does not accept the resignation, that Director will continue to serve until the annual meeting for the year in which such Director’s term expires and until such Director’s successor shall be duly elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

ELECTION OF ONE CLASS 3 DIRECTOR FOR A TERM OF ONE YEAR AND THREE CLASS 2 DIRECTORS FOR THREE-YEAR TERMS (Proposal No. 1)

The Board of Directors Recommends a Vote “For” All Nominees

In accordance with the company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”), each director holds office until the annual meeting for the year in which such director’s term expires and until his or her successor shall be elected and shall qualify, unless he or she dies, resigns, retires, or is removed from office. The initial term for Mr. George E. Minnich, who was elected in June 2009 as a Class 3 Director will expire at the 2010 Annual Meeting. In order to assure that each Class of Directors is as nearly equal in number as possible, Mr. Minnich has been nominated for election at the 2010 Annual Meeting for a one-year term that will expire at the Annual Meeting in 2011, which will be coincident with expiration of the terms of the other Class 3 Directors (Brian E. Barents, Edwin A. Huston and Thomas W. Rabaut). In addition, three individuals are nominated for election at the 2010 Annual Meeting for three-year terms that will expire at the Annual Meeting in 2013. This group includes: Neal J. Keating, Eileen S. Kraus and Richard J. Swift. All nominees are current Board members. Under Connecticut law, Directors are elected by a plurality of the votes cast. Broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the election. Proxies may be voted only for the number of nominees named by the Board of Directors.

Following is information about each director nominee and the six directors whose terms continue after the Annual Meeting, including name, age, and business experience during the last five years. None of the organizations listed as business affiliates of the directors is an affiliate of the company.

Nominees for Election at the 2010 Annual Meeting
Class 3 Director for a Term Expiring in 2011

George E. Minnich
Mr. Minnich, 60, was appointed a Director in June 2009. He served as Senior Vice President and Chief Financial Officer of ITT Corporation, then a $9 billion commercial and defense business, from 2005 until his retirement in 2007. Prior to that, he served in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator Company from 2001 to 2005 and Vice President and Chief Financial Officer of Carrier Corporation from 1996 to 2001. He also held various positions with Pricewaterhouse Coopers (then Price Waterhouse) from 1971 to 1993, serving as an Audit Partner from 1984 to 1993. He is a director of AGCO Corporation.
Class 2 Directors For a Term Expiring in 2013

Neal J. Keating
Mr. Keating, 54, was elected President and Chief Operating Officer as well as a Director of the company in September 2007. In January 2008, he became President and Chief Executive Officer and in March 2008 he was appointed to the additional position of Chairman. Prior to joining the company, Mr. Keating served as Chief Operating Officer at Hughes Supply, a $5.4 billion wholesale distributor that was acquired by Home Depot in 2006. Prior to that, from August 2002 to June 2004, he served as Managing Director/Chief Executive Officer of GKN Aerospace, a $1 billion aerospace subsidiary of GKN, plc, serving also as Executive Director on the Main Board of GKN plc and as a member of the Board of Directors of Agusta-Westland. From 1978 to July 2002, Mr. Keating served in increasingly senior positions at Rockwell International and as Executive Vice President and Chief Operating Officer of Rockwell Collins, Commercial Systems, a $1.7 billion commercial aerospace business from 2001 through 2002.

Eileen S. Kraus
Ms. Kraus, 71, has been a Director since 1995 and currently serves as the Board’s Lead Director. She is the retired Chairman of Fleet Bank Connecticut and is a director of The Stanley Works and Rogers Corporation.

Richard J. Swift
Mr. Swift, 65, has been a Director since 2002. He is former Chairman of the Financial Accounting Standards Advisory Council and retired Chairman, President and Chief Executive Officer of Foster Wheeler Ltd., a provider of design, engineering, construction, and other services. He is a director of Ingersoll-Rand Company, Ltd., Public Service Enterprise Group Incorporated, Hubbell Incorporated and CVS Caremark Corporation.
Continuing Directors
Class 3 Directors Whose Term Expires in 2011

Brian E. Barents
Mr. Barents, 66, has been a Director since 1996. He is the retired President and Chief Executive Officer of Galaxy Aerospace Corp. Prior to that, he was President and Chief Executive Officer of Learjet, Inc. He is also a director of CAE, Inc., and during the past five years was a director at Hawker Beechcraft, Nordam Corp. and Aerion Corp.

Edwin A. Huston
Mr. Huston, 71, has been a Director since 2002. He is the retired Vice Chairman of Ryder System, Incorporated, an international logistics and transportation solutions company. He is a director of The Hackett Group (formerly Answerthink, Inc.) and Tennenbaum Opportunity Fund, and during the past five years was also a director at Enterasys Networks, Inc., and Unisys Corporation.
Thomas W. Rabaut
Mr. Rabaut, 61, has been a Director since 2008. Mr. Rabaut has served as a Senior Advisor to The Carlyle Group, a global private equity firm, since January 2007. From June 2005 to January 2007, he was President of the Land & Armaments Operating Group of BAE Systems, a global leader in the design, development and production of military systems. From January 1994 to June 2005, he served as President and Chief Executive Officer of United Defense Industries, Inc., which was acquired by BAE Systems in 2005. He is a director of Cytec Industries, Inc.
Class 1 Directors Whose Term Expires in 2012

E. Reeves Callaway III
Mr. Callaway, 62, has been a Director since 1995. He is the Founder and President and Chief Executive Officer of The Callaway Companies, an engineering services firm.

Karen M. Garrison
Ms. Garrison, 61, has been a Director since 2006. She retired as President — Pitney Bowes Business Services, a major manufacturer of postal equipment/software and service provider, in 2004. She is a director of Standard Parking Corporation and Tenet Healthcare and during the past five years was a director at Greenpoint Financial (which was acquired by North Fork Bank) and North Fork Bank.
A. William Higgins
Mr. Higgins, 51, was elected as a Director at the April 2009 Annual Meeting. He is Chairman, CEO and President of CIRCOR International, Inc., a global diversified manufacturing company that designs, manufactures, and supplies valves, related products and services to OEMs, processors, manufacturers, the military, and utilities that rely on fluid-control to accomplish their missions. Prior to March 2008, he held the offices of President and Chief Operating Officer and Executive Vice President and Chief Operating Officer of CIRCOR. Prior to joining CIRCOR in 2005, Mr. Higgins spent thirteen years in a variety of senior management positions with Honeywell International and AlliedSignal.

CORPORATE GOVERNANCE

Board Independence

The company’s Governance Principles contemplate that a significant majority of the Board should consist of independent Directors and that a director will generally be considered ‘independent’ if he or she is not a current employee, does not receive remuneration from the company other than by virtue of his or her service as a Director, and does not have a business relationship with the company. In all cases, the Board also follows legal and regulatory requirements for the definition of independence relative to Board Committee service. The Board has determined that all of the current directors are independent under this definition, with the exception of Mr. Keating, the company’s Chairman, President and Chief Executive Officer. None of the other directors are current or former employees of the company. The company’s Governance Principles can be accessed on the company’s web site at www.kaman.com by clicking on “Corporate Governance”. In addition, all of the current directors other than Mr. Keating are considered independent under Nasdaq rules. There were no transactions, relationships or arrangements not disclosed in this proxy statement under the caption “Transactions with Related Persons” that were considered by the Board in determining the independence of any of its members.

Board Leadership Structure

In February 2010, the Board evaluated and reconfirmed its view regarding the Board’s leadership structure, which is that the decision to combine or separate the Chairman and Chief Executive Officer (“CEO”) roles is determined on the basis of what seems best for the Company at any given point in time. This policy is found in section 4 of the Company’s Governance Principles. The Company’s current leadership structure combines the roles of Chairman of the Board and Chief Executive Officer and provides for an independent Lead Director. The Lead Director position has existed since 2004 and its responsibilities currently include membership on the Corporate Governance Committee; Chair of the Board’s Executive Sessions and of Board meetings at which the Chairman is not in attendance; review and approval of all Board and committee meeting agendas; liaison between the Chairman and the independent Directors, which shall include facilitating communications and assisting in the resolution of conflicts, if any, between the independent Directors and the Company’s management; providing counsel to the Chairman and Chief Executive Officer, including provision of appropriate feedback regarding effectiveness of Board meetings, and otherwise as needed or requested; and such other responsibilities as the Board may delegate from time to time. In performing these responsibilities, the Lead Director is expected to consult with the chairpersons of other Board Committees as appropriate and solicit their participation in order to avoid the appearance of diluting the authority or responsibility of the Board Committees and their chairpersons. The Board elects its Lead Director annually and Eileen S. Kraus currently serves in that role.

The Board last considered whether or not to separate the Chairman and CEO roles in 2008 when the Company’s previous Chairman retired following a planned CEO succession to Mr. Keating in January of that year. In developing its recommendation to the Board, the Corporate Governance Committee considered Mr. Keating’s leadership at the Company since his appointment as President and Chief Operating Officer in September 2007, his previous senior management experience at Hughes Supply, GKN Aerospace and Rockwell Collins, Commercial Systems, board experience at GKN, plc, and the structure of the Company’s Board, which consisted entirely of independent directors (other than the Chairman) having diverse professional and board experience with the long established Lead Director role. The Corporate Governance Committee and the Board believed then and continue to believe, that the combined role of CEO and Chairman along with an independent Lead Director provide the Company’s shareholders with the benefits of Board leadership by an executive with extensive day-to-day knowledge of the Company’s operations, strategic plan execution, and future needs with that of an independent director who provides board member leadership.

The Board and Its Committees

The Board met six times in 2009. The Board maintains the following standing committees: Corporate Governance, Audit, Personnel & Compensation, and Finance, whose responsibilities are described below. In 2009, the Finance Committee held eight meetings and each of the Audit Committee, Corporate Governance Committee and Personnel & Compensation Committee held six meetings. The Corporate Secretary prepares a draft agenda for each committee meeting based upon each committee’s regular business and any current business; each committee chair reviews, revises, and approves the agenda. The Board’s Lead Director also reviews and approves all Board and Committee agendas.

Each member of the Board attended more than 90% of Board meetings and meetings of the Committees of which they are members. All but one of the then current Directors were able to attend the 2009 Annual Meeting of Shareholders. All Directors are strongly encouraged to attend the 2010 Annual Meeting.

The company’s Board size has been set at ten for 2010, with four directors to be elected at the April 21, 2010 Annual Meeting. The company’s Amended and Restated Certificate of Incorporation provides that the Board will consist of at least three and not more than fifteen directors and while the Board is permitted to increase its size during the year, any director so elected may only serve until the Annual Meeting immediately following his/her election. This is the case with Mr. Minnich who was appointed a Director at the June 2009 meeting and whose initial term will end coincident with the 2010 Annual Meeting of Shareholders. The company’s Governance Principles indicate that a Board size of nine to eleven individuals continues to be considered appropriate.

The company’s Bylaws provide for mandatory Director retirement at age 72 (age 75 for Directors serving as of November 14, 2000). The Board’s policy in implementing this requirement is that if a Director attains mandatory retirement age during his or her then current term, the Director may continue to serve the remaining portion of that term. In addition, the Board is permitted to make an exception to this requirement, but it intends to exercise this right only under extraordinary circumstances.

In addition, the company’s Governance Principles require Directors who change their principal occupation, position, or responsibility held at the time of election to submit a letter of resignation to the Board and a judgment will be made in each case as to the appropriateness of continued membership under the circumstances.

Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees

During the past seven years, the Corporate Governance Committee has conducted a number of director searches utilizing third party search firms; six of the current ten directors were identified in this manner. Specifically, Messrs. Higgins and Minnich joined the Board in 2009; Mr. Rabaut in 2008; Ms. Garrison in 2006; and Messrs. Huston and Swift in 2002. In addition, Mr. Keating was appointed to the Board in 2007 at the time he joined the Company as President. Ms. Kraus and Messrs. Callaway and Barents have served on the Board since the mid-nineties.

The Corporate Governance Committee is responsible for reviewing with the Board, on a periodic basis, the appropriate characteristics required of Board members in the context of the Board’s current composition. This includes review of the suitability for continued service of each Board member when his or her term expires and when he or she has a significant change in status. Overall, the assessment includes areas such as senior leadership positions; professional experience in areas relevant to the Company’s businesses, including aerospace, industrial distribution, international, government, regulatory, mergers and acquisitions, financial, accounting, human resources or information technology systems experience; other public company board service; diversity, age and evidence of the intangible characteristics that are vital to the successful operation of any Board. Diversity in this context has traditionally referred to encouragement of the identification of candidates from so-called “minority” categories, including women and individuals of varied national origin. Consideration of diversity has been an element communicated to the third-party search firms in each of the director searches in the past several years.

The Board believes that intangible characteristics include a demonstrated understanding of a director’s policy making role while constructively challenging management to seek and attain competitive targets and increase shareholder value; a demonstrated understanding of the company’s values and strategic plan; capacity for critical thought; maintenance of objectivity in not being unreasonably influenced by personal experience or other Board members in situation analysis; and the independence required for participation on the Board and its committees. In addition, Board members are evaluated with respect to their active contributions, including regular attendance and preparation for/participation at meetings while maintaining an ongoing understanding of the issues and trends affecting the Company.

In addition to these intangible characteristics, specific experience, qualifications, attributes and skills that the Board believes qualify each current director for his or her position on the Board are summarized below. This description is not intended as an exclusive description of the types of expertise or contributions provided by each Director.

Brian E. Barents – Mr. Barents has an extensive history of senior executive leadership and board participation in the aerospace industry, including as Chief Executive Officer of both Galaxy Aerospace Corp. and Learjet, Inc. and board memberships during the past five years at CAE, Inc., Hawker Beechcraft, Nordam Corp. and Aerion Corp. His professional background provides the Board with additional perspectives about the aerospace industry from both commercial and defense-related standpoints as well as regarding marketing and sales trends, and international markets.

E. Reeves Callaway III – Mr. Callaway is the Founder and Chief Executive of his own engineering services firm which is involved in the high technology composites industry and has presence in Europe and the U.S.. With this background, Mr. Callaway provides the Board with senior executive insight into the conduct of global operations, the composites business, and marketing and sales trends.

Karen M. Garrison – Ms. Garrison brings to the Board extensive experience in finance and accounting, from her Bachelor of Science degree in Accounting (Rollins College) and Master of Business Administration (Florida Institute of Technology) to progressively senior roles as Controller, Worldwide Controller, Vice President — Finance and Chief Financial Officer over a ten-year period during her tenure at Pitney Bowes and its subsidiary, Dictaphone Corporation. This experience was important to the Board in connection with her initial election as a means to provide additional depth of capability to the Finance and/or Audit Committees. In fact, during her previous tenure on the Board’s Audit Committee, Ms. Garrison was designated an “audit committee financial expert” as defined by SEC regulations. Ms. Garrison also has senior executive leadership and board experience, including as President of Pitney Bowes Business Services and board membership during the past five years at Greenpoint Financial (which was acquired by North Fork Bank), North Fork Bank, Standard Parking and Tenet Healthcare. Ms. Garrison’s experience provides operational insight, particularly from acquisition, human resources, information technology, government contracting and distribution perspectives.

A. William Higgins – Mr. Higgins’ professional background, including his current role as Chairman, CEO and President of CIRCOR International, provides the Board with additional perspective on international operations, the defense industry, acquisitions, and both distribution and aerospace markets. In addition to his service at CIRCOR, a global diversified manufacturer and supplier of products for commercial, military and public utility customers, Mr. Higgins had many years of increasingly senior roles at Honeywell International and Allied Signal which has provided him with a strong background in the aerospace industry. The fact that Mr. Higgins is a sitting CEO also provides the Board with important insights regarding the perspective of an executive leading another company of roughly similar size in the current global economic environment.

Edwin A. Huston – Mr. Huston provides the Board with in-depth finance experience from his Master of Business Administration — Finance (Harvard) to progressively senior roles at Ryder System, Inc., an international logistics and transportation services provider, over a thirty-year period. His roles at Ryder have included: Director of Financial Analysis, Assistant Treasurer, Vice President — Finance and Controller (of a company division), Senior Vice President of Finance and Executive Vice President and Chief Financial Officer, Senior Executive Vice President Finance and Chief Financial Officer and Vice Chairman. Mr. Huston is a Past Chairman of the Federal Reserve Bank of Atlanta, having served on that board from 1988 to 1993. This experience was important to the Board in connection with his initial election as a means to provide additional depth of capability to the Audit Committee. Mr. Huston has served as the Board’s Audit Committee chairman since 2006 and is designated an “audit committee financial expert” as defined by SEC regulations. Mr. Huston has also served on the boards and audit committees of several other companies during the past five years, including Unisys Corporation, Hackett Group, Enterasys Networks, Inc. and the Tennenbaum Opportunity Fund. Mr. Huston’s senior-level operational background at Ryder System also provides the Board with additional perspective on strategic planning, information technologies and elements of the distribution industry.

Neal J. Keating – Mr. Keating has an extensive history of senior executive leadership and board participation in both of the Company’s business segments (Aerospace and Industrial Distribution) with emphasis on international operations and acquisitions experience. His roles have included Chief Operating Officer at Hughes Supply (wholesale distributor purchased by Home Depot), Managing Director/Chief Executive Officer of GKN Aerospace, Executive Vice President and Chief Operating Officer at Rockwell Collins, Commercial Systems (commercial aerospace) and a director on the main board of GKN plc and Agusta Westland. The Board believes that Mr. Keating’s combined role of CEO and Chairman provides the Company’s shareholders with the benefits of Board leadership by an executive with extensive professional background as well as day-to-day knowledge of the Company’s businesses and markets, strategic plan execution, and future needs.

Eileen S. Kraus – Mrs. Kraus provides the Board with broad financial and operational management experience in the banking industry, having served in several positions at Fleet Bank, N.A. and its predecessors over approximately a twenty-year period, the last position being Chairman of Fleet Bank Connecticut, from which she is now retired. Her industry experience provides the Board with additional perspective on the banking and financial industries, and marketing and acquisitions. She also has significant board organizational leadership experience with manufacturing companies, including membership on the Corporate Governance Committee of the boards of The Stanley Works and Rogers Corporation; at Rogers Corporation she is Chairman of that committee. She is also chairman of The Stanley Works board audit committee.

George E. Minnich – Mr. Minnich provides the Board with extensive financial and accounting experience gained over a more than thirty-five year career, including some twenty years as a Certified Public Accountant with Price Waterhouse in increasingly senior positions culminating in Audit Partner; twelve years in roles from Vice President and Controller of United Technologies Corporation to Vice President and Chief Financial Officer of that corporation’s Carrier and Otis Elevator divisions; and subsequently as Senior Vice President and Chief Financial Officer at ITT Corporation. Mr. Minnich also possesses a Bachelor of Science degree in Accounting (Albright College). This experience was important to the Board in connection with his initial election as a means to provide additional depth of capability to the Finance and/or Audit Committees. In fact, as a current member of the Audit Committee, he is designated an “audit committee financial expert” as defined by SEC regulations. Mr. Minnich has also served on the boards and audit committees of other organizations during the past five years, including AGCO Corporation, a manufacturer and distributor of agricultural equipment and Guilford Mills, Inc., a privately-owned supplier of fabric to the auto industry. Mr. Minnich’s senior-level operational background also provides the Board with additional perspectives regarding the aerospace industry, defense contracting, international sales and acquisitions.

Thomas W. Rabaut – Mr. Rabaut has an extensive history of senior executive leadership in the defense industry, including as President and Chief Executive Officer of United Defense Industries, Inc. (subsequently acquired by BAE Systems), President of the Land & Armament operating group of BAE Systems and currently a senior advisor role with the Carlyle Group (a private equity firm) focusing on defense, aerospace and general industry. At Carlyle, Mr. Rabaut also serves in the chairman role at ARINC, a Carlyle portfolio company that provides communication and information technology products and services to government and industry. Early in his career, Mr. Rabaut was also associated with FMC Corporation, a predecessor of United Defense Industries, for about seventeen years in a variety of increasingly senior operations roles. Mr. Rabaut is also a director of Cytec Industries, a premier supplier of advanced composite products. His professional and board experience provide the Board with additional perspectives about the aerospace industry, defense markets, international markets, acquisitions from both commercial and defense-related standpoints as well as market and sales trends.

Richard J. Swift – Mr. Swift brings to the Board broad operations management experience in a career with Foster Wheeler, Ltd., a global provider of engineering, construction and other services, that spanned almost thirty years and involved increasingly senior executive leadership positions culminating in his role as Chairman and CEO for seven years. Mr. Swift also has finance experience with a Masters of Business Administration (Fairleigh Dickinson University) and service in the role of Chairman of the Financial Accounting Standards Advisory Council for about five years. He is also a Licensed Professional Engineer. In addition, he has board and audit committee membership experience with international and defense-related companies, including Ingersoll-Rand Company, Ltd, Public Service Enterprise Group Incorporated, Hubbell Incorporated, and CVS Caremark Corporation. This experience was important to the Board in connection with his initial election as a means to provide additional depth of capability to the Audit Committee. Mr. Swift’s background also provides the Board with additional perspective on international operations, acquisitions, and finance-related matters.

At this time, the Board believes that each of these directors possesses the experience, qualifications, attributes and skills as well as the intangible characteristics described above, which, taken together, qualify them for their positions on the Board.

Committee Responsibilities
Corporate Governance Committee

The Corporate Governance Committee is composed of the chairpersons of the standing committees and the Lead Director, if the Lead Director is not already a Committee chairperson. The current members of the Committee are:

Eileen S. Kraus, Chair and Lead Director
Karen M. Garrison (Chair of the Finance Committee)
Edwin A. Huston (Chair of the Audit Committee)
Richard J. Swift (Chair of the Personnel & Compensation Committee)

The Corporate Governance Committee charter requires that each Committee member satisfy the independence requirements of Nasdaq rules, as such requirements may be amended from time to time and further, that each member be free from any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment. All members of the Corporate Governance Committee meet these requirements. The Corporate Governance Committee’s charter can be accessed on the company’s web site at www.kaman.com by first clicking on “Corporate Governance,” then “Board Committee Charters” and “Corporate Governance Committee.”

The Committee assists the Board in fulfilling responsibilities related to corporate governance and also constitutes the board’s nominating committee. The Committee’s responsibilities include: board and committee organization, membership, compensation, function and performance; establishment of annual performance goals for the Chief Executive Officer and evaluation of his performance against those goals, with the evaluation being then reviewed first with the Personnel & Compensation Committee and then with the Board in executive session; succession planning for executive management; development and periodic review of governance policies and principles for the company; ongoing development and evaluation of the policies, practices, and functioning of the Board and its fulfillment of legal responsibilities in a manner that effectively serves the interests of the company’s shareholders; monitoring director compliance with stock ownership guidelines; consideration and recommendation of shareholder proposals; establishment of selection criteria for, and review and recommendation of, new Board members; administration of the Company’s policy regarding director elections as described at page 2 of this proxy statement; assuring that each standing Committee annually evaluates its own performance; recommendation of guidelines and procedures to be used by Directors and the Committee in evaluating Board performance and managing the annual performance evaluation process; recommendation of director compensation; recommendation of candidates for successor to the Chief Executive Officer; and assuring that management has established and maintains a process for filling senior executive positions other than the Chief Executive Officer.

The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically, but not less than annually, review and revise the charter, as appropriate.

Director Nominees

The Corporate Governance Committee is responsible for reviewing with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members as described in the Specific Experience, Qualifications, Attributes and Skills of Current Board Members and Director Nominees section of this proxy statement at page 7. The Board is responsible for selecting its own members and in recommending them for election by the shareholders. The Board delegates the screening process involved to the Corporate Governance Committee, which consults with the Chairman and Chief Executive Officer and a third-party consultant, after which it provides recommendations to the Board. While the Corporate Governance Committee does not have specific minimum qualifications for potential directors, its policy is that all candidates, including those recommended by shareholders, will be evaluated on the same basis. A search was conducted in 2009 utilizing a nationally recognized third-party consultant to assist in identifying potential candidates. In general, the consultant is provided with the Committee’s assessment of the skill sets and experience required in the context of current Board composition and will identify potential candidates for introduction to the Committee; thereafter, consideration of any such individuals is the responsibility of the Committee in consultation with the Chief Executive Officer. The 2009 search resulted in the Committee’s recommendation of Mr. Minnich for election to the Board in June 2009. The fee for this search was $80,000 plus out of pocket expenses.

Under the company’s Bylaws, only individuals nominated in accordance with certain procedures are eligible for election as directors of the company (except for the rights of preferred stock holders, of which there are none). Generally, nominations are made by the Board of Directors or any shareholder (i) who is a stockholder of record on the date of the giving of written notice and on the record date for the determination of stockholders entitled to notice of and to vote at a meeting where directors are to be elected, and (ii) who provides advance written notice, all of the foregoing in accordance with the Bylaws. A shareholder’s written notice of a proposed nomination must describe (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person, if any, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 (“Exchange Act”), and its rules and regulations. The shareholder making the proposal must also provide (i) its name and record address, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the shareholder, (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and its rules and regulations. The written notice must be accompanied by a written consent of each proposed nominee to being named or referred to as a nominee and to serve as a director if elected. The Board may require any proposed nominee to furnish such other information (which may include meetings to discuss the furnished information) as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

Audit Committee

The current members of the Audit Committee are:

Edwin A. Huston, Chair
Brian E. Barents
Eileen S. Kraus
George E. Minnich

The Audit Committee’s charter requires that each Committee member: (a) satisfy the independence requirements of Nasdaq rules, the Exchange Act, and the applicable rules and regulations of the SEC, as such requirements, rules and regulations may be amended from time to time; and (b) be free from any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director and as a member of the Committee. All members of the Audit Committee meet these requirements. In addition, if a Committee member simultaneously serves on the audit committees of more than three companies whose stock is publicly traded (including this Committee), the Board must determine that such service would not impair such member’s ability to serve effectively on this Committee; no such determination is currently required. The Audit Committee’s charter can be accessed on the company’s web site at www.kaman.com by first clicking on “Corporate Governance,” then “Board Committee Charters” and “Audit Committee.” The company’s Board of Directors has determined that Edwin A. Huston and George E. Minnich are “audit committee financial experts” within the meaning of Item 407(d)(5) of Regulation S-K and that each member of the Audit Committee is “independent” as that term is defined in Nasdaq rules.

The Committee is responsible for assisting the Board in fulfilling the Board’s responsibility to oversee the company’s financial reporting and accounting policies and procedures, internal controls over financial reporting, and the annual independent audit of the company’s financial statements. Its responsibilities include selection, evaluation, determination of compensation, and, where appropriate, replacement of the company’s independent registered public accounting firm, which firm reports directly to the Committee; review and consultation with the independent auditor, internal audit director, and management concerning annual and quarterly financial results and in the case of annual financial results, a determination whether to recommend to the Board that the audited financial statements for the preceding fiscal year be included in the company’s Annual Report on Form 10-K; annual evaluation of the qualifications, performance, effectiveness and independence of the company’s independent auditor and internal audit director; monitoring the company’s business risk assessment framework and principal business risks with management, the independent auditor and the internal audit director (however, this Committee is not the only board committee that reviews such business risks), and pre-approving all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by its independent auditor (which approval authority has been delegated to the Committee’s chairman for certain immaterial items subject to ratification at the Committee’s next meeting).

The Committee has also established a policy for the company’s hiring of current or former employees of the independent auditor to ensure that the auditor’s independence under applicable SEC rules and accounting standards is not impaired. The Committee reviews disclosures, if any, made to the Committee by the company’s Chief Executive Officer and Chief Financial Officer during their certification process for the company’s periodic reports under the Exchange Act regarding: (a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information; and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal controls over financial reporting. The Committee has also established, and monitors management’s operation of, and procedures for: the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, auditing, or other matters; as well as the confidential, anonymous submission by the company’s employees of concerns regarding questionable accounting, auditing, or other matters. The Committee meets regularly in executive session with the chief internal audit director and the independent auditor without management present.

The Committee’s charter reflects these responsibilities and the Committee and the Board periodically, but not less than annually, review and revise the charter, as appropriate. The Corporate Governance Committee of the Board recommends to the Board, and the Board determines, the Committee’s membership.

Personnel & Compensation Committee

The current members of the Personnel & Compensation Committee are:

Richard J. Swift, Chair
Brian E. Barents
E. Reeves Callaway III
Thomas W. Rabaut

The Personnel & Compensation Committee’s charter requires that each Committee member meet the definitions of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and the definition of “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and otherwise meet all Nasdaq independence requirements. All members of the Personnel & Compensation Committee meet these requirements. The Personnel & Compensation Committee’s charter can be accessed on the company’s web site at www.kaman.com by first clicking on “Corporate Governance”, then “Board Committee Charters” and “Personnel & Compensation Committee.”

The Committee’s role is to review and approve the terms of, as well as oversee, the company’s executive compensation strategies (including the plans and policies to execute those strategies), administer its equity plans (including review and approval of equity grants to executive officers) and annually review and approve compensation decisions relating to executive officers, including those for the Chief Executive Officer (CEO) and the other executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers”) at page 35. This Committee considers the CEO’s recommendations when determining the compensation of the other executive officers. The CEO has no role in determining his own compensation although as part of the annual CEO evaluation process, he prepares a self-assessment for review by the Corporate Governance Committee, which shares that evaluation with this Committee. This Committee then submits its determinations regarding proposed CEO compensation at an executive session of the Board for consideration and approval.

The Committee also monitors management’s compliance with stock ownership guidelines adopted from time to time by the Board; reviews and approves employment, severance, change in control (“change in control” or “Change in Control”), and termination arrangements for all executive officers who are subject to Exchange Act Section 16 reporting obligations; periodically reviews the company’s policies and procedures for management development; and prepares the Committee’s report for inclusion in the Company’s annual proxy statement which evidences review and approval of the Compensation Discussion & Analysis included herein and also reviews and approves such other reports to shareholders as may be required by SEC or Nasdaq rules and regulations.

During each of the last six years, the Committee has directly engaged Geoffrey A. Wiegman, founder and president of Wiegman Associates LLC, an independent compensation consulting firm, to assist the Committee in fulfilling its responsibilities (Mr. Wiegman is sometimes referred to in this proxy statement as the “independent consultant”). This independent consultant attends each Committee meeting, including executive sessions. Mr. Wiegman advises the Committee on marketplace trends in executive compensation, evaluates proposals for compensation programs and executive officer compensation decisions and has also provided services to the Corporate Governance Committee in connection with its evaluation of director compensation. He may interact with Company management in his capacity as an advisor to the Committee. He is retained directly by the Committee and his invoices are submitted to the Committee chairman for approval and payment by the company. The Committee determines Mr. Wiegman’s assignments and provides the instructions for completing those assignments. The independent consultant may time to time also provide services at the request of the Company’s management that are not related to his work for the Committee, however any work for management must be approved by the Committee. The independent consultant did not perform any assignments for management during the 2009 fiscal year. He does not provide any services to the Board or the Company beyond those related to executive or director compensation.

The Committee regularly meets in executive session with its independent consultant without any participation by management. The Committee’s Chair regularly reports the Committee’s recommendations on executive compensation to the Board of Directors. The Committee is supported in its work by the company’s human resources, legal and financial management personnel and its charter provides for the retention of independent third-party consultants and experts. The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically, but not less than annually, review and revise the charter, as appropriate. The Corporate Governance Committee of the Board recommends to the Board, and the Board determines, the Committee’s membership.

Compensation Committee Interlocks and Insider Participation

None of the members of the Committee was an officer or employee of the company or any of its subsidiaries during 2009. During 2009, no executive officer of the company served as a director of, or as a member of, the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of the Board or on the Board’s Personnel & Compensation Committee.

Finance Committee

The current members of the Finance Committee are:

Karen M. Garrison, Chair
E. Reeves Callaway III
A. William Higgins
George E. Minnich
Thomas W. Rabaut

The Finance Committee’s charter requires that each of its members not be currently employed by the company and be free of any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment. All of the Finance Committee’s members meet these requirements. The Committee’s charter can be accessed on the company’s web site at www.kaman.com by first clicking on “Corporate Governance,” then “Board Committee Charters” and “Finance Committee.”

The Committee assists the Board in fulfilling its responsibilities concerning matters of a material financial nature, including the Company’s strategies, policies and financial condition as well as its insurance-related risk management programs, and to oversee the company’s administration of its tax-qualified defined contribution and defined benefit plans. The Committee’s responsibilities include review of the company’s annual business plan from the perspective of profit/loss, funds flow, capital spending and financing requirements as well as long range planning strategies; periodic review of the company’s risk management program from an insurance coverage perspective; regular meetings with management’s Pension Administrative Committee to review the performance of the Kaman Corporation 401(k) Plan (formerly the Thrift and Retirement Plan) and the Kaman Corporation Employees’ Pension Plan; strategic and operational review of all forms of major debt issuances; review of the financial aspects of proposed acquisitions or divestitures that exceed transaction levels for which the Board has delegated authority to management, including consideration of any substantial diversification of the company’s business and methods of financing; periodic advice and consultation with management regarding the company’s relationship with its lenders, compliance with financing agreements, including debt covenants, and dividend planning, use of significant derivative instruments, any significant foreign currency positions, and stock repurchase programs.

The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically, but not less than annually, review and revise the charter, as appropriate. The Corporate Governance Committee of the Board recommends to the Board, and the Board determines, the Committee’s membership.

The Board’s Role in Oversight of the Company’s Risk Management Process

The Board of Directors oversees the Company’s processes to identify, report and address risks across the full spectrum of Company operations. To that end, each of the Board’s Committees has been delegated responsibility for evaluating specific risk management processes and issues resulting therefrom. The Board receives regular reports from these Committees and, where appropriate, takes action related to the subject matter. The Board also conducts direct oversight of certain risk management processes.

The following is a description of specific Board Committee risk management oversight activities, which is not intended to be exhaustive in nature. The Audit Committee has the Company’s Internal Audit Department as a direct report to the Committee and the Committee regularly reviews with management the Company’s financial reporting and accounting policies, internal controls over financial reporting, internal accounting controls, business risk assessment framework and principal business risks, and Code of Business Conduct compliance. The Finance Committee reviews the Company’s short and long-term business plans, certain proposed acquisitions or divestitures (including consideration of any substantial diversification from current business operations), any significant debt/equity issuances, and risk management programs from an insurance coverage perspective. The company’s Assistant Vice President — Corporate Risk, Safety and Environmental Management also reports directly to the Committee on a periodic basis. The Personnel & Compensation Committee reviews and approves the Company’s executive compensation strategies and programs related to annual, longer term and equity incentives and the business unit and corporate performance goals associated therewith, monitors management progress in compliance with stock ownership guidelines, considers and approves all employment-related agreements or termination arrangements with the Company’s Exchange Act Section 16 “executive officers” and periodically reviews policies related to management development. The Corporate Governance Committee reviews the Company’s succession plan for the CEO and other top senior management, assures annual evaluation of Board performance, establishes selection criteria for new directors, and manages the annual CEO evaluation process. The charters of each Committee are more fully described above beginning at page 10.

In addition to its consideration of matters brought to its attention by the Board’s Committees, the Board conducts direct oversight of various business risk management functions. At each meeting, the entire Board receives senior management reports about current developments in Company operations as well as the identification of, and progress in addressing, the principal business risks reported upon to the Audit Committee. Beginning in February 2010, the Board also receives a direct report from management regarding its Enterprise Risk Management program for identification and development of mitigation activities relative to longer-term business risks; the Board will also receive periodic updates on this subject. In addition to the regular reports provided regarding current principal business risks, the Audit Committee will also periodically receive summary reports regarding the Enterprise Risk Management program. Annually, the Board reviews and approves the strategic plan objectives of the Company and its business segments with periodic reviews thereafter about progress to that plan and any changes that are being considered. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure at least in part due to the level of direct communication that the Board and its Committees’ experience with a variety of management employees that are involved in operations, finance, human resources, risk management and legal roles.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon information provided to the company by persons required to file reports under Section 16(a) of the Exchange Act, there were no Section 16(a) reporting delinquencies during 2009.

Code of Business Conduct

The company has for several years maintained a Code of Business Conduct applicable to all of its employees and the Board of Directors. This Code of Business Conduct is also applicable to the company’s principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions. The current Code of Business Conduct, which was last amended in October 2009, may be accessed on the company’s web site at www.kaman.com by first clicking on “Corporate Governance” and then “Kaman Code of Conduct”.

Communications with the Board

Shareholders or others wishing to communicate with any member of the Board of Directors, a Board Committee, or the Lead Director may do so by mail, addressed to Kaman Corporation Corporate Headquarters, c/o Corporate Secretary, 1332 Blue Hills Ave., Bloomfield, Connecticut 06002 or by e-mail through the Kaman Corporation web site at www.kaman.com using the tab “Contact Information” and choosing the “Corporate Secretary’s Office” link. The Corporate Secretary will compile all such communications and forward each item to the individual to whom it is directed or, if the communication is not directed to any particular Board member, to the entire Board. Items that the Corporate Secretary determines are frivolous, unlawful or that constitute commercial advertisements will not be included.

Director Education

The Board maintains a policy that Directors should be regularly exposed to discussion of current developments in their roles and responsibilities as directors and to information relevant to the market segments in which the company operates. During the past few years, the Board has received presentations from outside industry experts regarding developments and trends in certain market segments and participated in training sessions regarding the company’s Code of Business Conduct. Most Directors participated in these sessions. Directors are also encouraged to attend seminars that are relevant to their responsibilities as directors, for which they are reimbursed.

The Board and the company have an orientation process for new Directors that includes background material, meetings with senior management and visits to company facilities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Stock Ownership Of Directors and Executive Officers

The following is information concerning beneficial ownership of the company’s Common Stock by each Director and Director nominee of the company, each executive officer of the company named in the Summary Compensation Table, and all Directors and executive officers of the company as a group, as of February 1, 2010. Ownership is direct unless otherwise noted.

Name	Number of Shares Beneficially Owned as of February 1, 2010		Percentage
Brian E. Barents	13,500		*
E. Reeves Callaway III	8,500		*
Candace A. Clark	66,110	(1)	*
William C. Denninger	11,993	(2)	*
Ronald M. Galla	50,806	(3)	*
Karen M. Garrison	8,000		*
A. William Higgins	2,000		*
Edwin A. Huston	11,500		*
Neal J. Keating	127,334	(4)	*
Eileen S. Kraus	16,105		*
George E. Minnich	2,000		*
Thomas W. Rabaut	8,400		*
Gregory L. Steiner	21,292	(5)	*
Richard J. Swift	9,000		*
All Directors and Executive Officers as a group	418,016	(6)	1.62%

*	Less than one percent.
(1)	Includes 34,000 shares subject to stock options exercisable or which will become exercisable within 60 days.
(2)	Includes 2,000 shares subject to stock options exercisable or which will become exercisable within 60 days.
(3)	Includes 40,027 shares held jointly with spouse. Includes 10,779 shares subject to stock options exercisable or which will become exercisable within 60 days.
(4)	Includes 14,000 shares held in a trust of which Mr. Keating and his spouse are trustees.
(5)	Includes 8,005 shares subject to stock options exercisable or which will become exercisable within 60 days,
(6)	Includes 71,603 shares subject to stock options exercisable or which will become exercisable within 60 days.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2009 concerning Common Stock issuable under the company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and right (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2003 Stock Incentive Plan*	889,876	$18.50	488,214
Employees Stock Purchase Plan	—	—	280,930
Equity compensation plans not approved by security holders	—	—	—
2003 Stock Incentive Plan(1)	—	—	2,000,000
Employees Stock Purchase Plan(2)	—	—	500,000
Total	889,876	$18.50	3,269,144

*	Includes securities to be issued upon exercise of outstanding options granted under a predecessor plan.
(1)	Includes 2,000,000 additional shares authorized for issuance under the 2003 Stock Incentive Plan, as amended by the Board of Directors on October 13, 2009, subject to shareholder approval, see Proposal No. 2, “Approval of the Company’s 2003 Stock Incentive Plan”, below.
(2)	Includes 500,000 additional shares authorized for purchase by the company’s employees under the Employees Stock Purchase Plan, as amended by the Board of Directors on October 13, 2009, subject to shareholder approval, see Proposal No. 3, “Approval of the Company’s Employees Stock Purchase Plan”, below. Please also refer to Footnote 20 contained in the company’s audited consolidated financial statements for the year ended December 31, 2009 in its Annual Report to the SEC on Form 10-K.

Beneficial Owners Of More Than 5% Of Common Stock

Following is information about persons known to the company to be beneficial owners of more than five percent (5%) of the company’s voting securities. Except as otherwise indicated, all information is given as of February 1, 2010.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock
Gabelli Funds, LLC(1)	3,779,598	14.66
One Corporate Center Rye, NY 10580
BlackRock, Inc. f/k/a Barclays Global Investors, N.A.(2)	2,207,993	8.57
40 East 52nd Street New York, NY 10022

(1)	As reported on Amendment No. 14 to Schedule 13D filed with the SEC on April 6, 2009 and includes shares held by GAMCO Investors, Inc., MJG Associates, Inc., Gabelli Advisors, Inc., GGCP, Inc., and Gabelli Securities, Inc.
(2)	As reported on a Schedule 13G filed with the SEC on January 20, 2010 and includes shares held by BlackRock, Inc, f/k/a Barclays Global Investors, N.A.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction. This discussion and analysis provides information about the elements of our executive compensation program for Named Executive Officers and describes the role, responsibilities and philosophy of our Board’s Personnel & Compensation Committee (the “Committee”), which oversees the design and operation of the program. Our goal is to attract, retain and motivate talented individuals to achieve annual and longer-term financial goals for the Company that will drive increases in shareholder value. The key compensation program elements that have been used to accomplish this are base salary, annual cash incentives, long-term incentives, benefits (including certain perquisites) and retirement benefits.

Please note that the discussion that follows may contain statements regarding future individual or company performance targets and goals. These targets and goals are disclosed in the limited context of the company’s executive compensation program and should not be understood to be statements of management expectations or estimates of results or other guidance. We specifically encourage investors not to apply these statements in other contexts.

Highlights. In light of the difficult economic conditions that affected both of the Company’s business segments during 2009, the following actions were taken that impacted base salary levels for many employees:

•	2009 base salaries remained at the 2008 level for all Corporate officers, including Messrs. Keating, Denninger and Galla and Ms. Clark, and for Mr. Steiner, president of the Aerospace segment and Mr. Cahill, president of the Industrial Distribution segment;
•	Each Corporate officer took a one-week furlough during 2009 resulting in a reduction of 2009 base salary. Each Named Executive Officer also took one week furloughs. The effect upon annual base salary is reflected in the Summary Compensation Table at page 35 for all Named Executive Officers.

As with 2008, a majority of total direct compensation (excluding benefits) earned by the Named Executive Officers during 2009 was in the form of short-term (annual cash incentive award) and long-term performance-based cash award opportunities (LTIP Awards), which are directly linked to the Company’s financial performance. In fact, 71% of Mr. Keating’s total direct compensation opportunity in each of the past two years has been directly linked to the Company’s financial performance. The Committee determines the threshold, target and maximum level of total direct compensation for all of our Named Executive Officers using a market report prepared by the Committee’s independent consultant based upon nationally recognized surveys and a group of Russell 2000 companies of comparable revenues. This approach is intended to provide an opportunity for our Named Executive Officers to earn above average compensation (as measured by reference to Russell 2000 companies) only when the Company delivers above average financial results.

We link our annual cash incentive awards for Named Executive Officers who are Corporate level officers to the Company’s financial performance measured by our return on investment and growth in earnings per share as compared to the Russell 2000 Index for the immediate prior five-year period as well as performance against projected earnings per share. For the Russell 2000 Index comparison period related to cash incentive determinations for 2009, our return on investment and growth in earnings per share performance compared favorably with the Russell 2000 Index, which contributed significantly to the determination of 2009 annual cash incentives for the corporate Named Executive Officers. Only up to 10% of annual cash incentive awards for corporate level executives may be paid based on individual performance. The annual cash incentive awards for our Named Executive Officers who lead our business segments are determined based upon their accomplishment of predetermined business segment financial goals, which are compared to average results for the prior three-year period and partially to performance relative to other factors approved by the Committee.

We provide long-term incentives to our Named Executive Officers primarily in the form of LTIP Awards. Payments under these awards are made to the extent that the Company achieves pre-established performance targets over a three-year period, and no payment for a performance period may exceed the lesser of 200% of target or $3 million. The Company’s three year financial performance is measured by our average return on investment, compounded growth in earnings per share and total return to shareholders as compared to the Russell 2000 Index for the same three year period. If the executive has not met the Company’s share ownership requirements, up to one-third of the payment would be made in the form of the Company’s

Common Stock. In cases where a Named Executive Officer has not yet concluded his first LTIP performance cycle, the Committee has granted restricted stock awards and stock options to that Named Executive Officer, where appropriate. For the 2007 – 2009 performance cycle, we expect that our return on investment and growth in earnings per share will also compare favorably with the Russell 2000 Index, which would contribute significantly to the determination of the LTIP payment for that performance cycle.

With the advice of its independent consultant, the Committee has taken steps over the years to avoid promoting inappropriate risk taking by our Named Executive Officers. As discussed below, we have share ownership requirements, place limits on cash based performance payments and use over lapping performance periods under the LTIP Awards. We do not regularly grant stock options to our Named Executive Officers and they do not have significant leverage through stock options awards they have received. Please also refer to management’s discussion of its review of incentive programs applicable to executives who are not Named Executive Officers which is located under the caption “Risk Assessment of Compensation Policies and Practices” at page 52.

Oversight of the Executive Compensation Program

The Committee directs the design of, and oversees, our executive compensation program. A detailed discussion of the Committee’s structure, roles and responsibilities and related matters and the role of the independent consultant can be found above under the caption “Personnel & Compensation Committee” on page 13.

Following is a discussion of our executive compensation program as it relates to the company’s Named Executive Officers.

Executive Compensation Philosophy

We believe that it is important to maintain objective and measurable goals in the design and administration of our executive compensation program and that the performance-based elements of the program should reflect the degree to which such goals are achieved. Periodically the Committee reviews its approach in the context of the company’s operations and strategic direction and has determined that it continues to be appropriate. We also believe that base salary, annual cash incentives, long-term incentives and benefits should reflect current market practices, both individually and in total, for companies of similar size. Offering competitive pay opportunities enables the company to maintain a stable and successful management team.

The performance-based elements of the program typically consist of annual cash incentive awards under the company’s Cash Bonus Plan and awards under the company’s Stock Incentive Plan (which includes the LTIP feature). These plans have been developed with the assistance and advice of our independent consultant to emphasize achievement of specific annual and long-term financial goals and strategies as a prerequisite for payouts under either plan, all in the context of the total executive compensation program. This focus on goal achievement is balanced by policies and plan features that emphasize the executive’s alignment with the Company’s shareholders. These include the existence of stock ownership guidelines, the LTIP feature of the Stock Incentive Plan that requires executives to receive at least one-third of an award payment in Company stock if stock ownership guidelines have not been met, and caps imposed upon total awards that can be earned under the Cash Bonus Plan and on cash-based LTIP Awards under the Stock Incentive Plan.

Compensation Policies

External Market Practices

The Committee does not use a peer group of companies to benchmark compensation. To date, the Committee has been unable to identify direct competitors that could be considered suitable peers either for the company as a whole or for its subsidiaries due to the ongoing diversity within business segments. Instead, the Committee uses a market report prepared biennially by the independent consultant (the most recent report being completed in 2009) that estimates the 25th percentile, 50th percentile and 75th percentile for base salary, annual cash incentive awards and the annualized cash value of long-term incentives based on information for manufacturing companies contained in nationally recognized compensation surveys published by Hewitt Associates and Towers Watson, two large independent consulting firms. Exhibit 1 to this proxy statement identifies these surveys (which are not prepared at the Company’s request), along with the number, type and size of the covered organizations. In all cases, the revenue size of organizations was adjusted by the independent consultant for each position to provide a more accurate view of the market data. This revenue-size adjustment was made utilizing a regression analysis applied to the scope of each position, generally based on revenue responsibility. In order to test the reliability of this information, the independent consultant evaluated the compensation levels of a sample of twenty-three (23) other Russell 2000 companies having annual revenues approximately those of the Company, which are also identified on Exhibit 1 to this proxy statement. These are the same companies that the Company has sampled in prior years except for one company that was acquired during 2009. The independent consultant has advised the Committee that the data from this sample is consistent with the national compensation surveys when adjusted for company size. The Committee has taken into account these results in determining base salary, annual cash incentive targets and long-term incentives for the Named Executive Officers. The independent consultant presented his most recent report to the Committee in 2009. Set forth below is a comparison of the base and target incentive annual cash award opportunities for our Named Executive Officers for 2009 as compared to competitive market base salaries and target cash incentive award percentages for similar positions contained in the surveys and Russell 2000 sample described above.

Neal J. Keating	Base Salary	Target Annual Cash Incentive Award %
Market Median	$795,000	100%
Kaman	$675,000	80%

William C. Denninger	Base Salary	Target Annual Cash Incentive Award %
Market Median	$381,500	60%
Kaman	$440,000	50%

Gregory L. Steiner	Base Salary	Target Annual Cash Incentive Award %
Market Median	$429,600	60%
Kaman	$335,000	50%

Candace A. Clark	Base Salary	Target Annual Cash Incentive Award %
Market Median	$332,400	50%
Kaman	$339,000	50%

Ronald M. Galla	Base Salary	Target Annual Cash Incentive Award %
Market Median	$284,100	50%
Kaman	$293,000	45%

Market Positioning

The Committee’s policy is that the base salary, annual cash incentive targets, the annualized value of long-term incentives and other benefits, perquisites and retirement programs should each, over time, approximate the market median. Annual cash incentive targets and annualized value of long-term incentives for each Named Executive Officer are currently at or below market medians. Currently, Mr. Keating and Mr. Steiner are positioned below the midpoint of their salary grades, Ms. Clark and Mr. Galla are at the midpoint, and Mr. Denninger is positioned above the midpoint, based on the most recent market report prepared by the independent consultant. The primary reasons for individual variation of salaries from the market median include length of time in the current position and individual performance. Mr. Denninger’s 2009 base salary reflects his many years of experience as a chief financial officer in both the distribution and aerospace industries. Based on the manner in which the company manages base salaries, it is expected that actual and market salaries will converge over time. Since annual cash incentive targets, the annualized value of long-term incentive targets and retirement income formulas are applied to actual annual base salaries, total compensation levels may similarly differ from market median total compensation levels.

This policy results in a greater percentage of performance-based total direct compensation (excluding benefits) for the Named Executive Officers. The table below shows 2009 total performance-related percentages for the Named Executive Officers, which are essentially the same as for 2008 except for Messrs. Denninger and Steiner, whose first LTIP Awards were made effective January 1, 2009.

Allocation of 2009 Total Direct Compensation Package (Excluding Benefits)

	Fixed	Performance-Based*
Name	Salary (% of Total)	Annual Cash Incentive (% of Total)	Long-Term Incentive (% of Total)	Total Performance Related (% of Total)
Neal J. Keating	29%	24%	47%	71%
William C. Denninger	41%	20%	39%	59%
Gregory L. Steiner	41%	20%	39%	59%
Candace A. Clark	41%	20%	39%	59%
Ronald M. Galla	43%	19%	38%	57%

*	Percentages are based on target performance for the 2009 annual cash incentive and long-term incentive elements of compensation.

Allocation of 2008 Total Direct Compensation Package (Excluding Benefits)

	Fixed	Performance-Based*
Name	Salary (% of Total)	Annual Cash Incentive (% of Total)	Long-Term Incentive (% of Total)	Total Performance Related (% of Total)
Neal J. Keating	29%	24%	47%	71%
William C. Denninger	67%	33%	0%	33%
Gregory L. Steiner	67%	33%	0%	33%
Candace A. Clark	41%	20%	39%	59%
Ronald M. Galla	43%	19%	38%	57%

*	Percentages are based on target performance for the annual cash incentive and the long-term incentive elements of compensation.

Components of the Executive Compensation Program

The total compensation program for our Named Executive Officers has consisted of the following elements:

•	Base Salaries;
•	Annual Cash Incentive Awards;
•	Long-Term Incentives;
•	Retirement Benefits; and
•	Certain Other Benefits.

Base Salaries

The company provides each Named Executive Officer with a base salary in order to attract and retain his or her services from year to year. Base salary is initially established based upon the individual’s professional experience and knowledge of his or her area of management responsibility. The Committee annually reviews and determines base salaries of the CEO and other Named Executive Officers. Its determination regarding the CEO is subject to the Board’s approval. Adjustments to base salary are determined as follows: An overall salary increase budget guideline is developed, based on market data and the use of nationally recognized surveys of anticipated salary increases published by Buck Consultants, Hewitt Associates, Mercer, a subsidiary of Marsh & McLennan Companies, CompData Surveys, and World at Work. Within the overall budget guideline, a narrow range of salary adjustment percentages are then established for each salary grade, with slightly higher percentages for individuals who are below the grade midpoint and slightly lower percentages for individuals who are above the grade midpoint. Salary adjustments, if any, are then determined within this narrow range based upon an annual performance rating given to the officer by his or her supervisor. The performance rating determination is primarily based upon the officer’s level of substantive performance in executing each category of responsibilities as described in his or her position description.

The Committee’s recommendation to the Board regarding the CEO’s salary is made after consultation with the Corporate Governance Committee concerning its assessment of the CEO’s performance for the year. The Corporate Governance Committee solicited input from all independent directors in connection with the 2009 performance assessment.

The salaries for all of the company’s Named Executive Officers in 2009 are shown in the Summary Compensation Table that follows this Compensation Discussion and Analysis. Although the process outlined above was conducted, it was determined that given economic conditions at the time, there would be no increases in salary during 2009 for any Named Executive Officer.

Annual Cash Incentive Awards

Our annual cash incentive award plan (“Cash Bonus Plan”) is intended to reward employees for financial and operational performance that drives shareholder value and to focus our organization on meeting or exceeding designated individual goals. The plan provides employees, including our Named Executive Officers, the opportunity to earn cash awards for company and individual performance achieved during the fiscal year performance period. Amounts paid under our Cash Bonus Plan (other than due to individual performance goals or with respect to employees hired during the year) are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The plan components include:

•	an award opportunity (expressed as a percentage of base salary);
•	performance measures (such as growth in earnings per share);
•	a weighting for each performance measure toward the executive’s total award; and
•	a performance goal for each performance measure (such as a particular earnings per share target).

Award Opportunities

With the assistance of its independent consultant, the Committee establishes the target award opportunity for each Named Executive Officer based principally upon market practice as demonstrated by the Hewitt, Towers Watson and Russell 2000 surveys previously described, and our desired emphasis on performance-based pay. Positioning award targets at the market median underscores the Committee’s compensation strategy that annual cash incentive award levels should be at market median levels when performance meets targets approved by the Committee and the annual cash incentive award should only exceed median levels when performance exceeds the company’s targeted objectives.

The 2009 target performance award opportunity for each Named Executive Officer was as follows:

Named Executive Officer	2009 Award Opportunity Expressed as % of Base Salary
Neal J. Keating	80%
William C. Denninger	50%
Gregory L. Steiner	50%
Candace A. Clark	50%
Ronald M. Galla	45%

Based upon the most recent market study results reported by our independent consultant, the Committee, at its February 22, 2010 meeting, approved the following changes to the target cash incentive award opportunities for the Named Executive Officers for 2010:

Named Executive Officer	2010 Award Opportunity Expressed as % of Base Salary
Neal J. Keating	100%
William C. Denninger	60%
Gregory L. Steiner	60%
Candace A. Clark	50%
Ronald M. Galla	50%

Named Executive Officers at Corporate

Performance Measures

In accordance with the Cash Bonus Plan, actual cash incentive awards for Messrs. Keating, Denninger, and Galla and Ms. Clark are primarily determined by comparing the company’s actual financial performance for the calendar year with performance of the Russell 2000 Index companies. There is also the potential to provide up to an additional 10% based upon the executive’s achievement of individual performance goals for the year.

The Committee has concluded that investors seeking to invest in the company would compare its performance against other similarly sized companies as represented by the Russell 2000 Index and that the most likely measures affecting shareholder value over time are return on investment and growth in earnings per share. The Committee reviewed the continued appropriateness of this determination and reconfirmed its continued use for the year. Financial performance factors for 2009 consisted of actual return on investment and growth in earnings per share on a fully diluted basis compared to the Russell 2000 Index for the five-year period 2004 – 2008 and actual financial performance, as measured by the Company’s earnings per share, compared to the company’s 2009 business plan, with each factor given equal weight.

The company’s actual return on investment and growth in earnings per share performance for the fiscal year covered by this proxy statement is compared to the companies comprising the Russell 2000 for the immediate prior five-year period. If the company’s performance is at the median of the Russell 2000, the target cash incentive award will be earned. Company performance in the bottom quartile results in no cash incentive award payment; performance at the median results in a cash incentive award at 100% of target for the performance goal; and performance at the top of, or above, the top quartile results in a maximum cash incentive award payment at 200% of the target for the performance goal. Interpolation is used to determine payments for financial performance between the 25th percentile up to median, and above median up to the 75th percentile. This performance measurement methodology remains constant through the years although the performance of the Russell 2000 changes annually, thus increasing or decreasing the targets annually.

The company’s annual business plan is developed jointly by business segment and corporate senior management, incorporating revenue, earnings and cash flow generation goals that take into account global economic circumstances, market conditions, and existing or targeted business opportunities. The business plan is reviewed and approved by both the Board’s Finance Committee and the Board of Directors prior to the beginning of the year. The business plan performance goal is measured with reference to the extent to which the company’s actual earnings per share performance calculated on a fully diluted basis exceeds the business plan projection for earnings per share for the year. If the company’s actual earnings per share meets the business plan projection, the target award for this factor is earned. To the extent that actual earnings per share exceeds the business plan projection, a greater award is earned, up to a maximum of 200% of target.

2009 Company Annual Financial Performance

In early 2009, the Committee considered the impact that would be felt to the Company’s 2009 financial performance due to the material increase in pension expense that followed the decline in pension assets during 2008 in conjunction with the precipitous decline in the economy that began in the last half of that year. In reviewing the matter, the Committee received information from its independent consultant about the circumstances of other Russell 2000 Index companies in this regard and was advised by the independent consultant that only about one-third of the Index companies maintained defined benefit pension plans at the time and that the comparison period is the prior 5-year period. As a result, the Committee determined at its meeting on February 22, 2009 that pension asset levels at December 31, 2008 and pension expense for 2008 would be utilized in the determination of 2009 Company financial performance for 2009 annual cash incentive purposes only.

The following tables show the relationship between the Company’s 2009 actual financial performance (modified as described in the previous paragraph) and each performance factor described above, the degree to which each performance factor was attained, and the resulting overall corporate performance factor, the methods used to calculate the Return on Investment and Growth in Earnings per share performance factors, and the Russell 2000 Index comparison for the 25th percentile, median and 75th percentiles. In calculating annual financial performance for 2009, the overall corporate performance factor represents a combination of the results for each performance factor compared to its benchmark.

Benchmark 5 Year Russell 2000 Performance — 2004 – 2008

	25th Percentile	Median	75th Percentile
Compounded EPS Growth	-4.6%	8.6%	25.1%
Average Return on Investment	-2.0%	4.6%	10.1%

Diluted Earnings per Share
2008 Actual	2009 Plan	2009 Actual	2009 Modified**
$1.38	$1.42	$1.27	$1.50

	2009 Actual Results	Median Return For Prior 5-Year Period — Russell 2000	Percentage Of Factor Earned	Weighting Factor	% Of Target Award*
Return on Investment	10.4%**	4.6%	200%	33.3	66.0%
Growth In Earning per share – continuing operations	8.7%	8.6%	100.6%	33.3	33.2%
Actual versus projected performance	89.4%	N/A	78.8%	33.4	26.0%
Overall Corporate Performance Factor					125.2%

*	This column represents the product of the Percentage of Factor Earned figures multiplied by the Weighting Factor figure.
**	Reconciliation of diluted earnings per share and Invested Capital

Modified Earnings from Continuing Operations:	In millions	Per share
Reported earnings	$32.6	$1.27
Pension expense, net of tax	6.1	0.23
Modified earnings	$38.7	$1.50
Modified Invested Capital:
Reported shareholders’ equity	$312.9
Total reported debt	63.6
Total reported invested capital	$376.5
Add:
– Pension expense, net of tax	$6.1
Subtract:
– Amount recognized in other comprehensive income, net of tax	$(8.6)
Modified invested capital	$374.0

As these tables demonstrate, the return on investment performance factor produced twice the target compared to the median return for the Russell 2000 and the growth in earnings per share performance factors produced 1x the target compared to the median return for the Russell 2000. As a result, the performance results for each of these factors contributed more significantly to the overall corporate performance factor than the actual financial performance factor, which represented 78.8% of target.

2009 Individual Performance

Under the terms of the Cash Bonus Plan, the Committee may also grant a Corporate Named Executive Officer up to an additional 10% of his/her target award based upon the degree to which the officer attains his or her individual goals for the year. The degree of individual goal attainment is evaluated with reference to specific measurable written goals within the Named Executive Officer’s areas of responsibility that are determined between the executive and his or her supervisor at the beginning of the year. For 2009, Mr. Keating’s individual goals related to implementation of a process for achievement of strategic goals, managing our business plan in light of the difficult economic environment, improvement of the company’s free cash flow, providing the appropriate Board Committees with an overview of our succession planning process and management development approaches, and refining the company’s strategic plans in both business segments. Based on the extent to which the Board determined that these goals were achieved, Mr. Keating earned an additional 10% of his target award. Mr. Denninger’s 2009 individual goals related to the establishment of new financing arrangements, compliance with regulatory requirements, development of a plan for implementing international financial reporting standards, and management of the company’s cash flow generation. Based on the extent to which the Board determined that these goals were achieved, Mr. Denninger earned an additional 10% of his target award. Ms. Clark’s 2009 goals related to controlling overall legal costs, support of due diligence activities involved with potential acquisitions, and providing leadership and coordination in the management of company legal disputes. Based on the extent to which the Board determined that these goals were achieved, Ms. Clark earned an additional 10% of her target award. Mr. Galla’s individual goals included the establishment of a new telephone system for the Bloomfield, Connecticut campus that utilizes voice over IP and our fiber optic network, implementing the Kaman production/computing/networking system at the Wichita facility, upgrading the wireless scanning capability at our warehouses, and test and deployment of an enterprise backup solution. Based on the extent to which the Board determined that these goals were achieved, Mr. Galla earned an additional 10% of his target award.

Actual 2009 Cash Incentive Award Payments

In February 2010, the following total annual cash incentive awards earned for calendar year 2009 were made to the Named Executive Officers: Mr. Keating, $730,080; Mr. Denninger, $297,440; Ms. Clark, $229,164; and Mr. Galla, $178,261. These awards are reported in the “Non-Equity Incentive Compensation” column in the Summary Compensation Table. Expressed as a percentage of base salary at calendar year end, the payments were as follows: Mr. Keating: 108%; Mr. Denninger: 68%; Ms. Clark: 68%; and Mr. Galla: 61%. These awards reflect corporate achievement at 125.2% of the Company’s target performance plus the percentages indicated above for attainment of individual goals.

Business Segment Named Executive Officer.

Performance Measures. The 2009 annual cash incentive award for Mr. Steiner, president of the Aerospace segment, was calculated based on (i) predetermined financial goals for this business segment as established by the Chief Executive Officer and approved by the Committee for Mr. Steiner’s participation in the Cash Bonus Plan, and (ii) performance relative to other factors described below. The financial goals and their weighting for this business segment were: budgeted return on investment versus target return on investment (20%), actual return on investment versus budgeted return on investment (20%), actual return on investment versus target return on investment (40%), and growth in earnings from 2008 to 2009, measured by operating income (20%). Target return on investment is established as the average return on investment for the three previous calendar years. The company includes the factor of budgeted return on investment (as determined in the business segment’s annual business plan versus target return on investment) in order to incent management to develop both aggressive and realistic goals. The accomplishment of this factor alone is not sufficient to earn a cash incentive award.

There are also other factors established by the Committee based on the Chief Executive Officer’s recommendation and achievement of each of these factors results in the earning of “points”. The Cash Bonus Plan requires that a minimum number of points be accumulated for a cash incentive award to be earned and the more points that are earned, the greater the cash incentive award. Varying point levels are assigned to each factor based upon the Committee’s assessment of the degree of attainment difficulty, after consultation with management. Possible point values ranged from 0 to 6 for each “other factor” with a maximum of 20 points.

Following is a conversion chart demonstrating the manner in which the total number of points is converted into a percentage of the target award:

CONVERSION CHART EXAMPLE
Total Points Earned	Percent of Target Award Earned
Below 50	0
50	20
60	30
70	45
80	60
90	80
100	100
110	120
120	140
130	160
140	180
150 & Above	200

The maximum number of points available for each of the predetermined financial goals is 40 except for actual return on investment versus target return on investment, which could be up to 80 points. Interpolation is used to determine payments if the number of points falls between two stated levels of total points earned in this table.

2009 Actual Financial Performance. The following table illustrates the performance parameters and calculation method to determine Mr. Steiner’s 2009 annual cash incentive payment. Mr. Steiner earned 111.59 points based on actual 2009 business segment results as measured against predetermined financial goals. Mr. Steiner’s “other factors” related to achieving a signed contract for the sale/lease of the SH-2G(I) aircraft, profitability of the Wichita operation, and implementing on a pilot basis at one division a process for linking measurable performance targets to business results. For 2009, Mr. Steiner earned a total of 6 points (out of 20) for achievements with respect to the other factors involving cash flow generation (2 points) and the pilot implementation (4 points). Given the weightings described above, 2009 financial performance by the Aerospace segment and achievement of other segment performance factors resulted in a total of 118 points and a performance factor of 135.2% out of a maximum of 200%.

Average Return on Investment (“ROI”)			Operating Income (in millions)
2009 Target	2009 Plan	2009 Actual	2008	2009
21.9%	21.7%	20.4%	$61.6	$75.0

	Performance %	Points Earned	Performance Range
Plan vs. Target ROI	99.1%	19.63	50% = 0	100% = 20	125% = 40
Actual Performance vs Plan ROI	93.9%	17.55	50% = 0	100% = 20	125% = 40
Actual Performance vs Target ROI	93.0%	34.41	50% = 0	100% = 40	125% = 80
Growth in Operating Income	21.5%	40.00	0% = 0	8% = 20	12% = 40
Points Earned based on Financial Performance		111.59
Other Factors (20 point maximum)		6.00
Total Points Earned		117.59

Actual 2009 Cash Incentive Award Payment. In February 2010, Mr. Steiner received a total annual cash bonus award earned for calendar year 2009 of $226,460 and this award, which represents 68% of Mr. Steiner’s 2009 base salary, is reported in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Long-Term Incentives

The Committee uses cash-based LTIP Awards under its Stock Incentive Plan to focus executive officers on long-term performance. LTIP Awards are based on the company’s actual performance during a three-year performance period with respect to performance measures selected under the company’s Stock Incentive Plan. The payment amount for completed performance periods is determined by a comparison of the company’s financial performance for the three-year period with performance of the Russell 2000 Index for the same period. Payments attributable to completed performance periods are made in cash unless a participant has not yet achieved his or her required stock ownership level per the guidelines adopted by the Committee in 2006. Where stock ownership guidelines are not met, the Committee may direct that up to one-third of the earned award be paid in company stock. These awards are intended to qualify as performance-based compensation in accordance with the requirements of Internal Revenue Code Section 162(m).

In 2009, the Committee granted LTIP Awards for the performance period 2009 – 2011 in lieu of equity grants because each of the Named Executive Officers (other than the more recently hired Messrs. Denninger and Steiner) own significant stakes in the company and either met or were progressing in achieving compliance with stock ownership guidelines at the time.

The Committee uses the following performance measures and weightings based on its determination of their importance as indicators of the company’s long term success:

Performance Factor	Weighting
Three-year average return on total investment	40%
Average annual compounded growth in earnings per share	40%
Three-year total return to shareholders	20%

The company’s actual performance for each performance factor is compared to performance of the companies comprising the Russell 2000 Index for the same three-year period. The Committee chooses the Russell 2000 Index companies as the performance comparator for long-term financial performance for much the same reason as it did in the annual cash incentive award plan — the Committee has determined that these are the type of companies against which an investor would likely compare the company’s performance in considering investment decisions. This performance measurement methodology remains constant through the years although the performance of the Russell 2000 changes annually, thus increasing or decreasing the targets annually.

The financial measures and target performance goals used in the estimated calculation for the 2007 – 2009 performance period are as follows:

Three-year average return on total investment

The three-year average return on total investment is 10.6%, which represents the average for the three-year performance period shown on the following table. The Company defines total investment as total shareholder equity plus total long-term debt (including current portion). Total return on investment is net earnings divided by total investment as follows:

	2009	2008	2007
Net Earnings*	$32,649	35,107	$55,919
Total Equity	$312,900	$274,271	$394,526
Total Debt	$63,635	$94,165	$12,874
Total Investment	$376,535	$368,436	$407,400
Return on investment	8.7%	9.5%	13.7%

*	Net Earnings for 2007 include earnings attributable to the sale of the Company’s Music segment in that year. The 2009 and 2008 figures represent earnings from continuing operations only.

Average Annual Compounded Growth in Earnings per Share

The average annual compounded growth in diluted earnings per share represents the average diluted earnings per share growth rate over the three-year performance period, which is calculated as follows:

	2004	2005	2006	3 Year Average	2007	2008	2009	3 Year Average*
EPS	$(0.52)	$0.57	$1.30	$0.45	$2.23	$1.38	$1.27	$1.63

Average Compounded Annual Growth = ($1.63 ÷ $0.45)1/3 – 1 = 53.5%.

*	EPS for 2007 includes earnings attributable to the sale of the company’s Music segment in that year. The 2009 and 2008 figures represent earnings from continuing operations.

Three-Year Total Return to Shareholders

Total return to shareholders combines share price appreciation and dividends reinvested. The total return to shareholders is based on a computation that is obtained from Standard & Poor’s Compustat, an independent research service. The Company’s total return to shareholders for the performance period from 2007 – 2009 is 11.0%.

Estimated Overall Award

	Company Performance	Est. Russell Performance at 50th Percentile	Estimated Percentage Earned	Performance Weighting	Estimated Award
Three-year Average Return on Total Investment	10.6%	3.8%	200.0%	40%	80.0%
Average Annual Compounded Growth in Earnings per Share	53.5%	-1.2%	200.0%	40%	80.0%
Three-Year Total Return to Shareholders	11.0%	-24.0%	200.0%	20%	40.0%
Total Estimated Award*					200.0%

*	Table reflects complete Russell 2000 Index data for 2007 and 2008, however, as of January 31, 2010, only 14% of Russell 2000 Index data is available for the 2009 fiscal year. Actual Russell 2000 performance for the 2007 – 2009 performance period may be higher or lower than what is illustrated above. The Company will disclose actual payments for the performance period when they are made, by filing a Form 8-K.

Financial performance in the 1st quartile results in no award payment; performance at the median results in an award payment at 100% of target; and performance at the top of, or above, the 3rd quartile results in a maximum award payment at 200% of the target. Interpolation is used to determine payments for financial performance within these quartiles. The methodology for determining the financial targets remains the same year to year, although the actual targets vary for each performance period based on the three-year performance of the Russell 2000 companies. Grants made for the performance period beginning on January 1, 2009 through December 31, 2011 are shown in the “Grant of Plan-Based Awards” table on page 36.

Payments earned, if any, are generally made in June of the year following the end of the performance period. This payment date gives the Committee time to collect and analyze more complete performance results of the Russell 2000 companies for the performance period. As explained above, amounts earned for the performance period January 1, 2007 – December 31, 2009 are not yet determinable. The following table shows the estimated LTIP payment amounts for the 2007 – 2009 performance period for the Named Executive Officers that received LTIP Awards for that performance period:

Long-Term Performance-Based Cash Award — 2007 – 2009

Named Executive Officer	Base Salary	Award Opportunity as a % of Base	Target Award	Performance Factor	Estimated Awards
Candace A. Clark	$326,000	95%	$309,700	200%	$619,400
Ronald M. Galla	$282,000	90%	$253,800	200%	$507,600

In addition, during 2009, the Committee granted 50,000 and 7,895 shares of restricted stock to Messrs. Keating and Steiner, respectively. The Committee made these grants because Messrs. Keating and Steiner will not receive any cash-based LTIP payment until 2011 and 2012 respectively. Mr. Steiner also received a stock option award for 20,025 shares during 2009.

Retirement Benefits

The company offers a tax qualified defined benefit pension plan for most of its employees including the Named Executive Officers. Tax rules restrict the amount of benefit that can be accrued for higher paid employees under this plan. The company maintains a Supplemental Employees’ Retirement Plan, which we refer to as the SERP, to pay the difference in retirement benefits between what the officer would be entitled to receive from the company’s qualified pension plan, but for government imposed restrictions, and what is actually received from the qualified plan. The purpose of these plans is to provide a reasonable level of retirement income taking into account pre-retirement earnings and length of service with the company. This, or a similar type of supplemental plan, is typically offered by most other companies. The change in the value of the tax-qualified pension plan and SERP benefits in 2009 is shown in the Summary Compensation Table at page 35 and the full value of these benefits at normal retirement age is shown in the Pension Benefits Table at page 38.

Since 2006, pension-eligible compensation under the SERP has been limited solely to base salary and annual cash incentive awards paid, consistent with competitive practice. In 2007, the Board amended its SERP in connection with the Named Executive Officers agreeing to revised employment and change in control agreements and the change to the definition of pension earnings. Specifically, the SERP was changed to provide that pension earnings would be based on the highest five years of pension earnings over the last ten years whether or not consecutive, effective January 1, 2005. This change allowed long service executives at the time to avoid an immediate decrease in their pension earnings. The Board also generally provided for payments not made to a Named Executive Officer as a retirement benefit under the SERP during his or her lifetime to be paid as a lump sum death benefit to the surviving spouse or the executive’s estate (in the case of an executive who dies without a surviving spouse). In February 2008, the Board further amended the SERP to provide for interest on delayed lump sum benefits as required to comply with recent federal tax law changes. Section 409A of the Internal Revenue Code requires that any payments to the Named Executive Officers on account of separation from service be delayed for six months. The amendment compensates the Named Executive Officer for this delay by providing interest on the lump sum amount using the short-term monthly rate under Internal Revenue Code Section 1274, for the month in which the officer’s retirement occurs.

At management’s recommendation, the Board approved certain fundamental changes to the Company’s retirement benefits at its February 23, 2010 meeting. We did this because it became clear last year that continued implementation of the federal Pension Protection Act funding legislation combined with the effects of the dramatic economic downturn upon interest rates would cause the ongoing cost of maintaining the Company’s tax-qualified defined benefit plan (“pension plan”) in its current form to consume a much larger portion of the Company’s cash resources than it has historically. Current projections indicate that for the next several years, approximately 50% of the Company’s available cash would need to be devoted to maintenance of the pension plan. Since these funds represent a principal source of the Company’s ability to invest in the business to strengthen and grow it for the benefit of shareholders and employees alike, this would essentially mean that for the foreseeable future the Company’s ability to enhance the strength of its businesses could be limited. At the same time, the Company recognizes the importance of providing its employees a means to build longer-terms savings for retirement.

To balance these objectives, the Company will close the pension plan to all new hires on or after March 1, 2010. The pension plan will continue for existing employees with the following changes:

•	Changes in pay will be taken into account for benefit calculation purposes until the end of calendar year 2010, after which no further changes will be taken into account.
•	The benefit formula will be improved to use the highest five years out of the last ten years of service up to December 31, 2010, whether or not consecutive. The current plan requires that pay years be consecutive.
•	Years of service (as defined by the pension plan) will continue to be added for purposes of benefit calculations through December 31, 2015 with no further accumulation of service thereafter except for vesting purposes — this will provide employees with several years’ time for planning and executing alternative retirement savings strategies and will moderate the transition for those participants already near retirement age.

These changes apply equally to the Company’s supplemental employees’ retirement plan in which the Named Executive Officers participate, which means that the Named Executive Officers will realize a reduced retirement income. After obtaining the advice of its independent consultant, the Committee has determined that this reduction would result in a less than competitive total compensation package. Consequently, the Committee determined at its February 2010 meeting to re-allocate this reduction in compensation to other elements of the total compensation package. Since the Committee believes that it is in the best interests of shareholders to have as much compensation for the Named Executive Officers as possible be performance based, it approved increases to the 2010 LTIP award targets for each Named Executive Officer. The Company, with the assistance of its actuaries, has estimated that if the new target LTIP award is earned each year, the additional LTIP payment would be substantially equivalent to the retirement benefit that would have been earned but for the suspension of the supplemental employees’ retirement plan. If the LTIP performance goals are not met, the amount earned pursuant to the new LTIP targets would be less than that which would have been received under the supplemental employees’ retirement plan. In addition, the increased 2010 LTIP award targets described above are conditioned upon each Named Executive Officer’s agreement to end his or her right to receive credit for an additional two (2) (or three (3) in the case of Mr. Keating) years of continuous service credit under the supplemental employees’ retirement plan in the event severance benefits become payable under the change in control agreement, with the sole exception that Named Executive Officers with less than five (5) years of service can receive credit for such continuous service to the extent necessary to attain vesting for pension plan purposes (which is 5 years of continuous service).

The Company already offers its employees an important retirement savings vehicle where investments are directed by the employee — this is our 401 (k) Plan (previously called the Thrift and Retirement Plan). Effective January 1, 2011, the Company will double its matching contributions to $1.00 for each $1.00 that a participant contributes to his or her account, up to 5% of compensation (as defined by the plan). This means that if the participant saves 5% of his or her compensation, the Company will match it with another 5% for a total savings of 10%. Participants in the plan are always vested in their own contributions and upon reaching 3 years of service with the Company, they will also be vested in all employer-matching contributions.

These changes have no impact upon individuals who are already retired or have terminated employment and were vested in their pension benefit as of March 1, 2010.

Other Benefits and Perquisites

A select group of highly compensated management employees, including the Named Executive Officers, are eligible to participate in our Deferred Compensation Plan, which permits deferral of certain types of compensation. The plan does not provide for above-market returns. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the Non-Qualified Deferred Compensation Plan Table, below at page 39. The company provided perquisites to certain executives in 2009 to recognize the interrelationship of personal and business demands and to assist them in managing their financial affairs, leaving more time for attention to company matters. These perquisites include: (1) use of an automobile leased by the company with reimbursement of maintenance costs and the ability to acquire the vehicle; (2) reimbursement for medical expenses of up to $5,000 per year for medical expenses not covered by the Company’s group medical plan (reimbursement is available to a group of executives in addition to the Named Executive Officers); and (3) a taxable allowance of up to $10,000 for financial counseling services, which may include tax preparation and estate planning services. The Summary Compensation Table provides information regarding the incremental cost of perquisites for the Named Executive Officers in 2009. In addition, the company maintains one corporate aircraft, which was used solely for business purposes in 2009, except for limited spousal travel to accompany executives on business trips.

The Committee has also voted to substantially restrict the perquisites offered to its Named Executive Officers. As of February 22, 2010, the Company will no longer reimburse Named Executive Officers for financial counseling services and will eliminate the medical reimbursement plan for them.

Employment Agreements and Change in Control Arrangements

The company has entered into employment agreements and change in control agreements with our Named Executive Officers. The terms and conditions of the agreements are described beginning on page 36. The Committee has extended employment agreements for the Named Executive Officers in order to encourage the retention of valuable executive talent, discourage competitors from attempting to hire those executives, and to protect the company in the event that an executive departs by strictly prohibiting the disclosure of confidential information, limiting the executive’s ability to compete with the company after employment termination, requiring the signing of a release agreement before the payment of severance benefits and imposing reasonable post-employment cooperation obligations. The Committee believes that the change in control agreements serve the interests of our company and its shareholders by ensuring that if a hostile or friendly change of control is ever under consideration, our executives will be able to advise our board of directors about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations.

The current agreements restrict the circumstances under which an executive would be entitled to an IRC Section 280G tax gross-up payment, require a signed release in exchange for severance benefits in all events, and contain provisions such that payments under the agreements are exempt from, or comply with, the requirements of IRC Section 409A.

In addition, the Named Executive Officers agreed in 2008 to condition their rights to a pro rata payment of the cash-based LTIP Awards due to termination of their employment by the Company without cause or due to retirement upon actual Company performance (as opposed to payment at target) for performance periods beginning after January 1, 2009.

In February 2010, the Company notified the Named Executive Officers in writing that the Company will not extend the term of the current change in control agreements. The Committee took this action in light of evolving best practices for change in control agreements. It is anticipated that the Company will enter into new change in control agreements at the end of the term of the current change in control agreements. Any new agreements will not include a tax gross-up for golden parachute excise taxes. Additionally, the Committee does not expect that any future employment or change in control agreement entered into with any other officers would contain a Company obligation to make a Section 280G tax gross-up payment.

The employment and change in control agreements for Mr. Keating are essentially the same as the agreements entered into by the other Named Executive Officers, except for differences reflecting Mr. Keating’s position as President and Chief Executive Officer and the provision to him of limited reimbursement of temporary living expenses in 2008 prior to his relocation to Connecticut. Information regarding each of the Named Executive Officers’ agreements and the payments that would be received under different termination circumstances are set forth below under the caption “Potential Payments Upon Termination or Change In Control” at page 40.

Compensation Recapture

At its February 2010 meeting, the Board approved amendments to the employment agreements and change in control agreements for Messrs. Keating and Denninger to provide the Company with a right to recapture compensation paid or received, or to be paid or received, by these officers relating to Incentive Compensation (as defined in the agreements) awards made on or after January 1, 2010 with respect to fiscal periods beginning with 2010 where there is a Mandatory Restatement (as defined in the agreements) of the Company’s financial statements for fiscal 2010 or any year thereafter that arises directly from the fraudulent or knowing, intentional misconduct of the officer. The agreement amendments have been filed on a Form 8-K dated February 25, 2010.

Stock Ownership Guidelines for Directors and Executive Officers

Since 2006, the Board has maintained stock ownership guidelines for both non-employee Directors and corporate management. The Board believes that the Directors and senior management should have a significant equity position in the company and that these guidelines further the Board’s interest in encouraging a longer-term focus in managing the company.

Under the guidelines, non-employee Directors are required to have an ownership multiple of 3 times their annual cash retainer, which was $45,000 in 2009. Directors who do not meet the ownership guidelines must hold shares received pursuant to restricted stock grants (with such shares being netted for the income tax effect thereof) for a period of 3 years or until the guidelines are met, whichever is earlier. The stock ownership guidelines for senior management require covered executives to retain one-third of the net after-tax gain realized under equity-based compensation awards granted after the adoption of the guidelines, until they achieve and continue to maintain the following stock ownership levels:

President and Chief Executive Officer	3 times salary
Participants in the Long-Term Incentive Award Program under the 2003 Stock Incentive Plan (generally, less than 10 individuals)	2 times salary
All Other Corporate Officers (generally, about 10 individuals)	1 times salary

The Committee reviews stock ownership levels of executives subject to these guidelines on a quarterly basis. Exercisable stock options are not included in the determination of compliance with the ownership levels set forth above. All Named Executive Officers, with the exception of Messrs. Steiner and Denninger, who joined the company within the past few years, met stock ownership requirements during portions of 2009.

In determining whether the guidelines have been achieved at any particular point, the price of the Common Stock will be the higher of (i) the then current market value determined by the closing price of the Common Stock on the date of the determination; or (ii) the closing price on February 21, 2006, which was $21.13. The closing price of the Common Stock on December 31, 2009 was $23.09 and was used for the final determination of compliance for 2009.

Material Tax and Accounting Implications of the Program

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to the company’s Chief Executive Officer and the three other most highly compensated executive officers (excluding the Chief Financial Officer). However, “performance-based compensation” that meets certain requirements under Section 162(m) is exempt from this deduction limitation. Except as specifically noted above, the Committee structures incentive compensation such as annual cash incentive awards (under its Cash Bonus Plan) and cash-based LTIP awards (under its Stock Incentive Plan) to qualify for this exemption. In 2009, none of the company’s compensation to its Named Executive Officers exceeded the Section 162(m) limit.

Personnel & Compensation Committee Report

The Personnel & Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and concurs with its contents. Based on this review and discussion, the Personnel & Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement on Schedule 14A and incorporated in its annual report to the SEC on Form 10-K for the year ended December 31, 2009.

Personnel & Compensation Committee

Richard J. Swift, Chair
Brian E. Barents
E. Reeves Callaway III
Thomas W. Rabaut

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

SUMMARY COMPENSATION TABLE

The table, footnotes and narrative below describe the aggregate compensation earned by each of our Named Executive Officers for our 2007, 2008 and 2009 fiscal years. For information on the role of each component within the total compensation package, see the description under “Compensation Discussion and Analysis” beginning on page 19.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
NEAL J. KEATING Chairman, President and Chief Executive Officer	2009	$662,019	$1,111,250	$—	$730,080	$162,419	$41,932	$2,707,700
	2008	$675,000	$910,650	$—	$446,040	$97,766	$434,015	$2,563,471
	2007	$186,668	$649,400	$—	$298,666	$6,500	$22,200	$1,163,434
WILLIAM C. DENNINGER Senior Vice President and Chief Financial Officer(7)	2009	$431,538	$—	$—	$297,440	$50,255	$39,683	$818,916
	2008	$54,098	$53,175	$85,816	$21,801	$—	$1,575	$216,465
	2007	$—	$—	$—	$—	$—	$—	$—
GREGORY L. STEINER President, Kaman Aerospace Group(8)	2009	$328,558	$129,083	$128,845	$226,460	$36,583	$26,710	$876,239
	2008	$162,910	$107,975	$173,946	$81,455	$9,243	$51,442	$586,971
	2007	$—	$—	$—	$—	$—	$—	$—
CANDACE A. CLARK Senior Vice President and Chief Legal Officer	2009	$332,481	$—	$—	$229,164	$503,679	$27,037	$1,092,361
	2008	$339,000	$—	$—	$540,892	$269,550	$42,415	$1,191,857
	2007	$326,000	$—	$—	$679,653	$593,100	$24,368	$1,623,121
RONALD M. GALLA Senior Vice President and Chief Information Officer	2009	$287,365	$—	$—	$178,261	$423,665	$30,965	$920,256
	2008	$293,000	$—	$—	$423,742	$268,435	$51,197	$1,036,374
	2007	$282,000	$—	$—	$536,722	$508,300	$23,065	$1,350,087

(1)	This figure represents actual salary paid in 2009 which reflects the one-week furlough taken by each Named Executive Officer during 2009. 2009 annual base salaries for each individual were: Mr. Keating, $675,000; Mr. Denninger, $440,000; Mr Steiner, $335,000; Ms. Clark, $339,000; Mr. Galla, $293,000.
(2)	Represents restricted stock awards granted in 2009, 2008 and 2007 at aggregate grant date fair value in accordance with FASB ASC Topic 718. Please refer to Footnote 20 contained in the company’s audited consolidated financial statements for the year ended December 31, 2009 in its Annual Report to the SEC on Form 10-K.
(3)	Represents stock options granted in 2009, 2008 and 2007 at aggregate grant date fair value in accordance with FASB ASC Topic 718. Please refer to Footnote 20 contained in the company’s audited consolidated financial statements for the year ended December 31, 2009 in its Annual Report to the SEC on Form 10-K.
(4)	Represents annual cash incentive awards earned by Named Executive Officers during the applicable fiscal year under our Cash Bonus Plan, which plan is discussed under “Compensation Discussion and Analysis” beginning on page 19. Does not reflect payments that cannot yet be determined but which may become due under the LTIP for the January 1, 2007 — December 31, 2009 performance period. The 2008 figure reflects the LTIP payment made in June 2009 under the LTIP feature of the 2003 Stock Incentive Plan for the January 1, 2006 — December 31, 2008 performance period. Our LTIP is discussed in further detail on page 28 of the Compensation Discussion and Analysis.
(5)	Represents the total change in the present value of accrued benefits under our pension plan and SERP from year to year. These changes for the pension plan have been calculated by assuming all executives are employed until retirement and benefits commence at the earlier of normal retirement age (generally age 65) and the earliest age at which an unreduced pension could be received (e.g., age 63 with 30 years of service). With respect to the SERP, these changes for all years were calculated using the Pension Protection Act interest rate methodology and eliminating pre-retirement mortality assumptions (as all benefits are paid in a single lump sum).
(6)	Represents the aggregate amounts attributable to all other compensation for each Named Executive Officer not reported in the previous columns, consisting of participation in our life insurance program for senior executives, employer matching contributions under our 401(k) Plan, supplemental employer contributions under our Deferred Compensation Plan (if any), payments under the Medical Expense Reimbursement program (“MERP”) and perquisites. The company’s perquisite program for executive officers provides (1) a leased automobile, reimbursement for maintenance costs and the ability to acquire the vehicle and (2) tax/estate planning reimbursement up to $10,000 per individual per calendar year. Infrequently, spouses and guests of Named Executive Officers ride along on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. This use has minimal cost to the Company. Income is imputed to the Named Executive Officer for income tax purposes, but no tax reimbursement is provided in this situation.
(7)	Mr. Denninger joined the Company in November 2008.
(8)	Mr. Steiner joined the Company in July 2008.

Employment Agreements and Change in Control Agreements

We currently have Employment Agreements and Change in Control Agreements with all Named Executive Officers. The term of the Employment Agreements generally extend until January 1, 2011, subject to annual renewal thereafter, at the discretion of the Board. Pursuant to the agreements in place during 2009, the Named Executive Officers were provided the 2009 salary levels listed in the Summary Compensation Table and target annual bonus opportunities, representing a percentage of annual base salary as described under the caption “Award Opportunities” on page 23. These agreements further provide for participation in our employee benefit programs generally applicable to our senior executives, except that (a) Mr. Keating and Mr. Steiner are entitled to continued premium payments for their lifetime under our Senior Executive Life Insurance Program under certain circumstances. The estimated post termination compensation payable to our Named Executive Officers under these agreements are described in detail under the caption “Post Termination Payments and Benefits” beginning at page 40.

Grants of Plan-Based Awards in 2009 Fiscal Year

The following grants were made during the 2009 fiscal year to our Named Executive Officers pursuant to the company’s Cash Bonus Plan and 2003 Stock Incentive Plan.

Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards*				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Neal J. Keating	1/1/2009	(1)	$0	$540,000	$1,080,000
	1/1/2009	(2)		1,080,000	2,160,000
	10/13/2009	(3)							50,000			$22.23
William C. Denninger	1/1/2009	(1)	$0	$220,000	$440,000
	1/1/2009	(2)		418,000	836,000
Gregory L. Steiner	1/1/2009	(1)	$0	$167,500	$335,000
	1/1/2009	(2)		318,250	636,500
	2/23/2009	(3)							7,895			$16.35
	2/23/2009	(4)								20,025	$16.35
Candace A. Clark	1/1/2009	(1)	$0	$169,500	$339,000
	1/1/2009	(2)		322,050	644,100
Ronald M. Galla	1/1/2009	(1)	$0	$131,850	$263,700
	1/1/2009	(2)		263,700	527,400

(1)	Represents annual Cash Bonus Plan participation for the 2009 fiscal year. Actual determination of the award amount, and its payment, was made in February 2010. Please see the Annual Cash Incentives section of the Compensation Discussion and Analysis at page 23.
(2)	Represents a long term incentive grant under the LTIP feature of the 2003 Stock Incentive Plan for the three-year performance period 1/1/09 – 12/31/11. Payments, if any are earned, will not be made until approximately June of 2012. Please see the Long Term Incentive Compensation section of the Compensation Discussion and Analysis at page 28.
(3)	Represents restricted stock award grant under the 2003 Stock Incentive Plan.
(4)	Represents stock option grant under the 2003 Stock Incentive Plan.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table lists the outstanding stock options and restricted stock awards at December 31, 2009 for each of our Named Executive Officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exer- cisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable(1)	Equity Incentive Plan Awards Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Option Awards	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Number of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested ($)
Neal J. Keating							9/17/2007	12,000	$277,080
Neal J. Keating							9/23/2008	24,000	$554,160
Neal J. Keating							10/13/2009	50,000	$1,154,500
William C. Denninger	2,000	8,000		$21.2700	11/17/2008	11/17/2018	11/17/2008	2,000	$46,180
Gregory L. Steiner							7/7/2008	4,000	$92,360
Gregory L. Steiner	4,000	16,000		$21.6000	7/7/2008	7/7/2018
Gregory L. Steiner							2/23/2009	7,895	$182,296
Candace A. Clark	7,500			$10.3125	2/15/2000	2/15/2010
Candace A. Clark	10,500			$16.3125	2/13/2001	2/13/2011
Candace A. Clark	5,470			$14.5000	2/12/2002	2/12/2012
Candace A. Clark	10,530			$14.5000	2/12/2002	2/12/2012
Ronald M. Galla	2,000			$16.3125	2/13/2001	2/13/2011
Ronald M. Galla	2,814			$14.5000	2/12/2002	2/12/2012
Ronald M. Galla	5,965			$14.5000	2/12/2002	2/12/2012

(1)	Unless otherwise stated, options vest at the value of twenty percent per year, beginning one year after the grant date and have a term of 10 years. Vesting of these awards may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each Named Executive Officer and otherwise as provided in the 2003 Stock Incentive Plan. Please see the Post Termination Payments and Benefits section at page 40.
(2)	Market value is calculated based on the closing price of the company’s Common Stock on December 31, 2009 (the last business day of the year), which was $23.09.
(3)	Unless otherwise stated, restrictions lapse with respect to restricted stock awards at the rate of twenty percent per year, beginning one year after the grant date. Lapsing of restrictions may be accelerated upon death, disability, retirement or upon termination of employment following a change in control event, or in other termination of employment circumstances in accordance with the employment agreements and change in control agreements for each Named Executive Officer and otherwise as provided in the 2003 Stock Incentive Plan. Mr. Keating’s October 13, 2009 award has restrictions that lapse at the rate of one-third (1/3) each year beginning one year after the grant date. Please see the Post Termination Payments and Benefits section at page 40.

Option Exercises and Stock Vested in Fiscal Year 2009

The following table provides information about the value realized by our Named Executive Officers on the exercise of stock options and the lapse of restrictions with respect to restricted stock awards during the 2009 fiscal year.

	Option Awards			Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Exercise Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)	Vesting Date
Neal J. Keating				4,000	$89,240	9/17/09
Neal J. Keating				6,000	133,800	9/23/09
William C. Denninger				500	$10,865	11/17/09
Gregory L. Steiner				1,000	$16,810	7/7/09
Candace A. Clark	6,000	$35,100	1/29/09
Ronald M. Galla

(1)	These amounts differ from those shown in the Summary Compensation Table. The amounts shown in the Summary Compensation Table for stock options represent the aggregate grant date fair value of awards made during 2009 in accordance with FASB ASC Topic 718. The amounts identified above represent the value actually received for all options (including previously vested but unexercised options) exercised in 2009 measured as the difference between the fair market value of a share of our Common Stock on the day the option was exercised and the exercise price of the option.
(2)	The value of restricted stock awards included in the Summary Compensation Table represents the aggregate grant date fair value of awards made during 2009 valued in accordance with FASB ASC Topic 718. The amount shown above for restricted stock awards represents the actual value of the restricted stock awards on the date restrictions lapsed, determined based on the fair market value of a share of our Common Stock on that date.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our Named Executive Officers at age 65 and the number of years of service credited to each of them under the Kaman Corporation Employees’ Pension Plan, which we call the “pension plan” and the SERP as of December 31, 2009.

Name	Plan Name	Number of Years of Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Neal J. Keating	Kaman Corporation Employees’ Pension Plan	2.38	58,767	$—
	SERP	2.38	207,537	$—
William C. Denninger	Kaman Corporation Employees’ Pension Plan	1.12	40,409	$—
	SERP	1.12	9,846	$—
Gregory L. Steiner	Kaman Corporation Employees’ Pension Plan	1.73	35,381	$—
	SERP	1.73	10,445	$—
Candace A. Clark	Kaman Corporation Employees’ Pension Plan	25	885,333	$—
	SERP	25	1,873,061	$—
Ronald M. Galla	Kaman Corporation Employees’ Pension Plan	25.7	987,447	$—
	SERP	25.7	1,490,192	$—

(1)	Represents the present value of accrued benefits under our pension plan and SERP based upon the following assumptions: a) for the pension plan, that all executives are employed until retirement and benefits commence at the earlier of normal retirement age (generally, age 65) and the earliest age at which an unreduced pension could be received (e.g., age 63 with 30 years of service) and b) for the SERP, the change to interest rate methodology required under the Pension Protection Act of 2006 and elimination of pre-retirement mortality assumptions because SERP benefits are payable as a lump sum. Please see in Footnote 16 to the company’s audited consolidated financial statements for the year ended December 31, 2009 for a description of material assumptions. Please also see the Retirement Benefits section of the Compensation Discussion and Analysis at page 30.

The pension plan is a tax-qualified plan that provides benefits for the full-time U.S. employees of all U.S. subsidiaries (with the exception of certain acquired companies that have not adopted the pension plan). Employees become participants upon their completion of certain hours of service requirements and become vested in their pension benefits generally upon attaining five years of continuous service, as defined by the pension plan. Normal retirement, as defined by the pension plan, is generally age 65, however employees that work beyond age 65 may continue to accrue benefits. Employees may retire as early as age 55 with 5 years of service in accordance with pension plan provisions. The annual benefit under the pension plan is generally 60 percent of the average of the highest five consecutive years of “Covered Compensation” out of the final ten years of employment less 50 percent of the primary social security benefit, reduced proportionately for years of service less than 30 years. At Kaman Corporation, the parent company, participants who joined the company prior to 2004, have 30 years of service, and have attained age 63, are permitted to retire with a pension benefit unreduced for early retirement. The pension plan limits the amount of pension benefits that may be provided to participants under this formula in accordance with certain limits under federal tax laws. To the extent that these limits apply to certain executive officers, the company provides an additional benefit under the SERP program. Except as provided below, our SERP program generally makes each participant whole for the benefits under the retirement formula described above that could not be provided under the pension plan due to these limits. Only salary and annual bonus is treated as pensionable earnings on and after January 1, 2006. Benefits under the SERP will be based on the highest five years of pensionable earnings over the last ten years whether or not consecutive. In February 2007, the Board provided that payments that were not made to a Named Executive Officer as a lump sum SERP retirement benefit during his or her lifetime would be paid as a death benefit to the Named Executive Officer’s surviving spouse or the executive’s estate.

In February 2007, the Board also amended our SERP in order to comply with requirements of Internal Revenue Code Section 409A. In order to preserve grandfathering treatment for benefits accrued under our SERP for years prior to January 1, 2005, we adopted a separate plan document for SERP benefits accrued by our executive officers after December 31, 2004.

As described above under the caption “Retirement Benefits” at page 30, each of the pension plan and SERP were modified by the Board at its February 2010 meeting.

Non-Qualified Deferred Compensation Plan

The following table presents contribution, earnings and balance information under the Company’s Deferred Compensation Plan for our Named Executive Officers for 2009:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Neal J. Keating	$—	$—	$—	$—	$—
William C. Denninger	$—	$—	$—	$—	$—
Gregory L. Steiner	$—	$—	$—	$—	$—
Candace A. Clark	$—	$—	$19,064	$—	$386,422
Ronald M. Galla	$—	$—	$42,006	$—	$851,439

(1)	Interest is credited at 120% of Applicable Federal Long-term Rate.

Our Deferred Compensation Plan affords participants the opportunity to defer up to 50% of base salary and 100% of annual bonus for each calendar year. The deferred amount grows at a crediting rate based of 120% of the Applicable Federal Long-Term Rate published by the Internal Revenue Service (the “Applicable Interest Rate”) until a predetermined distribution date. In February 2008, the Board amended the Deferred Compensation Plan to comply with the requirements of Section 409A with respect to deferred amounts (and related earnings) that become vested after December 31, 2004. The provisions of the Deferred Compensation Plan in effect prior to February 2008 continue to apply with respect to deferred amounts that vested before January 1, 2005 (and any related earnings). Under the plan in effect before February 2008, which applies to virtually all of the aggregate balances for Ms. Clark and Mr. Galla, a Named Executive Officer may elect distribution in the form of a lump sum payment or installments if he or she separates from service with the company after attaining early retirement age under the pension plan, with payment to commence shortly after retirement or until the second day of January in the following year. In the event that separation from service occurs prior to attaining early retirement age or if benefits do not exceed $25,000 in the aggregate, benefits are paid in a lump sum. Participants may also elect to receive payments while employed after a stated number of years as part of their initial deferral election or any time by having their account balance reduced by 10%. Distributions are also available due to financial hardship.

POST TERMINATION PAYMENTS AND BENEFITS

The tables below reflect the amount of estimated compensation payable to each of our Named Executive Officers in the event of termination of such executive’s employment under various circumstances, including voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, and termination following a change of control and in the event of disability or death.

Payments Made Upon Termination

Regardless of the manner in which any Named Executive Officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	unpaid base salary through the date of termination;
•	any unpaid bonus or LTIP award with respect to a completed performance period; and
•	all accrued and vested benefits under the company’s compensation and benefit programs, including the pension plan and the SERP.

Payments Made Upon Termination for Cause or Without Good Reason

In the event of the termination of a Named Executive Officer’s employment for cause (other than disability) or without good reason, he or she will be entitled to the amounts identified under the caption “Payments Made Upon Termination” above.

“Cause” for the company to terminate the Named Executive Officer’s employment exists if any one of the following events occurs:

•	conviction of, or a plea of guilty to, a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or
•	a determination by a majority of the Board in good faith that Named Executive Officer has either:
•	willfully and continuously failed to substantially perform his or her duties;
•	engaged in illegal conduct, an act of dishonesty or gross misconduct, in each case which is in the course of the Named Executive Officer’s employment and materially injurious to the company;
•	willfully violated a material requirement of the company’s Code of Conduct or the Named Executive Officer’s fiduciary duty to the company; or
•	in the case of the Chief Executive Officer, violated his covenant to the company that he is not bound to any agreement that would, among other things, limit his performance with the company.

Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer, in addition to the items listed under the heading “Payments Made Upon Termination”, he or she will receive the following benefits:

•	full vesting of all outstanding equity awards;
•	a pro-rata portion of the Named Executive Officer’s annual bonus for the performance year in which the termination occurs; payable at the same time that bonuses are paid to other senior executives (provided that if such bonuses are not paid by March 15th of the calendar year after the calendar year in which bonuses are earned, the pro-rata bonus will not be paid until the date that is six months and a day after the executive’s termination of employment and will be credited with interest calculated under Internal Revenue Code Section 1274 from March 15 until the date that it is paid);
•	for performance periods beginning on January 1, 2009 or earlier, immediate pro-rata payment in cash of each outstanding LTIP award for which the performance period has not yet been completed, based on 100% of the target value irrespective of actual performance, for performance periods beginning after January 1, 2009 based upon actual financial performance; and
•	for Messrs. Keating and Steiner, continued payment of life insurance premiums for the remainder of their lives provided that they retire at or after age 62; and
•	title to the executive’s company automobile on an “as is” basis, with the automobile’s fair market value being taxable to the executive.

Retirement is generally defined as a termination of employment at or after age 65 for all Named Executive Officers.

Payments Made Upon Death or Disability

In the event of the death or disability of Named Executive Officer, in addition to the benefits listed under the heading “Payments Made Upon Termination”, the Named Executive Officer or his or her estate will receive the following:

•	full vesting of all outstanding equity awards;
•	for performance periods beginning on January 1, 2009 or earlier, immediate pro-rata payment in cash of each outstanding LTIP award for which the performance period has not yet been completed, based on 100% of the target value irrespective of actual performance, and based upon actual financial performance for performance periods beginning after January 1, 2009;
•	benefits under the company’s disability plan or payments under the company’s life insurance plan, as appropriate; and
•	a pro-rata portion of the Named Executive Officer’s annual bonus for the performance year in which the termination occurs based upon target performance, payable at the time that annual bonuses are paid to other executives.

A “disability” is considered to exist if the executive has been absent from fully performing his or her responsibilities due to physical or mental illness for a period of six consecutive months.

Payment Made Upon Involuntary Termination of Employment without Cause or for Good Reason

In the event of the termination of a Named Executive Officer’s employment by us without cause (other than death or disability) or by the Named Executive Officer for good reason, in addition to the benefits listed under the heading “Payment Made Upon Termination”, the Named Executive Officer will receive the following benefits:

•	an immediate lump-sum payment equal to two times the executive’s base salary (three times in the case of Mr. Keating) and most recent bonus paid or earned, subject to a reduction as set forth in the employment agreement if termination of employment occurs within two years of the executive’s “eligibility date” for retirement (as defined above under “Payments Made Upon Retirement”);
•	a pro-rata portion of the Named Executive Officer’s annual bonus for the performance year in which the termination occurs, payable on the same terms and conditions as if the executive had retired;
•	full vesting of all outstanding equity awards;
•	for performance periods beginning on January 1, 2009 or earlier, pro-rata payment in cash of each outstanding LTIP award for which the performance period has not yet been completed, based on 100% of the target value irrespective of actual performance, and based upon actual financial performance for performance periods beginning after January 1, 2009;

•	immediate title to the executive’s company automobile on an “as is” basis, with the automobile’s fair market value being taxable to the executive;
•	continued participation in all medical, dental and vision plans which cover the executive and the executive’s eligible dependents for up to 24 months with the executive continuing to make his/her share of premium payments, subject to offset due to future employment; and
•	for Mr. Denninger, Mr. Galla and Ms. Clark, continued payment of life insurance premiums until the earlier of 24 months following employment termination or attainment of age 65 and for Messrs. Keating and Steiner, continued payment of life insurance premiums for the remainder of their lives.

“Good reason” to terminate employment exists if any one of the following events occurs without the Named Executive Officer’s consent after providing the company notice and an opportunity to cure:

•	removal of the Named Executive Officer from his or her position with the company (other than for Cause);
•	reduced base salary or annual target bonus opportunity;
•	a failure to pay promised compensation or benefits under the terms of the employment agreement;
•	relocation by more than 50 miles;
•	the assignment of duties that are materially inconsistent with the Named Executive Officer’s position; or
•	no longer being a direct report to the Chief Executive Officer of the company (for Named Executive Officers other than the Chief Executive Officer)

Payments Made Due to Qualifying Employment Termination on or After a Change in Control

The company has entered into Change of Control Agreements with each of our Named Executive Officers. Other than as noted below, the Change in Control Agreements for each of our Named Executive Officers are substantially similar.

If an executive’s employment is terminated by us without cause (other than due to death or disability) or by the executive for good reason within 90 days prior to the execution of a purchase and sale agreement resulting in a change in control or anytime thereafter until the second anniversary of a change in control, the executive will be entitled to receive the following severance benefits:

•	a lump-sum cash payment equal to the three times the executive’s base salary, in the case of Mr. Keating, and two times, in the case of the other Named Executive Officers, plus three times, in the case of Mr. Keating, and two times, in the case of the other Named Executive Officers, the last annual bonus paid or awarded to the executive in the three years preceding the date of termination, which shall be payable, with interest, on the date that is six months and one business day after the executive’s termination of employment;
•	a pro-rata portion of the Named Executive Officer’s annual bonus for the performance year in which the termination occurs (based on actual company performance through the date of termination) payable on the later of the date that annual bonuses are generally paid to other senior executives and the date that is six months and a day after the executive’s termination of employment (if such bonus payment is not paid until the date that is six months and a day after the executive’s employment termination, the amount shall be credited with interest from March 15th until the date that it is paid);
•	continued participation at the company’s expense for 24 months in all medical, dental and accidental death and disability plans which cover the executive and the executive’s eligible dependents, subject to offset due to future employment;
•	full vesting of outstanding equity awards;

•	for performance periods beginning on January 1, 2009 or earlier, immediate payment in cash of each outstanding LTIP award for which the performance period has not yet been completed, based on 100% of the target value irrespective of actual performance, and based upon actual financial performance for performance periods beginning after January 1, 2009;
•	effective February 22, 2010, an additional three years, in the case of Mr. Keating, and two years, in the case of the other Named Executive Officers, of continuous service under the SERP only to the extent needed to vest in their pension benefits (which requires 5 years of continuous service);
•	benefits under any post-retirement health care plans if the executive would have otherwise become eligible for those benefits by remaining employed through the second anniversary of the employment termination date, commencing on the later of the date that such coverage would have become first available and the date on which the executive’s post-employment participation in our benefit plans, as described above, terminates;
•	prepayment of premiums under any life insurance policy insuring the life of the executive in the case of Messrs. Keating and Steiner, which shall be payable, with interest, on the date that is six months and one business day after the executive’s termination of employment and, in the case of Mr. Denninger, Mr. Galla and Ms. Clark, continued payment of remaining life insurance premium payments for which the company shall establish an irrevocable grantor trust holding assets sufficient to pay such premiums;
•	reimbursement for up to $30,000 (in the aggregate) for outplacement services until the earlier of the first anniversary of the date of termination or the first day of the executive’s employment with a new employer;
•	continued use of executive’s company automobile for six months following employment termination; and
•	title to the executive’s company automobile, with the automobile’s book value being taxable to the executive, which shall be delivered to the executive on the date that is six months and a day after the executive’s termination of employment.

Generally, pursuant to the agreements, a change of control occurs if:

•	a person unaffiliated with the company acquires control of more than thirty-five percent of our voting securities;
•	there is a change in more than fifty percent of our directors over two consecutive years which is not Board-approved;
•	a merger with an unrelated entity that results in our shareholders owning fifty percent or less of the voting securities of the merged entity (or its parent company) occurs; or
•	there is a sale of substantially all of the company’s assets to an unrelated third party or shareholder approval of a plan of complete liquidation or dissolution of the company.

A change in control does not include any related party and management buyout transactions.

“Cause” for purposes of the change in control agreements means the Named Executive Officer’s employment termination due to any one of the following events:

•	the willful and continued failure to substantially perform his or her duties with the company after notice from the company;
•	willful engaging by the Named Executive Officer in conduct which is demonstrably and materially injurious to the company or its subsidiaries, monetarily or otherwise;
•	in the case of the Chief Executive Officer, violating his covenant to the company that he is not bound to any agreement that would, among other things, limit his performance with the company.

“Good Reason” is expanded in the change in control agreements to include the Company’s failure:

•	to pay to the Named Executive Officer any portion of his or her current or deferred compensation, within 30 days of the date such compensation is due;
•	to continue in effect any compensation plan in which the Named Executive Officer participates immediately prior to the change in control which is material to his or her total compensation without an equitable substitute;
•	to provide life insurance, health and accident, or disability plans that are substantially similar to those in which the Named Executive Officer was participating immediately prior to the change in control;
•	to provide the Named Executive Officer with the number of paid vacation days to which he or she was entitled to prior to the change in control;
•	to comply with the employment termination procedures for cause set forth in the change in control agreement.

In no event will the Named Executive Officer have good reason to terminate employment under the change in control agreement due to:

•	a diminution of the business of the company or any of its subsidiaries or a reduction in the Named Executive Officer’s business segment’s head count or budget;
•	a suspension of the Named Executive Officer’s position, job functions, authorities, duties and responsibilities while on paid administrative leave.

Coordination Between Employment Agreements and Change in Control Agreements

A Named Executive Officer will not be entitled to receive full severance benefits under both the executive’s Employment Agreement and the executive’s Change in Control Agreement. An executive shall be entitled to severance benefits under his or her Employment Agreement or Change in Control Agreement only if (1) the executive signs a release agreement, and (2) the executive does not compete with us and our subsidiaries and does not solicit our employees during the 2-year period following termination of employment. A tax gross-up for excise taxes under Section 4999 of the Internal Revenue Code (and income taxes on the gross-up) that become payable by an executive will be paid only if payments (including vesting of outstanding equity compensation awards) contingent on a change in ownership or control of the company exceed the maximum amount (as determined under applicable tax rules) that the executive could receive without having any such payments become subject to such tax by at least $100,000.

Assumptions Regarding Post Termination Payment Tables

Except as noted below, the following tables were prepared as though each of our Named Executive Officers’ employment was terminated on December 31, 2009 using the closing price of our Common Stock as of that day ($23.09). The amounts under the column labeled “Termination by Us without Cause or by Named Executive Officer for Good Reason on Account of a Change in Control” assume that a change in control occurred on December 31, 2009. We are required by the SEC to use these assumptions. With those assumptions taken as a given, we believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable in the aggregate. However, the executives’ employment was not terminated on December 31, 2009 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact.

General Assumptions

•	Base amount calculations for Section 280G tax gross-ups are based on each of our Named Executive Officer’s taxable wages (Form W-2, Box 1) for the years 2004 through 2008.
•	All Named Executive Officers were assumed to be subject to the maximum federal and Connecticut income and other payroll taxes, aggregating to a net combined effective tax of 61.025% when calculating the excise tax gross-up.

Equity-Based Assumptions

•	Unvested stock options and stock appreciation rights vested on December 31, 2009 with respect to a change in control, termination of employment without cause by us or by the Named Executive Officer for good reason, retirement, death or disability.
•	Unvested stock options and stock appreciation rights that become vested due to a change in control are valued based on their “spread” (i.e., the difference between the stock’s fair market value and the exercise price).
•	It is possible that IRS rules would require these items to be valued using a valuation method such as the Black-Scholes model if they continued in existence after a change in control. Using a Black-Scholes value in lieu of the “spread” would result in higher value for excise taxes and the related tax gross-up payment.

Incentive Plan Assumptions

•	The entire value of long-term incentive plan awards with a performance period that has not ended as of a change in control are fully taken into account without any discount for amounts that may earned as of the assumed change in control date for purposes of the excise tax gross-up payment.
•	All amounts under our annual bonus plan were earned for 2009 in full based on actual performance and are not treated as subject to the excise tax upon a change in control.

Retirement Benefit Assumptions

•	The present value of the additional service credit for retirement benefits due to a qualifying employment termination after a change in control consists of 2 years of additional credit, except in the case of Mr. Keating whose additional service credit is 3 years.
•	All benefits are payable in a single lump sum at the participant’s earliest retirement-eligible date.
•	December 31, 2009 present values for the qualified pension plan assume that all executives are employed until retirement and benefits commence at the earlier of normal retirement age (generally, age 65) and the earliest age at which an unreduced pension could be received (e.g., age 63 with 30 years of service). Present values for the SERP reflect the change to interest rate methodology required under the Pension Protection Act of 2006 and eliminate pre-retirement mortality assumptions because SERP benefits are payable as a lump sum.

Conditional Tax Gross-Up for 20% Excise Tax

A 20% excise tax is payable by a Named Executive Officer if post termination amounts that are considered to be contingent on a change in control for tax purposes equal or exceed three times the officer’s average taxable income for the five years ended December 31, 2008. This tax equals 20% of all contingent payments that exceed his or her average taxable income as described above. Amounts that are subject to the 20% excise tax are not deductible under any circumstances by the buyer.

Based on the assumption that a change in control occurred on December 31, 2009, the post termination payment tables estimate the potential tax gross-up obligation based on the assumptions described above. No adjustment has been made to these amounts for the potential impact of lost deductions to a buyer after a change in control. In addition, taxable income paid prior to the year of the change in control will increase the trigger amount for the 20% excise tax.

In the event that any payments related to a change in control are subject to the 20% excise tax, the change in control agreements provide for a conditional tax gross-up payment to reimburse the Named Executive Officer for the excise tax and additional taxes resulting from the imposition of the excise tax. The gross-up payment will be made, however, only if the amounts treated as contingent on the change in control exceed the maximum amount payable under trigger amount described above by more than $100,000. If these amounts exceed the trigger amount by $100,000 or less, then the payments to the Named Executive Officer will be reduced to an amount that does not trigger the 20% excise tax. If a change in control were to have occurred on December 31, 2009, only Mr. Denninger among the Named Executive Officers would have been entitled to receive a tax gross-up payment. The company anticipates that the amount allowed to be paid to

Mr. Denninger without triggering golden parachute excise taxes will increase over time as Mr. Denninger earns taxable compensation attributable to short and long-term incentives. The tables assume that all payment of bonus and LTIP awards on an accelerated basis at target will be parachute payments even though that may not be the case depending upon the facts and circumstances at the time of payment.

These tables were prepared on the basis that the post-termination payments under the change in control agreement do not constitute payments subject to the golden parachute excise tax to the extent of the current estimated value of the noncompetes as determined by an independent third party. The extent to which these payments may be subject to the golden parachute excise tax will be determined on the basis of the facts and circumstances at the time of an event that triggers these payments under the change in control agreements.

Coordination with Other Tables

The post termination payment tables do not duplicate amounts disclosed elsewhere in this proxy that the Named Executive Officer had earned a vested right to receive prior to January 1, 2010. These amounts primarily include the following:

•	Stock options, stock appreciation rights and restricted stock that vested prior to termination of employment — vested equity awards are reflected in the Outstanding Equity Awards at 2009 Fiscal Year-End table;
•	Pension and SERP benefits, which are reflected in the 2009 Pension Benefits Table;
•	Nonqualified deferred compensation vested under the Deferred Compensation Plan, which is reflected in the 2009 Non-Qualified Deferred Compensation Plan Table; and
•	Unreimbursed business expenses.

NEAL J. KEATING

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer with Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Death	Disability
Cash Severance(1)	0	3,363,120	2,242,080	730,080	730,080	730,080
Acceleration of Long Term Incentive Grants at Target(2)	0	2,160,000	1,080,000	1,080,000	1,080,000	1,080,000
Value of Accelerated Unvested Equity(3)	0	1,985,763	1,985,763	1,985,763	1,985,763	1,985,763
Benefits Continuation(4)	0	44,405	44,405	0	0	0
Life Insurance(5)	0	282,333	282,333	282,333	0	282,333
Company Automobile(6)	0	41,125	41,125	41,125	0	0
Outplacement Services	0	30,000	0	0	0	0
Present Value of Additional Service Credit for Retirement Benefits(7)	0	427,086	0	0	0	0
Excise Tax and Gross-Up	0	0	0	0	0	0
Accrued Benefits(8)	0	0	0	0	0	0
Total	0	8,333,832	5,675,706	4,119,301	3,795,843	4,078,176

Notes:

(1)	Reflects two times (or three times in the event of a change in control) Mr. Keating’s 2009 base salary ($675,000) and last paid bonus ($446,040). If retirement, death or disability, reflects pro-rata bonus at target, to be paid when normally paid to other executives.
(2)	Reflects a pro-rata payment of the 3-year long-term incentive award grants made for the 2008 – 2010 and 2009 – 2011 performance periods; reflects payment of 100% target in the event of a Change in Control.
(3)	Reflects the value of unvested restricted stock that becomes fully vested, calculated by the difference between the exercise price and the closing market price of $23.09 as of December 31, 2009.
(4)	Reflects the value of the company’s share of premium payments to be made for medical, dental, MERP and vision for 24 months, based on 2010 premiums for active employees with one dependent.
(5)	Reflects the value of regular annual premium based on 2009 rate, which will be paid for 24 months. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/09 is illustrated in this chart assuming net rate of return for annual premium at 2.79%, mortality based on blended RP2000 (as required by the Pension Protection Act of 2006), interest at 5.15%.
(6)	Reflects the value of the automobile at the Kelley Blue Book trade in value.
(7)	This amount does not include amounts that the Named Executive Officer accrued under the Company’s pension plan and SERP as of December 31, 2009, which are disclosed in the Pension Benefits table at page 38. Mr. Keating is not yet vested in the Company’s pension plan.
(8)	Mr. Keating is not vested in the 401(k) Plan company matching contributions. Mr. Keating would be entitled to receive his contributions to this plan. The definition of accrued benefits does not include amounts already reported in the Pension Benefits table on page 38, and unreimbursed business expenses that may be due.

WILLIAM C. DENNINGER

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer with Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Death	Disability
Cash Severance(1)	0	923,602	923,602	297,440	297,440	297,440
Acceleration of Long Term Incentive Grants at Target(2)	0	418,000	139,333	139,333	139,333	139,333
Value of Accelerated Unvested Equity(3)	0	60,740	60,740	60,740	60,740	60,740
Benefits Continuation(4)	0	31,915	31,915	0	0	0
Life Insurance(5)	0	285,958	10,088	0	0	0
Company Automobile(6)	0	9,450	9,450	9,450	0	0
Outplacement Services	0	30,000	0	0	0	0
Present Value of Additional Service Credit for Retirement Benefits(7)	0	116,563	0	0	0	0
Excise Tax and Gross-Up(8)	0	706,114	0	0	0	0
Accrued Benefits(9)	0	0	0	0	0	0
Total	0	2,582,342	1,175,128	506,963	497,513	497,513

Notes:

(1)	Reflects two times Mr. Denninger’s 2009 base salary ($440,000) and last paid bonus ($21,801). If retirement, death or disability, reflects pro-rata bonus at target, to be paid when normally paid to other executives.
(2)	Reflects a pro rata payment of the LTIP performance period 2009 – 2011; reflects payment of 100% target in the event of a Change in Control.
(3)	Reflects the value of unvested stock options and restricted stock that become vested, which is calculated by the difference between the exercise price and the closing market price of $23.09 as of December 31, 2009.
(4)	Reflects the value of the company’s share of premium payments to be made for medical, dental, MERP and vision for 24 months at company cost, based on 2010 premiums for active employees plus spouse.
(5)	Reflects the value of regular annual premium based on 2009 rate, which will be paid for 24 months. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/09 is illustrated in this chart assuming net rate of return for annual premium at 2.79%, mortality based on blended RP2000 (as required by the Pension Protection Act of 2006), interest at 5.15%.
(6)	Mr. Denninger has elected to retain his personal vehicle and thus receives an allowance of $1,575 per month for use and maintenance. This amount reflects 6 months of the vehicle allowance.
(7)	This amount does not include amounts that the Named Executive Officer accrued under the Company’s pension plan and SERP as of December 31, 2009, if any, which are disclosed in the Pension Benefits table at page 38. Mr. Denninger is not yet vested in the Company’s pension plan.
(8)	Represents the Company’s reimbursement obligation due to application of the excise tax to Mr. Denninger’s current circumstances.
(9)	Mr. Denninger is not vested in the 401(k) Plan company matching contributions, however he would be entitled to receive his contributions to this plan. The definition of accrued benefits does not include amounts already reported in the Pension Benefits table on page 38, and unreimbursed business expenses that may be due.

GREGORY L. STEINER

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer with Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Death	Disability
Cash Severance(1)	0	832,910	832,910	226,460	226,460	226,460
Acceleration of Long Term Incentive Grants at Target(2)	0	318,250	106,083	106,083	106,083	106,083
Value of Accelerated Unvested Equity(3)	0	433,544	433,544	433,544	433,544	433,544
Benefits Continuation(4)	0	15,192	15,192	0	0	0
Life Insurance(5)	0	173,158	173,158	173,158	0	173,158
Company Automobile(6)	0	29,625	29,625	29,625	0	0
Outplacement Services	0	30,000		0	0	0
Present Value of Additional Service Credit for Retirement Benefits(7)	0	101,147		0	0	0
Excise Tax and Gross-Up	0	0		0	0	0
Accrued Benefits(8)	0	0	0	0	0	0
Total	0	1,933,826	1,590,512	968,870	766,087	939,245

Notes:

(1)	Reflects two times Mr. Steiner’s 2009 base salary ($335,000) and last paid bonus ($81,455). If retirement, death or disability, reflects pro-rata bonus at target, to be paid when normally paid to other executives.
(2)	Reflects a pro-rata payment of the 3-year LTIP Award 2009 – 2011 performance period; reflects payment of 100% target in the event of a Change in Control.
(3)	Reflects the value of unvested restricted stock and the value of unvested stock options that become fully vested and remain exercisable, which is calculated by the difference between the exercise price and the closing market price of $23.09 as of December 31, 2009.
(4)	Reflects the value of the company’s share of premium payments to be made for medical, dental, MERP and vision for 24 months, based on 2010 premiums for active employees with one dependent.
(5)	Reflects the value of regular annual premium based on 2009 rate, which will be paid for 24 months. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/09 is illustrated in this chart assuming net rate of return for annual premium at 2.79%, mortality based on blended RP2000 (as required by the Pension Protection Act of 2006), interest at 5.15%.
(6)	Reflects the value of the automobile at the Kelley Blue Book trade in value.
(7)	This amount does not include amounts that the Named Executive Officer accrued under the Company’s pension plan and SERP as of December 31, 2009, which are disclosed in the Pension Benefits table at page 38. Mr. Steiner is not yet vested in the Company’s pension plan.
(8)	Mr. Steiner is not vested in the 401(k) Plan company matching contributions, however he would be entitled to receive his contributions to this plan. The definition of accrued benefits does not include amounts already reported in the Pension Benefits table on page 38, and unreimbursed business expenses that may be due.

CANDACE A. CLARK

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer with Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Death	Disability
Cash Severance(1)	0	958,014	958,014	229,164	229,164	229,164
Acceleration of Long Term Incentive Grants at Target(2)	0	953,800	631,750	631,750	631,750	631,750
Value of Accelerated Unvested Equity(3)	0	0	0	0	0	0
Benefits Continuation(4)	0	31,915	31,915	0	0	0
Life Insurance(5)	0	235,274	5,778	0	0	0
Company Automobile(6)	0	33,600	33,600	33,600	0	0
Outplacement Services	0	30,000	0	0	0	0
Present Value of Additional Service Credit for Retirement Benefits(7)	0	218,500	0	0	0	0
Excise Tax and Gross-Up	0	0	0	0	0	0
Accrued Benefits(8)	100,428	100,428	100,428	100,428	100,428	100,428
Total	100,428	2,561,531	1,761,485	994,942	961,342	961,342

Notes:

(1)	Reflects two times the sum of Ms. Clark’s 2009 base salary ($339,000) and last paid bonus ($140,007). If retirement, death or disability, reflects pro-rata bonus at target, to be paid when normally paid to other executives.
(2)	For a change in control, payment reflects 100% target for outstanding LTIP Awards for the 2007 – 2009, 2008 – 2010, and 2009 – 2011 performance periods. For termination with good reason or retirement, the amount reflects a pro-rata payment of the same 3-year long-term incentive grants.
(3)	Reflects the value of the unvested stock options and restricted stock that become vested, which is calculated as difference between the exercise price and the closing market price of $23.09 as of December 31, 2009.
(4)	Reflects the value of the company’s share of the premium payments to be made for medical, dental, MERP and vision for 24 months, based on 2010 premiums for active employees with one dependent.
(5)	Reflects the value of regular annual premium based on 2009 rate, which will be paid for 24 months. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/09 is illustrated in this chart assuming net rate of return for annual premium at 2.79%, mortality based on 2010 blended RP2000 (as required by the Pension Protection Act of 2006), interest at 5.15%.
(6)	Reflects the value of the automobile at the Kelley Blue Book trade in value.
(7)	This amount does not include amounts that the Named Executive Officer accrued under the Company’s pension plan and SERP as of December 31, 2009, which are disclosed in the Pension Benefits table at page 38.
(8)	Reflects 401(k) Plan company matching contributions. Ms. Clark is also entitled to receive her contributions to this plan. The definition of accrued benefits does not include amounts already reported in the Pension Benefits table on page 38, and un-reimbursed business expenses that may be due.

RONALD M. GALLA

	Termination by Us for Cause or Voluntary Termination by Named Executive Officer Without Good Reason	Termination by Us without Cause or by Named Executive Officer with Good Reason on Account of a Change in Control	Termination by Us without Cause or by Named Executive Officer with Good Reason	Retirement	Death	Disability
Cash Severance(1)	0	803,816	803,816	178,261	178,261	178,261
Acceleration of Long Term Incentive Grants at Target(2)	0	781,200	517,500	517,500	517,500	517,500
Value of Accelerated Unvested Equity(3)	0	0	0	0	0	0
Benefits Continuation(4)	0	31,915	31,915	0	0	0
Life Insurance(5)	0	275,508	9,600	0	0	0
Company Automobile(6)	0	31,650	31,650	31,650	0	0
Outplacement Services	0	30,000	0	0	0	0
Present Value of Additional Service Credit for Retirement Benefits(7)	0	187,581	0	0	0	0
Excise Tax and Gross-Up	0	0	0	0	0	0
Accrued Benefits(8)	95,016	95,016	95,016	95,016	95,016	95,016
Total	95,016	2,236,686	1,489,497	822,427	790,777	790,777

Notes:

(1)	Reflects two times the sum of Mr. Galla’s 2009 base salary ($293,000) and last paid bonus ($108,908). If retirement, death or disability, reflects pro-rata bonus at target, to be paid when normally paid to other executives.
(2)	For a change in control, payment reflects 100% target for outstanding LTIP Awards made for the 2007 – 2009, 2008 – 2010, and 2009 – 2011 performance periods. For termination with good reason or retirement, the amount reflects a pro-rata payment of the same 3-year long-term incentive grants.
(3)	Reflects the value of the unvested stock options and restricted stock that become vested, which is calculated as difference between the exercise price and the closing market price of $23.09 as of December 31, 2009.
(4)	Reflects the value of the company’s share of the premium payments to be made for medical, dental, MERP and vision for 24 months, based on 2010 premiums for active employees with one dependent.
(5)	Reflects the value of regular annual premium based on 2009 rate, which will be paid for 24 months. The premium payment obligation accelerates upon a Change in Control; the estimated pre-payment for life insurance premium payments as of 12/31/09 is illustrated in this chart assuming net rate of return for annual premium at 2.79%, mortality based on 2010 blended RP2000 (as required by the Pension Protection Act of 2006), interest at 5.15%.
(6)	Reflects the value of the automobile at the Kelley Blue Book trade in value.
(7)	This amount does not include amounts that the Named Executive Officer accrued under the Company’s pension plan and SERP as of December 31, 2009, which are disclosed in the Pension Benefits table at page 38.
(8)	Reflects 401(k) Plan company matching contributions. Mr. Galla is also entitled to receive his contributions to this plan. The definition of accrued benefits does not include amounts already reported in the Pension Benefits table on page 38, and un-reimbursed business expenses that may be due.

Risk Assessment of Compensation Policies and Practices

Management, including the Company’s Internal Audit Department, has reviewed existing incentive compensation programs in which executives who are not Named Executive Officers participate in order to confirm that such programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Incentive compensation programs exist at our Corporate headquarters and at both the Aerospace and Industrial Distribution segments and no particular business carries a significant portion of the Company’s overall risk profile. Stock incentive awards are also available under the Company’s 2003 Stock Incentive Plan for executives recommended by senior management at each business segment and at Corporate; these awards are determined based upon parameters developed by the Personnel & Compensation Committee’s independent consultant and all awards are reviewed and approved by the Personnel & Compensation Committee. The cash incentive compensation program for Corporate executives is subject to performance parameters and dollar limitations with supervisor recommendations reviewed and approved by the VP-Human Resources and Chief Executive Officer. Cash incentive programs at the Aerospace segment tend to be discretionary in nature with review and approval of all recommendations by the division senior management as well as the Aerospace segment President. Cash incentive programs at the Industrial Distribution segment tend to be based upon degree of attainment of specific financial performance goals which, overall, are developed on a basis consistent with the segment’s longer term financial goals. These programs are subject to review by the Industrial Distribution VP-Human Resources. On the basis of this review, management has concluded that existing incentive programs applicable to non-Named Executive Officers do not create risks that are reasonably likely to have a material adverse effect on the Company.

APPROVAL OF THE COMPANY’S 2003 STOCK INCENTIVE PLAN (AS AMENDED THROUGH
FEBRUARY 23, 2010) (Proposal No. 2)

The Board of Directors Recommends a Vote “For” this Proposal.

Background

The 2003 Stock Incentive Plan (the “2003 Plan”) was adopted by the Board on September 23, 2003 and approved by shareholders initially on April 20, 2004 and most recently on April 19, 2005. The 2003 Plan is a continuation and extension of the stock incentive program of the Company set forth in its 1993 Stock Incentive Plan (hereinafter called the “1993 Plan”). On October 13, 2009 and February 23, 2010, the Board approved further amendments and restatements of the 2003 Plan, as described below, subject in certain respects to approval by the Company’s shareholders at this Annual Meeting.

This Proposal No. 2, if approved by shareholders, would authorize the adoption and operation of the 2003 Plan, as amended and restated through February 23, 2010. This Proposal No. 2 is also being submitted to the shareholders in order to renew the approval of shareholders, previously obtained in 2005, with respect to certain performance-based compensation in accordance with the shareholder approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, shareholder approval of the 2003 Plan, as amended and restated through February 23, 2010, will also constitute approval of the material terms of the performance goals contained in the 2003 Plan for purposes of enabling the Company to meet the requirements under Section 162(m) of the Code for tax deductibility of amounts paid under the 2003 Plan to certain of the Company’s executive officers.

In the event that Proposal No. 2 is not approved by shareholders, the additional two million shares of Common Stock referred to under ‘Material Changes to the 2003 Plan’ below, would be unavailable for issuance pursuant to the 2003 Plan. Furthermore, certain performance-based compensation paid pursuant to the 2003 Plan may not be deductible by the Company. As a result, our ability to attract and retain key employees could be adversely affected and the Company’s ability to deduct payments of performance-based compensation to our Named Executive Officers would be impaired.

The summary discusses the material features of the 2003 Plan and relates to (a) an aggregate of 2,484,395 shares of the Company’s common stock, par value $1.00 per share (sometimes referred to below as “Shares”, “Stock” or “Common Stock”) which may be issued in connection with Awards, as hereinafter defined, granted under the 2003 Plan on or after October 13, 2009, and (b) all additional shares underlying outstanding awards granted prior to October 13, 2009 under the 1993 Plan and the 2003 Plan. On February 16, 2010, the closing price per share of our Common Stock on the Nasdaq Global Market was $25.51.The full text of the 2003 Plan, as amended and restated, is set forth as Exhibit 2 to this Proxy Statement and the following summary is qualified in its entirety by reference to Exhibit 2.

Material Changes to the 2003 Plan

The 2003 Plan includes the following material changes: (1) the amount of shares reserved for issuance pursuant to Awards made under the 2003 Plan on or after October 13, 2009 has been increased by 2,000,000, to a total of 2,484,395 Shares of Common Stock; (2) the Committee has been authorized to make a new type of Award under the 2003 Plan – called “Restricted Stock Units,” which are awards denominated in shares of Stock that will be settled, subject to the terms and conditions as the Committee may determine at the time of grant, in the manner specified below under the heading “Restricted Stock Units”; and 3) the 2003 Plan definition of “Eligible Person” has been amended to delete the exclusion of members of the Committee to clarify that Committee members, all of whom are independent, non-employees, may receive appropriate awards.

Purpose; Duration of the Plan

The purpose of the 2003 Plan is to advance the interests of the Company by encouraging and enabling the acquisition of equity interests in the Company and the receipt of other long-term incentive remuneration by key employees of the Company and its subsidiaries and other persons upon whose judgment and loyalty the Company is largely dependent for the successful conduct of its operations. The types of awards that may be granted to such persons pursuant to the 2003 Plan include incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and long-term performance award payable in cash or stock (all of the foregoing are sometimes collectively referred to as “Awards”).

The 2003 Plan took effect on November 1, 2003 and will expire on October 31, 2013. The Board may from time to time amend the 2003 Plan as it shall deem advisable, provided that, without shareholder approval, the Board may not extend the expiration date, change the class of eligible persons, increase the maximum Award term, or (except in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, divisive reorganization, issuance of rights, combination or split-up or exchange of shares or the like, in which case an appropriate adjustment shall be made) decrease the minimum exercise price or increase the number of shares for which Awards may be granted. No amendment of the 2003 Plan shall in any way adversely affect Awards then outstanding under the 1993 Plan or the 2003 Plan.

Stock Subject to the 2003 Plan

The number of Shares of Common Stock that may be issued and sold pursuant to Awards granted under the 2003 Plan on or after October 13, 2009 may not exceed, in the aggregate, 2,484,395 Shares, all subject to appropriate adjustment as specified in the 2003 Plan, which Shares shall be in addition to all shares of Stock issued or reserved for issuance pursuant to awards granted prior to October 13, 2009 under the 1993 Plan and the 2003 Plan.

In making its determination to request additional equity incentive plan shares from its shareholders, the Company has calculated its “burn rate”, or the total stock option equivalents divided by common shares outstanding. Stock option equivalents are the sum of the total number of stock options and the stock option equivalent of restricted shares granted for the measurement period. The stock option equivalent of restricted shares granted is based on the variability of our stock price over the measurement period. Based on the variability of our stock price for the periods presented, each restricted share granted was determined to be equivalent to two stock options.

The following table shows the factors used in determining our burn rate:

	2007	2008	2009	3-year Average
Stock Option Equivalents:
Stock Options Granted	109,800	215,245	213,210	179,418
Restricted shares granted	85,675	123,045	174,150	127,623
Weighting based on stock price volatility	2	2	2	2
Stock option equivalent of restricted shares	171,350	246,090	348,300	255,246
Total stock option equivalents	281,150	461,335	561,510	434,664
Common Shares Outstanding	25,143,423	25,470,618	25,766,477	25,460,173
Burn Rate	1.12%	1.81%	2.18%	1.71%
Weighted average stock price on date of grant	24.62	25.89	17.06	22.52

We believe that the average burn rate is within guidelines established by organizations such as RiskMetrics Group for purposes of assessing the reasonableness of the Company’s request.

Administration of the Plan

The 2003 Plan is administered by a committee composed of not less than three members of the Board, who are appointed by the Board for terms of one year subject to the right of the Board to remove a Committee member at any time. Currently, the powers and responsibilities of the committee under the 2003 Plan are vested in the Personnel and Compensation Committee of the Board (called the “Committee” in this description of Proposal No. 2). The Committee has the authority in its discretion to grant Awards to eligible persons and to determine the provision of Awards granted and has the responsibility for administration of the 2003 Plan.

Eligibility and Extent of Participation

Participants eligible to receive incentive options under the 2003 Plan are those full-time salaried employees of the Company or a subsidiary who are, in the sole opinion of the Committee, responsible for the management and growth of all or part of the business of the Company, including officers of the Company or a subsidiary (“Participants”). As of February 1, 2010, approximately sixty (60) employees and directors would be eligible to participate in the 2003 Plan. In accordance with Section 422 of the Code, no one Participant may be granted incentive options which first become exercisable during any calendar year with respect to shares with an aggregate fair market value (as defined below), as of the date or dates of grant, in excess of $100,000. There is no minimum share requirement for the granting of options. Persons eligible to receive non-statutory options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and long-term performance awards include all employees eligible to receive incentive options and any non-employees that in the sole opinion of the Committee are responsible for the growth and/or management of all or a part of the business of the Company.

Stock Options and Stock Appreciation Rights

The 2003 Plan authorizes Awards of incentive options, non-statutory options, and stock appreciation rights. Each incentive option shall have a term not in excess of ten (10) years from the date on which it is granted, except in the case of any incentive option granted to an individual owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (a “Principal Shareholder”). Any incentive option granted to a Principal Shareholder shall have a term not in excess of five (5) years from the date on which it is granted. However, in the event of the death or disability of an optionee or the termination of employment of an employee-optionee, the incentive option may expire prior to such ten (10) or five (5) year terms, as described below. Each non-statutory option shall have a term not in excess of ten (10) years and one (1) day from the date on which it is granted; provided, however, that in the event of the death, disability or retirement of an optionee or the termination of employment of an optionee the non-statutory option may expire prior to said ten (10) year and one (1) day term, as described below.

Each option granted under the 2003 Plan shall become exercisable on such date or dates and in such amount or amounts as the Committee shall determine. In the absence of any other provision by the Committee, each option granted shall become exercisable with respect to twenty percent (20%) of such Shares subject thereto after the expiration of one (1) year following the date of its grant, and shall be exercisable as to an additional twenty percent (20%) of such Shares after the expiration of each of the succeeding four (4) years, on a cumulative basis, so that such option, or any unexercised portion thereof, shall be fully exercisable after a period of five (5) years from the date of its grant, except for an incentive option granted to a Principal Shareholder which shall become exercisable to the extent of twenty-five percent (25%) after one year and an additional twenty-five percent (25%) after each of the succeeding three (3) years. Except as discussed below, no optionee other than non-employees granted non-statutory options may exercise his/her option or any part thereof unless at the time of such exercise he/she shall be employed by the Company or a subsidiary and shall have been so employed continuously since the date of grant of his/her option, excepting leaves of absence approved by the Committee.

The purchase price under each incentive option shall be as determined by the Committee but not less than one hundred percent (100%) of the fair market value of the Shares subject to such option on the date of grant, except that such option price shall not be less than one hundred ten percent (110%) of such fair market value in the case of any incentive option granted to a Principal Shareholder. The purchase price under each non-statutory option shall be determined by the Committee but may not be less than one hundred percent (100%) of the fair market value of the Shares subject to such option on the date of grant. Under the 2003 Plan, the term “Fair Market Value” is defined as the mean between the highest and lowest quoted selling prices of the Stock in the NASDAQ Global Market on the day of grant. If there were no sales on the valuation date, the Fair Market Value shall be the closing price of the Stock in the NASDAQ Global Market on the most recent trading day preceding the valuation date on which sales of the Stock occurred.

At the time of the exercise of an option, the purchase price is payable in full in cash or, in the discretion of the Committee, in Shares of Common Stock, including previously owned Shares or Shares otherwise issuable upon the exercise of such option, having an aggregate fair market value (for this purpose only, such term is defined as the closing price of the Stock in the NASDAQ Global Market on the most recent trading day preceding the date of exercise on which sales of the Stock occurred) equal to the full purchase price, or a combination of such Shares and cash.

A stock appreciation right granted in tandem with an incentive option or a non-statutory option may be granted only at the time of the grant of such option. A stock appreciation right or applicable portion thereof granted in tandem with a given stock option shall terminate and no longer be exercisable upon the termination or exercise of the related stock option. Each stock appreciation right shall become exercisable on such date or dates and in such amount or amounts as the Committee shall determine; provided, however, that any stock appreciation right granted in tandem with a stock option shall be exercisable in relative proportion to and to the extent that such related stock option is exercisable. Generally, in the absence of any other provision by the Committee, each stock appreciation right shall be exercisable with respect to not more than twenty percent (20%) of such Shares subject thereto after the expiration of one (1) year following the date of its grant, and shall be exercisable as to an additional twenty percent (20%) of such Shares after the expiration of each of the succeeding four (4) years.

Restricted Stock Awards

The Committee may from time to time, in its sole discretion, make Awards of Shares of Common Stock subject to such any restrictions that the Committee may determine. Shares of restricted Stock granted to employees of the Company or a subsidiary shall be subject to forfeiture upon termination of employment with the Company or a subsidiary, and those granted to non-employee directors of the Company shall be subject to forfeiture to the Company upon cessation of service as a director. In the absence of any other provision by the Committee, such restrictions shall lapse with respect to not more than twenty percent (20%) of the Shares subject to the restricted stock award on the date one (1) year following the date of grant and with respect to an additional twenty percent (20%) of such Shares after the expiration of each of the succeeding four (4) years thereafter, so that such restricted Stock shall be free of all such restrictions on the date that is five (5) years following the date of its grant.

Restricted Stock Units

On October 13, 2009, the Board added a new form of Award under the 2003 Plan, called “Restricted Stock Units” (“RSUs”). An RSU is an Award denominated in shares of Stock that will be settled, subject to the terms and conditions as the Committee may determine at the time of grant, (i) in cash, based upon the Fair Market Value of a specified number of shares of Stock, (ii) in shares of Stock, or (iii) a combination thereof. An RSU Award shall be settled as and when the RSUs vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits. Each RSU represents one share of Stock, but does not give a Participant any of the rights that would otherwise be gained by such Participant by owning a share of Stock, such as voting and dividend rights.

RSUs are subject to such terms and conditions as the Committee may impose, including conditioning the grant, vesting, or transferability of RSUs upon the continued service of the applicable Participant. Prior to the grant of an Award of RSUs, the Committee shall (i) determine the nature, length and starting date of any vesting period for such Award; and (ii) determine the number of shares of Stock that may be awarded to the Participant pursuant to such Award. The conditions for grant, vesting or transferability and the other provisions of RSUs need not be the same with respect to each Participant. RSUs may not be sold, assigned, transferred or otherwise disposed of or pledged or otherwise encumbered.

Except as may otherwise be provided in an Award agreement, in the event of the termination of a Participant’s employment by the Company or a Subsidiary for any reason, or a cessation of a Participant as a director of the Company for any reason, all of the Participant’s RSUs shall be forfeited to the Company without the necessity of any further action by the Company or the Participant. Notwithstanding the foregoing and except as may be otherwise provided in the Award Agreement, upon the death, disability or retirement of the Participant, all of the Participant’s RSUs shall vest in full and shall be settled in accordance with the terms of the 2003 Plan.

Long-Term Performance Awards

Long-term performance awards (“LTIP Awards”) are awards payable in cash, stock or a combination of cash and Stock that may be granted by the Committee either alone, in addition to or in tandem with other awards granted under the 2003 Plan and/or awards made outside of the 2003 Plan. LTIP Awards do not require payment by the recipient of any consideration for the Award or for shares of Stock, if any, covered by such Award. The Committee determines the length and starting date of each performance period (the “Performance Period”) for each LTIP Award and the performance and/or employment factors to be used in the determination of the value of such Awards and the extent to which such Awards are made subject to various conditions, including vesting or forfeiture provisions. LTIP Awards may vary from Participant to Participant and between groups of Participants and shall be based upon the achievement of Company, subsidiary and/or individual performance factors or upon such other criteria as the Committee may deem appropriate. Performance Periods may overlap and Participants may participate simultaneously with respect to LTIP Awards that are subject to different Performance Periods and different performance factors and criteria.

Not later than ninety (90) days after the beginning of each Performance Period, the Committee determines for each LTIP Award subject to such Performance Period the range of dollar values and/or numbers or dollar values of shares of Common Stock to be issued to the Participant at the end of the Performance Period if and to the extent that the relevant measures of performance for such long-term performance award are met. Such dollar values or numbers of shares of Common Stock may be fixed or may vary in accordance with such performance or other criteria as may be determined by the Committee. The Committee may, after the grant of LTIP Awards, adjust the performance factors applicable to such Awards to take into account changes in the law or in accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships to Participants, provided, however, that the Committee may not make any such adjustments with respect to LTIP Awards granted to covered employees or otherwise intended to satisfy the requirements of Code Section 162(m).

The earned portion of an LTIP Award shall be paid in cash between the January 1st and September 30th of the calendar year following the close of the applicable Performance Period, provided that the Committee may elect to pay up to one-third (1/3) of such amount in whole shares of Stock including under circumstances where a Named Executive Officer is not in compliance with stock ownership guidelines or, at the discretion of the Committee, such earned portion may be paid in whole shares of Stock to the extent requested by the Participant. Any such shares of Stock shall be valued at their Fair Market Value (as defined above) at the close of business on the most recent trading day preceding the date of such payment. The 2003 Plan provides that the Committee retains the discretion to eliminate or decrease the amount of any LTIP Award granted to covered employees (as defined in the 2003 Plan) or otherwise intended to satisfy the requirements of Section 162(m) of the Code, see “Code Section 162(m); Qualified Performance Based Awards” below.

Unless otherwise provided in the applicable Award agreement or other agreement, if a Participant (a) terminates his or her employment or consultancy during a Performance Period because of death or disability, a pro rata portion of the LTIP Award shall be deemed fully vested and fully earned by the Participant at target, as set forth in the 2003 Plan; (b) terminates employment or consultancy during a Performance Period because of retirement (in accordance with the terms of the Company’s tax-qualified Employees’ Pension Plan) at or after attainment of age 62, such Participant will be entitled to a pro rata portion of such LTIP Award (based on actual financial performance and paid at the time such award would otherwise have been paid), as set forth in the 2003 Plan; or (c) terminates employment or his or her consultancy during a Performance Period for any reason other than death or disability, or retirement, then such a Participant shall not be entitled to any payment with respect to the LTIP Award subject to such Performance Period, unless the Committee shall otherwise determine in its discretion.

Code Section 162(m); Qualified Performance Based Awards

Section 162(m) of the Code limits the deductibility for tax purposes of compensation paid by publicly-held corporations to certain employees to $1 million but exempts compensation payable solely on account of the attainment of one or more performance goals (“performance-based compensation”). The exemption which permits the deduction for tax purposes of performance-based compensation despite any limitation under Section 162(m) that may otherwise apply is subject to certain conditions including shareholder approval of the material terms under which performance-based compensation may be granted to participants. Previously, the Company’s shareholders approved the individuals eligible to receive LTIP Awards, the performance criteria that could be used for performance goals and the maximum amount of the compensation that could be paid any employee by attaining the performance goal(s) for a performance period. The Company seeks stockholder approval with respect to the performance criteria that is eligible to be used for LTIP Awards as required every five years under IRS regulations.

LTIP Awards may be designated as “qualified performance-based awards” which are defined in the 2003 Plan as LTIP Awards that are intended to be exempt under Section 162(m) and are granted subject to objective performance goals. Such goals must be based on “qualified performance criteria” which under the 2003 Plan means an objective formula or standard that relates to Company-wide objectives or objectives that relate to the performance of a subsidiary or a division, region, department or function within the Company or a subsidiary based upon one or more of the following criteria: (1) earnings per share, (2) EBITDA (earnings before interest, taxes, depreciation and amortization), (3) EBIT (earnings before interest and taxes), (4) economic profit, (5) cash flow, (6) sales growth, (7) net profit before tax, (8) gross profit, (9) operating income or profit, (10) return on equity, (11) return on assets, (12) return on capital, (13) changes in working capital, or (14) shareholder return. These qualified performance criteria may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measures and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases and strategic loan loss provisions. Qualified performance criteria may, but need not, be based upon a change or an increase or positive result.

The amount payable to any officer or other key employee for any calendar year with respect to all LTIP Awards and/or Restricted Stock Awards designated as qualified performance-based awards may not exceed a maximum of $3 million. For purposes of establishing deductibility under Section 162(m), it is necessary to establish this maximum which is intended as an outside limit, not as an indication of amounts necessarily expected to be earned and the Committee may exercise negative discretion to reduce payments. To the extent, if any, that a qualified performance-based award is paid in shares of the Company’s Common Stock, such shares will be valued at their then Fair Market Value, as defined in the 2003 Plan.

Under the 2003 Plan, Restricted Stock Awards and Restricted Stock Unit Awards may also be designated as qualified performance-based awards. In this event, Shares of Common Stock received by a Participant pursuant to such an Award would be subject to forfeiture in whole or in part depending on performance in relation to qualified performance criteria under one or more of the criteria identified above and subject to similar conditions as apply with respect to LTIP Awards designated as qualified performance-based awards, including a maximum for any executive officer of $3 million for any calendar year measured by the amount paid under such LTIP Awards and/or the Fair Market Value of the restricted Shares held at the time depending on whether or not, during such year, the related qualified performance criteria are met.

Under Section 162(m), incentive stock options, non-statutory stock options, and stock appreciation rights granted to officers and other key employees are treated as qualified performance-based awards provided they are granted at an exercise or reference price equal to or greater than Fair Market Value. The maximum number of shares which may be made subject to any and all such incentive stock options, non-statutory stock options, or stock appreciation rights, which are treated as a qualified performance-based awards, for any calendar year to any officer or other key employee is 500,000 shares of Common Stock.

Change of Control

If within thirty-six (36) months following a change in control (as defined in the 2003 Plan) a Participant’s employment is terminated other than by the Company or a subsidiary for “Cause” (as defined in the 2003 Plan), by reason of death or disability, or by the Participant without “Good Reason” (as defined in the 2003 Plan), the vesting periods of such Participant’s incentive stock options, non-statutory options and/or stock appreciation rights granted and outstanding under the 2003 Plan shall immediately be accelerated and the restrictions and/or conditions applicable to such Participant’s restricted stock awards granted and outstanding under the 2003 Plan shall immediately lapse and be of no further force and effect; such that the terminated participant holding any such award shall have the immediate, fully vested, right to purchase, receive and/or own without risk of forfeiture any and all cash and/or stock that is the subject of the award on the terms and conditions set forth in the 2003 Plan and the particular agreement respecting such award. In the event of a change in control, the Participant’s LTIP Awards shall be deemed fully vested and fully earned and paid when the award would otherwise have been paid, provided however, that if the Participant experiences a separation from service (as defined in the 2003 Plan) in the twenty-four (24) month period following a change in control, other than by reason of death or disability, the participant shall be paid on the date of such separation, unless the participant is a specified employee under Code Section 409A (as determined by the Company), in which case payment will be made on the date which is six months and a day following separation.

Effect of Termination of Employment on Awards

Except in the case of death or disability, unexercised incentive options granted to an employee shall terminate on the date three (3) months following the date on which such employee ceases to be employed by the Company or a subsidiary, except that in no event shall an incentive option be exercised later than ten (10) years from the date on which it was granted, or five (5) years therefrom in the case of a Principal Shareholder optionee. Such incentive options shall be exercisable, if at all, during such three (3) month period only to the extent exercisable on the date of termination of employment (except as described below in cases of death or disability).

Except in the case of death, disability or retirement at age 62 or older, unexercised non-statutory options granted to an employee or to a non-employee director shall terminate on the date three (3) months (one (1) year in the case of non-statutory options granted prior to February 17, 2004) following the date on which such optionee ceases to be employed by the Company or a subsidiary or ceases to be a director of the Company, as the case may be, except that in no event shall a non-statutory option be exercised later than ten (10) years and one (1) day from the date on which it was granted. Such non-statutory options shall be exercisable, if at all, during such three (3) month (or one (1) year where applicable) period only to the extent exercisable on the date such optionee’s employment terminates or the date such optionee ceases to be a director, as the case may be (except as described below in cases of death, disability or retirement at age 62 or older).

Except in the case of death, disability or retirement at age 62 or older, unexercised stock appreciation rights granted to an employee or to a non-employee director shall terminate on the date three (3) months (one (1) year in the case of stock appreciation rights granted prior to February 17, 2004) following the date on which such Participant ceases to be employed by the Company or a subsidiary or ceases to be a director of the Company, as the case may be, except that in no event shall a stock appreciation right be exercisable later than ten (10) years from the date on which it was granted (or ten (10) years and one (1) day in the case of a stock appreciation right granted in tandem with a non-statutory option). The form of stock appreciation right agreement provides that such stock appreciation rights shall be exercisable, if at all, during such three (3) month (or one (1) year where applicable) period only to the extent exercisable on the date such Participant’s employment terminates or the date such Participant ceases to be a director, as the case may be.

Except in the case of death, disability or retirement at age 62 or older, shares of restricted stock awards granted from November 6, 2007 forward for which the restrictions have not lapsed shall be forfeited to the Company on the date on which such Participant ceases to be employed by the Company or a subsidiary or ceases to be a director of the Company, as the case may be. Except in the case of death or disability, shares of restricted stock awards granted prior to November 6, 2007 for which the restrictions have not lapsed shall be forfeited to the Company on the date on which such Participant ceases to be employed by the Company or a subsidiary, or ceases to be a director of the Company, as the case may be (except as described below in cases of death, disability, or retirement at age 62 or older).

Effect of Death, Disability or Retirement on Awards

With respect to incentive stock options, in the event of the death or disability of an optionee while in the employ of the Company or a subsidiary or while serving as a director of the Company, as the case may be, unexercised incentive stock options granted to an optionee may be exercised within the one (1) year period after the date of death or disability, but in no event later than ten (10) years (five (5) years in the case of a Principal Shareholder) from the date the option was granted.

With respect to non-statutory options, in the event of the death, disability or retirement at age 62 or older of an optionee while in the employ of the Company or a subsidiary or in the event of death or disability of an optionee while serving as a director of the Company, such optionee’s non-statutory option, or the unexercised portion thereof, may be exercised within the period of five (5) years succeeding such optionee’s death, disability or retirement, but in no event later than ten (10) years and one (1) day from the date the non-statutory option was granted, by the person or persons designated in the optionee’s will for that purpose or in the absence of any such designation, by the legal representative of the optionee’s estate, or by the optionee or the optionee’s legal representative, as the case may be.

Stock appreciation rights granted to a Participant may be exercised within the five (5) year period after the date of death, disability or retirement, but in no event later than ten (10) years from the date on which it was granted (or ten (10) years and one (1) day in the case of a stock appreciation right granted in tandem with a non-statutory option).

Incentive stock options, non-statutory options and stock appreciation rights continue to vest in accordance with their respective terms during any period of exercisability following death, disability or retirement at age 62 or older.

All conditions and restrictions relating to a Participant’s restricted stock awards from November 6, 2007 forward, shall be waived and lapse in the event of the death, disability, or retirement at age 62 or older of such Participant while in the employ of the Company or a subsidiary or while serving as a director to the Company, as the case may be. All conditions and restriction relating to a Participant’s restricted stock awards granted prior to November 6, 2007 shall be waived and lapse in the event of the death or disability of such Participant while in the employ of the Company or a subsidiary or while serving as a director to the Company.

Federal Income Tax Consequences

The federal income tax consequences arising with respect to Awards granted under the 2003 Plan will depend on the type of Award. From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual Shares. Future appreciation on Shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the Shares are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) if Shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and the Company’s tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) the Company will not be entitled to a tax deduction for compensation attributable to awards granted to one of its covered employees, if and to the extent such compensation does not qualify as “performance-based” compensation under Code Section 162(m), and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1 million; and (iii) an Award may be taxable at 20 percentage points above ordinary income tax rates at the time it becomes vested, even if that is prior to the delivery of the Common Stock in settlement of the Award, if the Award constitutes “deferred compensation” under Code Section 409A, and the requirements of Code Section 409A are not satisfied.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2003 Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to Participants in the 2003 Plan, as the tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits

No Awards utilizing newly authorized shares not previously approved by the shareholders will be made under the 2003 Plan prior to its approval by the shareholders at this Annual Meeting. All future Awards under the 2003 Plan will be made at the discretion of the Committee and, accordingly, are not yet determinable. The value of any benefits awarded under the 2003 Plan will depend on a number of factors, including the Fair Market Value of the Common Stock on future dates and the exercise and investment decisions made by the recipients of performance-based or other Awards. As a result, it is not possible to currently determine the benefits or amounts that might be received by Participants receiving Awards under the 2003 Plan.

Vote Required for Approval

Approval of Proposal No. 2 — the amendment and restatement of the 2003 Plan — will require the affirmative vote of a majority of votes cast at the Annual Meeting.

The Board of Directors Recommends a Vote “For” this Proposal.

APPROVAL OF THE COMPANY’S EMPLOYEES STOCK PURCHASE PLAN
(AS AMENDED THROUGH OCTOBER 13, 2009) (Proposal No. 3)

The Board of Directors Recommends a Vote “For” this Proposal.

Background; Purpose; Amendment

The Company’s Employees Stock Purchase Plan (the “ESPP”) is intended to give employees of the Company and its subsidiaries a convenient opportunity to acquire shares of Common Stock by granting rights to purchase Common Stock through payroll deductions at prices which are equal to 85% of the “Market Value” of the Common Stock at the time each purchase is made.

On October 13, 2009, the Board approved the further amendment of the ESPP, subject to approval by the Company’s shareholders at this Annual Meeting. The principal amendment made was to increase the amount of Authorized Shares (as defined below) under the ESPP by 500,000, to a total of 797,904 Shares of Common Stock. The Board also made a number of technical changes to the ESPP on that date, primarily to update the ESPP for changes in administrative practices. Under Section 423 of the Code and the amendment provisions of the ESPP, the increase in the number of Authorized Shares requires shareholder approval pursuant to this proposal.

This summary discusses the material features of the ESPP, as amended on October 13, 2009. The full text of the ESPP, as amended, is set forth as Exhibit 3 to this Proxy Statement and the following summary is qualified in its entirety by reference to Exhibit 3.

Stock Subject to the ESPP; Adjustments

An aggregate of 797,904 shares of Common Stock (the “Authorized Shares”) may be purchased by participating employees on or after October 13, 2009 (the “Amendment Date”) pursuant to rights granted to participating employees pursuant to the ESPP. The Authorized Shares consist of (i) 500,000 shares of Stock newly authorized by the Board, subject to further shareholder approval, as of the Amendment Date, plus (ii) 297,904 shares of Stock that were authorized for purchase pursuant to the ESPP immediately prior to the Amendment Date but had not been purchased prior to the Amendment Date. The Authorized Shares may consist of treasury shares, authorized but unissued shares or shares purchased in the stock market. On February 16, 2010, the closing price of our Common Stock on the Nasdaq Global Market was $25.51. The Authorized Shares are in addition to all shares purchased for participating employees pursuant to the ESPP prior to the Amendment Date.

In the event the Company engages in a merger, recapitalization, reorganization or similar event, or the payment of a stock dividend on the Common Stock, the number of shares approved for the ESPP shall be increased appropriately, and such other adjustment shall be made as may be deemed equitable by the Board. In the event of any other change affecting the Common Stock, such adjustments shall be made as may be deemed equitable by the Board to give proper effect to such event.

Offering Periods; Plan Administration

The ESPP provides for offering periods of between one (1) and five (5) calendar years. The current two-year offering period began on January 1, 2009 and will end on December 31, 2010. The ESPP is administered by a committee composed of not less than three members of the Board, who are appointed by the Board for terms of one year subject to the right of the Board to remove a Committee member at any time. Currently, the powers and responsibilities of the committee under the ESPP are vested in the Personnel and Compensation Committee of the Board (called the “Committee” in this description of Proposal No. 3). The Committee has the authority in its discretion to make rules and regulations for the administration of the ESPP, and its interpretations and decisions with respect to the ESPP are final.

Eligibility

Each full-time regular employee of the Company or its subsidiaries who has completed three (3) months of service as of the first day of any offering period is eligible to participate in the ESPP (each, a “Participant”). Eligibility for participation is subject to such rules as may be prescribed from time to time by the Committee. Such rules, however, shall neither permit nor deny participation in the ESPP contrary to the requirements of the Code, including, but not limited to, Section 423 thereof, and regulations promulgated thereunder. As of February 1, 2010, approximately 3,200 employees were eligible to participate in the plan. To the extent consistent with Code Section 423, and regulations promulgated thereunder, the Committee may permit persons who are not full-time regular employees of the Company or one of its subsidiaries at the commencement of an offering period, or who have not satisfied the three (3) month service requirement at the commencement of an offering, to participate in such offering, beginning on the date or at a specified date after such person has been a full-time, regular employee of the Company or one of its subsidiaries for at least three (3) months.

Purchase Limit

Each Participant in an offering under the ESPP will be granted a right to purchase shares of Common Stock which have an aggregate purchase price determined under the ESPP equal to the sum of up to ten percent (10%) of his or her annual base salary (plus prior year commissions, if applicable) during the calendar year of each offering period in which he or she participates, plus any cash dividends reinvested in accordance with the ESPP. No employee may be granted a right which permits such employee’s rights to purchase Stock under the ESPP, and any other Stock purchase plan of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the “Market Value” of the Stock (determined at the date of grant of the right) for each calendar year in which the right is outstanding at any time.

How and When Shares are Purchased; Purchase Price

The ESPP provides that shares may be purchased through payroll deductions or dividend reinvestment, as described below. Payroll deduction transactions may not (i) be less than $1.00 per pay period, or (ii) more than ten percent (10%) of the Participant’s annual base salary (plus prior year commissions, if applicable) during any calendar year. Payroll deductions are accumulated during each month and all amounts credited to a Participant’s account as of the end of the month will be used to purchase Common Stock on the 15th day of the following month, whether in whole or fractional shares. If that date is not a business day, the immediately preceding business day will apply for ESPP purposes. The Company does not pay interest on payroll deductions because all accounts are invested on a monthly basis.

The price of all shares purchased for a Participant’s account will be 85% of the “Market Value” of the Common Stock on each date of purchase. “Market Value” means the closing price of the Common Stock on the Nasdaq Global Market and is determined on the business day immediately preceding the date of purchase.

Dividend Reinvestment

For dividends that are declared and are attributable to the Common Stock held in a Participants’ account under the ESPP, a Participant can elect to either receive those dividends in cash or have the dividends reinvested to purchase more Common Stock at 85% of the Market Value in accordance with the ESPP. The dividend reinvestment right does not apply to dividends on any other Common Stock of the Company that are owned by a Participant outside of the ESPP nor does it apply to Shares of Common Stock that have been withdrawn from the ESPP.

Shareholder Rights

Each Participant in the ESPP will (a) be regarded as the owner of each whole share purchased for his or her account from the date of purchase; (b) possess all voting rights associated with ownership of a Share of Common Stock and (c) be entitled to any dividends paid with respect to such Shares. Each Participant will also receive dividends on fractional shares, but will not have any other ownership rights in fractional shares purchased under the ESPP. Shares of Common Stock in a Participant’s account will be issued to the Participant upon termination of the ESPP, upon a Participant’s withdrawal from the ESPP, or at any other time when there are shares outstanding in an account if a Participant makes a written request for their issuance. Shares will be issued in uncertificated form by electronic entry on the records of the Company’s transfer agent unless a Participant requests that the shares be represented by a stock certificate.

Rights on Retirement, Death or Termination of Employment; Assignment

In the event of a Participant’s death, retirement or other termination of employment, his or her participation in the ESPP will cease immediately, and any balance in the Participant’s account (including the cash value of any fractional share credited to his or her account) will be paid to the Participant or to his or her beneficiary; provided, however, that in the event Shares credited to the account of a deceased employee would have been issued to the employee and a joint tenant with right of survivorship if issued immediately prior to such employee’s death, then those Shares shall be issued to that joint tenant, if living at the time the shares are issued or in the event that the employee had designated a minor as beneficiary, the Shares will be issued to a guardian as custodian for the minor. If an employee has not named a beneficiary, the employee’s estate shall be deemed to be the employee’s beneficiary. A Participant’s rights under the ESPP are not transferable and are exercisable during his or her lifetime only by the Participant.

Sale of Plan Shares; Withdrawal

Shares acquired by a Participant through the ESPP are not subject to any restrictions limiting the ability to sell the Shares unless the employee is considered an “affiliate” under the applicable federal securities laws. Affiliates of the Company must follow certain securities law rules before they can sell their ESPP Shares, and will be advised of their status as “affiliates” by the Company.

Participants may end their participation in the ESPP at any time and for any reason by notifying the Company in writing. Upon termination, the Participant must withdraw his or her entire account; and will receive a certificate for any Shares which have been purchased for the account prior to the withdrawal, and a check equal to any fractional Shares remaining in the account.

Federal Tax Consequences and ERISA

The following discussion of the federal tax consequences associated with the ESPP is necessarily general and does not include all aspects of federal income tax laws which may be relevant to any participant in the ESPP. Accordingly, each participant should consult a tax advisor to determine all tax effects.

The ESPP is intended to qualify as an “Employee Stock Purchase Plan” as defined in Section 423 of the Code. If a holding period requirement and an employment requirement are met, rights issued to an employee under such plans do not result in taxable income to the employee either upon the grant of rights or upon their exercise even if the exercise price is less than the fair market value of the stock at the time of exercise. However, the lesser of (a) the difference between the fair market value of the shares on the date of disposition or death and the price paid for the shares, or (b) the difference between the fair market value of the shares on the date of grant and the exercise price on that date, will be treated as compensation income in the year in which the employee disposes of such shares of stock (provided the holding period requirement is met) or in the year of the employee’s death (whenever occurring) if the employee’s death occurs while owning such shares. If the holding period requirement is not met because the employee disposes of such shares of stock prior to two years after the grant of the right or if he or she disposes of the shares within one year of the purchase of the stock, or the employment requirement is not met because at all times during the period beginning with the date of the granting of the option and ending on the day 3 months before the date of exercise he is not an employee of the Company or its subsidiaries, he will realize ordinary income (compensation) to the extent of the difference between the exercise price and the fair market value of the stock at the date the right was exercised.

Neither the issuance nor exercise of rights under the ESPP nor the subsequent qualifying disposition of shares of stock acquired under the ESPP will create an item of income or deduction to the Company. However, if the employee realizes ordinary income in the amount of the difference between the exercise price and the value of the shares at the time of exercise by reason of a disqualifying disposition, then the Company will be entitled to a deduction at the same time and in the same amount. If upon the sale of the shares by the employee, gain is realized over the amount paid for the shares plus any amount treated as ordinary income (compensation) to the employee, such gain, under current tax laws, would be capital gain.

The ESPP is not subject to the Employee Retirement Income Security Act of 1974 (“ERISA”).

New Plan Benefits

No newly authorized shares not previously approved by the shareholders may be purchased under the ESPP prior to its approval by the shareholders at this Annual Meeting. Because benefits under the ESPP will depend on employees’ elections to participate, their investment decisions and the Market Value of the Common Stock at various future dates, it is not possible to currently determine the benefits that will be received by executive officers and other Participants if the ESPP is approved by the shareholders. Non-employee directors are not eligible to participate in the ESPP.

Vote Required for Approval

Approval of Proposal No. 3 — the amendment and restatement of the ESPP — will require the affirmative vote of a majority of the issued and outstanding shares of our Common Stock.

The Board of Directors Recommends a Vote “For” this Proposal.

NON-EMPLOYEE DIRECTOR COMPENSATION

For 2009, the annual cash and equity compensation structure for our non-employee directors was as follows:

•	annual cash retainers (payable quarterly in arrears) of $45,000 to each Board member, $30,000 to the Lead Director, $15,000 to the Audit Committee chair, $7,500 to the Personnel & Compensation Committee chair; and $6,000 to each of the Corporate Governance and Finance Committee chairs;
•	per meeting fees of $1,500 for each board meeting and $1,500 for each Committee meeting with each Committee chair receiving $1,800; and
•	a fully vested restricted stock award of 2,000 shares pursuant to the 2003 Stock Incentive Plan to be made at the Annual Board meeting.

From time to time, special activities may be undertaken by one or more Directors at the direction of the Board and in such cases, additional fees will ordinarily be paid.

Directors may defer all, or a portion of, their cash compensation. Interest accrues on such deferrals at the Applicable Interest Rate, which is the same rate that applies to our Deferred Compensation Plan for company executives. When a Director ends his or her service on the Board, distributions are made either in quarterly installments over a maximum period of 10 years or in a lump sum, based on prior elections made in connection with each year of deferral. Distributions are made beginning either in the next calendar quarter after the date service ends or on the following January 1 at the prior election of the Director.

The following table shows the total compensation paid to each non-employee Director in 2009.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Brian E. Barents	$70,500	$30,670	$101,170
E. Reeves Callaway III	$75,000	$30,670	$105,670
Karen M. Garrison	$84,900	$30,670	$115,570
A. William Higgins(2)	$48,520	$30,670	$79,190
Edwin A. Huston	$87,300	$30,670	$117,970
Eileen S. Kraus	$109,800	$30,670	$140,470
George E. Minnich(3)	$43,096	$0	$43,096
Thomas W. Rabaut	$75,300	$30,670	$105,970
Richard J. Swift	$79,800	$30,670	$110,470

(1)	Please refer to Footnote 20 contained in the company’s audited consolidated financial statements for the year ended December 31, 2009 in its Annual Report to the SEC on Form 10-K. Each stock award consists of 2,000 shares of our Common Stock at a price of $15.335 per share on April 15, 2009.
(2)	Mr. Higgins joined the Board on April 15, 2009.
(3)	Mr. Minnich joined the Board on June 9, 2009.

The Corporate Governance Committee reviews our non-employee director compensation policies on a biennial basis with the assistance of the independent consultant to the Personnel & Compensation Committee. The last review was conducted in 2007 with assistance from the independent consultant. In light of economic conditions during 2009, the Corporate Governance Committee recommended to the Board, and the Board approved, a decision to postpone until 2010 the director compensation review that would ordinarily have occurred during 2009. As previously stated in the Compensation Discussion and Analysis, the Board has adopted stock ownership guidelines for non-employee Directors. The Corporate Governance Committee periodically reviews the progress of each non-employee Director toward achieving these guidelines. As of December 31, 2009, all independent directors were in compliance with these guidelines, except the directors who joined the Board in 2009.

Mr. Keating receives no compensation for his Board service.

TRANSACTIONS WITH RELATED PERSONS

The company’s Code of Business Conduct requires that all business transactions be at arms’ length, negotiated in good faith and based on merit alone. All of the company’s employees have a responsibility and duty of loyalty to the company and all business decisions are to be made in the best interests of the company, which means putting the company’s interests first. Should a situation arise that would constitute a related-party transaction under SEC rules, the independent Board members will review the propriety of, and approve or disapprove, such transaction.

There were no transactions, relationships or arrangements proposed between executive officers of the company and the company or any of its subsidiaries during 2009.

In connection with the November 2005 recapitalization that eliminated the company’s then existing dual class stock structure, the company entered into indemnification agreements with certain executive officers and Directors who were then serving at the request of the company as voting trustees under a Voting Trust Agreement dated August 14, 2000 and/or attorneys in fact under a Durable Power of Attorney dated May 7, 1996 given by Charles H. Kaman in connection with his estate planning arrangements. These individuals were T. Jack Cahill, Paul R. Kuhn (retired) and Robert M. Garneau (retired) as well as Wanda L. Rogers and John S. Murtha, former directors of the company. The indemnification agreements are intended to have the same basic scope as Connecticut statutory indemnification for actions taken as directors or officers and the company will indemnify such officers and directors for any and all expenses and damages, including attorneys’ fees, settlements and judgments, incurred in connection with a claim arising from any action taken or not taken in their capacity as a voting trustee or attorney in fact. As of the date of this proxy statement, no claims have been brought and no reimbursements made under these agreements.

AUDIT COMMITTEE REPORT

The Directors named below constitute the current Audit Committee (the “Committee”) of the Board. We each serve for a term of one year and until our successors are elected and qualify. The Board has made an affirmative determination that each of us is independent, as defined by the Nasdaq Stock Market, Inc. and the SEC and otherwise in accordance with the Committee’s charter and the company’s Governance Principles.

The Committee oversees the company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and for expressing an opinion on the effectiveness of the company’s internal control over financial reporting.

The Committee reviewed and discussed with management and KPMG LLP the company’s audited consolidated financial statements for the year ended December 31, 2009, the representations of management and KPMG’s opinion regarding such statements, and the company’s system of internal controls over financial reporting as required by Section 404 of the Sarbanes Oxley Act. The Committee discussed with the company’s Director of Internal Audit and with KPMG LLP the overall scope and plan of their individual audits and reviewed the results of their examinations and the overall quality of the company’s financial reporting. The Committee also received from KPMG LLP a written report relative to matters required by Statement on Auditing Standards No. 114 and discussed the report with KPMG LLP and management. Based upon these reviews and discussions and in reliance upon them, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

During 2009, the Committee monitored the qualifications, performance, effectiveness and independence of KPMG LLP, the company’s independent registered public accounting firm. In that regard, the Committee has received from KPMG, and discussed with it, a written report required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Committee concerning KPMG’s independence.

The Committee also approved KPMG LLP as the independent registered public accounting firm for 2010, which approval has been ratified by the Board and is being recommended for ratification by shareholders at the 2010 Annual Meeting of Shareholders.

Audit Committee

Edwin A. Huston, Chair
Brian E. Barents
Eileen S. Kraus
George E. Minnich

This report shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, and shall not otherwise be deemed filed under such statutes.

RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY (Proposal No. 4)

The Board of Directors Recommends a Vote “For” this Proposal.

The Audit Committee has selected KPMG LLP as the independent registered public accounting firm for the company for the calendar year ending December 31, 2010 and the Board has ratified this choice. Although not legally required to do so, the Board has historically chosen to ask the company’s shareholders to ratify the selection of the company’s independent registered public accounting firm. In the event shareholders do not ratify the appointment, the Audit Committee and the Board will reconsider it. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from shareholders.

Principal Accounting Fees and Services

The following is a summary of the fees billed to the company by KPMG LLP for professional services rendered for the years ended December 31, 2009 and 2008:

Fee Category	2009 Fees	2008 Fees
	(In Thousands)
Audit Fees	$1,267.8	$1,198.7
Audit-Related Fees	107.25	298.5
Tax Fees	464.1	435.1
Total Fees	$1,839.15	$1,932.3

Audit Fees relate to services rendered for the audit of the company’s consolidated financial statements and audit of the effectiveness of internal controls and financial reporting as of December 31, 2009 and review of the interim consolidated financial statements included in quarterly reports and services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees relate to assurance and related services that are reasonably related to performance of the audit or review of the company’s consolidated financial statements and which are not reported under “Audit Fees”. These services have included employee benefit plan audits in prior years. The 2009 fees primarily relate to KPMG’s support in our efforts to identify the effects associated with reporting under International Financial Reporting Standards.

Tax Fees relate to tax compliance, tax advice, and tax planning services, including assistance with federal, state and international tax compliance, tax audit defense, acquisitions and international tax planning.

The Audit Committee’s policy is to pre-approve all audit, non-audit, tax and other fees to be paid to its independent auditor. The Chairman of the Committee has been authorized by the Committee to pre-approve proposals up to one hundred thousand dollars per service item, subject to the full Committee’s approval at a subsequent meeting. Pre-approvals are specific as to the particular service that is proposed and each service is generally subject to a budget.

Vote Required for Approval

Approval of Proposal No. 4 — the ratification of appointment of KPMG LLP as the company’s registered independent public accounting firm for 2010 — will require that there be more votes cast for the Proposal than against the Proposal.

The Board of Directors Recommends a Vote “For” this Proposal.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Pursuant to SEC rules, proposals of shareholders intended to be included in the company’s 2011 proxy materials and submitted for action at the 2011 Annual Meeting of Shareholders must be received by the company, 1332 Blue Hills Avenue, Bloomfield, CT 06002 on or before October 28, 2010. Pursuant to SEC rules and the company’s Bylaws, shareholders who wish to present a proposal at the 2011 Annual Meeting of Shareholders, when such proposal is not intended to be included in the company’s proxy materials relating to that meeting, must give advance notice to the company, 1332 Blue Hills Avenue, Bloomfield, CT 06002 on or before February 6, 2011, but no earlier than January 22, 2011, which is the period not less than 75 days, nor more than 90 days, prior to the first anniversary of the company’s Annual Meeting of Shareholders to be held on April 21, 2010.

GENERAL

The company pays the cost of solicitation of proxies. The solicitation will be made by mail and may also include participation of the company’s officers and employees personally or by telephone, facsimile, or Internet, without additional compensation. The company may also reimburse brokers, dealers, banks, voting trustees or their nominees for reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners.

The company will provide without charge, upon written request from a shareholder, a copy of the company’s Annual Report to Shareholders, which includes the company’s Annual Report on Form 10-K, including financial statements and the financial statement schedules for the year ended December 31, 2009.

Exhibit 1

National Survey Data Used by
Independent Compensation Consultant
For 2009 Market Report

	Compensation Element
Surveys	Base Salary	Annual Bonus Target	Long-term Compensation Target	Number of Participants
Hewitt Associates—Executive Compensation Survey	X	X	X	561	Fortune 1000 companies
Towers Watson—Executive Compensation Database	X	X	X	428	Fortune 1000 companies
Hewitt Associates Total Compensation Center	—	—	X		Not determinable

Sample of Russell 2000 Companies
Used to Evaluate Reasonableness of
CEO Base Salary and Target Bonus

Kaman – Benchmark Russell 2000 Companies

Company	Most Recently Reported Revenues (millions)
Albany International	$1,086,517
Barnes Group	$1,362,091
Callaway Golf	$1,117,204
Carpenter Technology	$1,362,300
Champion Enterprises	$1,033,193
Crane, Inc	$2,604,307
Enpro Industries	$1,167,100
Esterline Technologies	$1,483,172
H B Fuller	$1,391,554
Hexcel Corp	$1,324,900
Intermec Inc.	$890,883
Moog Inc	$1,902,666
Nordson Corp	$1,124,829
Plexus Corp	$1,841,622
Schulman (A) Co	$1,279,248
Spartec Corp	$1,398,893
Stepan Co	$1,600,130
Superior Industries Int’l	$754,894
Technitrol Inc	$1,097,163
Teledyne Technologies	$1,893,000
Tupperware Brands	$2,161,800
Valmont Industries	$1,907,278
Varian Inc	$1,012,515
Median	$1,362,091
Average	$1,425,998
Note: Data taken from most recent Form 10-K and proxy statements as of November 2009.

Exhibit 2

KAMAN CORPORATION

2003 STOCK INCENTIVE PLAN

(As Amended through February 23, 2010)

Section 1.  Purpose. This Plan is designed to (a) give directors, officers and key employees of the Corporation and other persons an expanded opportunity to acquire stock in the Corporation or receive other long-term incentive remuneration in order that they may better participate in the Corporation’s growth and be motivated to remain with the Corporation and promote its further development and success and (b) better align total compensation of executives of the Corporation with shareholder interests through Long-Term Performance Awards subject to specific performance criteria. The Plan includes the continuation of certain predecessor plans.

Section 2.  Definitions. The following terms shall have the meanings given below unless the context otherwise requires:

(a)  “Act” means the Securities Exchange Act of 1934, as amended.

(b)  “Amendment Date” means October 13, 2009.

(c)  “Authorized Shares” is defined in Section 5.

(d)  “Award” or “Awards” except where referring to a particular category of grant under the Plan shall include Incentive Stock Options, Non-Statutory Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units and Long-Term Performance Awards.

(e)  “Beneficial Owner” is defined in Section 16(h)(iii)(A).

(f)  “Board” means the Board of Directors of the Corporation or a Subsidiary as the context may require.

(g)  “Cause” is defined in Section 16(i)(iii).

(h)  “Change in Control” is defined in Section 16(h)(iii).

(i)  “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor Code, and related rules, regulations and interpretations.

(j)  “Committee” means the committee of the Board established under Section 11 hereof.

(k)  “Corporation” means Kaman Corporation.

(l)  “Covered Employee” means a Participant whom the Committee designates, for each Performance Period, in order to meet the Section 162(m) Exemption.

(m)  “Disability” or “Disabled” means disability or disabled as defined by Code Section 22(e)(3).

(n)  “Effective Date” is defined in Section 4.

(o)  “Eligible Person” means any person, including a person who is not an employee of the Corporation or a Subsidiary, or entity who satisfies all the eligibility requirements set forth in either Section 3(a) or 3(b) hereof.

(p)  “Fair Market Value” of the Stock on any given date shall be the mean between the highest and lowest quoted selling prices of the Stock in the NASDAQ Global Market on such date. If there were no sales on the valuation date, “Fair Market Value” shall be the closing price of the Stock in the NASDAQ Global Market on the most recent trading day preceding the valuation date on which sales of the Stock occurred.

(q)  “Federal Income Tax Regulations” means the federal income tax regulations that implement the Code, as they may be amended from time to time and any corresponding successor regulations.

(r)  “Good Reason” is defined in Section 16(i)(iv).

(s)  “Incentive Stock Option” means a stock option qualifying under the provisions of Section 422 of the Code.

(t)  “Long-Term Performance Award” means an award under Section 10(a) below. A Long-Term Performance Award shall permit the recipient to receive a bonus payable in cash, stock or a combination of cash and stock (as determined by the Committee) upon satisfaction of such performance factors as are set out in the recipient’s individual grant. Long-Term Performance Awards will be based upon the achievement of Corporation, Subsidiary and/or individual performance factors or upon such other criteria as the Committee may deem appropriate.

(u)  “Merger” means a merger, share exchange, consolidation or similar business combination under applicable law.

(v)  “Non-Employee Director” means an individual who is (i) an “outside director,” as described in Federal Income Tax Regulations Section 1.162-27(e)(3), and (ii) an “independent director” under the listing standards of the Nasdaq Stock Market, Inc. and also meets the requirements of Rule 16b-3(b)(3)(i) promulgated under the Act, and any successor to such rule.

(w)  “Non-Employee Director Participant” means an Eligible Person, who at the time of grant of an Award is a director of the Corporation but not an employee of the Corporation or a Subsidiary.

(x)  “Non-Statutory Option” means a stock option not qualifying for incentive stock option treatment under the provisions of Section 422 of the Code.

(y)  “Optionee” means the holder of any option granted under the Plan.

(z)  “Participant” means the holder of any Award granted under the Plan.

(aa)  “Performance Period” is defined in Section 10(a).

(bb)  “Person” is defined in Section 16(h)(iv).

(cc)  “Plan” means the Kaman Corporation 2003 Stock Incentive Plan.

(dd)  “Predecessor Plan” means any of the Corporation’s 1973 Stock Incentive Plan, 1983 Stock Incentive Plan and 1993 Stock Incentive Plan.

(ee)  “Principal Shareholder” means any individual owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Corporation or of any Subsidiary.

(ff)  “Qualified Performance-Based Award” means (i) a Long-Term Performance Award or Restricted Stock Award that is intended to qualify for the Section 162(m) Exemption and is made subject to objective performance goals based on Qualified Performance Criteria as set forth in Section 16(c), or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the date it is granted.

(gg)  “Qualified Performance Criteria” means one or more of the performance criteria listed in Section 16(c) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee and which meet the requirements for the Section 162(m) Exemption.

(hh)  “Restricted Stock” means Stock received pursuant to a Restricted Stock Award.

(ii)  “Restricted Stock Award” is defined in Section 8(a).

(jj)  “Restricted Stock Unit” is defined in Section 9(a).

(kk)  “Retirement” means retirement at or after 62 years of age in accordance with the terms of the Corporation’s tax-qualified Employees’ Pension Plan.

(ll)  “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(mm) “Section 409A” means Section 409A of the Code, and regulations promulgated thereunder.

(nn)  “Stock” or “shares” means shares of Common Stock of the Corporation.

(oo)  “Stock Appreciation Right” or “Right” means a right described in Section 7.

(pp)  “Subsidiary” means any corporation within the meaning of Section 424(f) of the Code.

Section 3.  Eligibility.

(a)  Incentive Stock Options. Incentive Stock Options may be granted to any Eligible Persons who are full-time, salaried employees of the Corporation or a Subsidiary and who in the sole opinion of the Committee are, from time to time, responsible for the management and/or growth of all or part of the business of the Corporation.

(b)  Awards Other than Incentive Stock Options. Awards, other than Incentive Stock Options, may be granted to any Eligible Persons who in the sole opinion of the Committee are, from time to time, responsible for the growth and/or the management of all or a part of the business of the Corporation or Subsidiary.

(c)  Substitute Awards. The Committee, in its discretion, may also grant Awards in substitution for any stock incentive awards previously granted by companies acquired by the Corporation or one of its Subsidiaries. Such substitute awards may be granted on such terms and conditions as the Committee deems appropriate in the circumstances, provided, however, that substitute Incentive Stock Options shall be granted only in accordance with the Code.

Section 4.  Term of Plan. The Plan is effective on November 1, 2003 (the “Effective Date”) and shall continue to be effective for ten (10) years thereafter, expiring on October 31, 2013.

Section 5.  Stock Subject to the Plan. An aggregate of 2,484,395 shares of Stock (the “Authorized Shares”) may be issued pursuant to Awards granted under the Plan on or after the Amendment Date. The Authorized Shares consist of (i) 2,000,000 shares of Stock newly authorized by the Board, subject to further shareholder approval, as of the Amendment Date, plus (ii) 484,395 shares of Stock that were available for new Awards pursuant to the Plan immediately prior to the Amendment Date which shall be in addition to all shares of Stock issued or reserved for issuance prior to the Amendment Date pursuant to Awards granted under the Plan or any Predecessor Plan. The Authorized Shares may consist of treasury shares or authorized but unissued shares. In the event that any Award under the Plan or any Predecessor Plan for any reason expires, is terminated, forfeited, reacquired by the Corporation, or satisfied without the issuance of Stock (except in the cases of (i) Stock otherwise issuable under an Award but retained by the Corporation for payment of withholding taxes under Section 16(b) hereof; (ii) Stock otherwise issuable under a stock option but for which the Corporation has made a discretionary payment under Section 7(d) hereof and (iii) Stock underlying any Incentive Stock Option, Non-Statutory Option, or Stock Appreciation Right that is cancelled in connection with a repricing of the exercise price thereunder) the shares allocable to the unexercised portion of such Award may again be made subject to an Award under the Plan. Any award of a Stock Appreciation Right, to the extent that such Stock Appreciation Right may be settled only for cash, shall not be deemed to reduce the aggregate number of shares of Stock authorized to be issued pursuant to Awards granted under the Plan.

Section 6.  Stock Options. The following terms and conditions shall apply to each option granted under the Plan and shall be set forth in a stock option agreement between the Corporation and the Optionee together with such other term and conditions not inconsistent herewith as the Committee may deem appropriate in the case of each Optionee:

(a)  Option Price. The purchase price under each Incentive Stock Option shall be as determined by the Committee but not less than 100% of the Fair Market Value of the shares subject to such option on the date of grant, provided that such option price shall not be less than 110% of such Fair Market Value in the case of any Incentive Stock Option granted to a Principal Shareholder. The purchase price per share of Stock deliverable upon the exercise of a Non-Statutory Option shall be determined by the

Committee, but shall not be less than 100% of the Fair Market Value of such Stock on the date of grant. In no event shall the purchase price of any Stock be less than the par value per share of such Stock.

(b)  Type of Option. All options granted under the Plan shall be either Incentive Stock Options or Non-Statutory Options. All provisions of the Plan applicable to Incentive Stock Options shall be interpreted in a manner consistent with the provisions of, and regulations under, Section 422 of the Code.

(c)  Period of Incentive Stock Option. Each Incentive Stock Option shall have a term not in excess of ten (10) years from the date on which it is granted, except in the case of any Incentive Stock Option granted to a Principal Shareholder which shall have a term not in excess of five (5) years from the date on which it is granted; provided that any Incentive Stock Option granted or the unexercised portion thereof, to the extent exercisable at the time of termination of employment, shall terminate at the close of business on the day three (3) months following the date on which the Optionee ceases to be employed by the Corporation or a Subsidiary unless sooner expired or unless a longer period is provided under subsection (g) of this Section in the event of the death or Disability of such an Optionee.

(d)  Period of Non-Statutory Option. Each Non-Statutory Option granted under the Plan shall have a term not in excess of ten (10) years and one (1) day from the date on which it is granted; provided that any Non-Statutory Option granted to an employee of the Corporation or a Subsidiary or to a Non-Employee Director Participant, or the unexercised portion thereof, shall terminate not later than the close of business on the day three (3) months following the date on which such employee ceases to be employed by the Corporation or a Subsidiary or the date on which such Non-Employee Director ceases to be a director of the Corporation, as the case may be, unless a longer period is provided under subsection (g) of this Section in the event of the death, Disability or Retirement of such employee or the death or Disability of such Non-Employee Director. Such an Optionee’s Non-Statutory Option shall be exercisable, if at all, during such three (3) month period only to the extent exercisable on the date such Optionee’s employment terminates or the date on which such Optionee ceases to be a director, as the case may be.

(e)  Exercise of Option.

(i)  Each option granted under the Plan shall become exercisable on such date or dates and in such amount or amounts as the Committee shall determine. In the absence of any other provision by the Committee, each option granted under the Plan shall be exercisable with respect to not more than twenty percent (20%) of such shares subject thereto after the expiration of one (1) year following the date of its grant, and shall be exercisable as to an additional twenty percent (20%) of such shares after the expiration of each of the succeeding four (4) years, on a cumulative basis, so that such option, or any unexercised portion thereof, shall be fully exercisable after a period of five (5) years following the date of its grant; provided, however, that in the absence of any other provision by the Committee, each Incentive Stock Option granted to a Principal Shareholder shall be exercisable with respect to not more than twenty-five percent (25%) of the shares subject thereto after the expiration of one (1) year following the date of its grant, and shall be exercisable as to an additional twenty-five percent (25%) after the expiration of each of the succeeding three (3) years, on a cumulative basis, so that such option, or any unexercised portion thereof, shall be fully exercisable after a period of four (4) years following the date of its grant.

(ii)  The Committee, in its sole discretion, may, from time to time and at any time, accelerate the vesting provisions of any outstanding option, subject, in the case of Incentive Stock Options, to the provisions of Section (6)(i) relating to “Limit on Incentive Options”.

(iii)  Notwithstanding anything herein to the contrary, except as provided in subsection (g) of this Section, no Optionee who was, at the time of the grant of an option, an employee of the Corporation or a Subsidiary, may exercise such option or any part thereof unless at the time of such exercise he or she shall be employed by the Corporation or a Subsidiary and shall have been so employed continuously since the date of grant of such option, excepting leaves of absence approved by the Committee; provided that the option agreement may provide that such an Optionee may exercise his or her option, to the extent exercisable on the date of termination of such continuous employment, during the three (3) month period, ending at the close of business on the day three (3) months following the termination of such continuous employment unless such option shall have already expired by its term.

(iv)  An option shall be exercised in accordance with the related stock option agreement by serving written notice of exercise on the Corporation accompanied by full payment of the purchase price in cash. As determined by the Committee, in its discretion, at (or, in the case of Non-Statutory Options, at or after) the time of grant, payment in full or in part may also be made by delivery of (i) irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the exercise price, or (ii) previously owned shares of Stock not then subject to restrictions under any Corporation plan (but which may include shares the disposition of which constitutes a disqualifying disposition for purposes of obtaining incentive stock option treatment for federal tax purposes), or (iii) shares of Stock otherwise receivable upon the exercise of such option; provided, however, that in the event the Committee shall determine in any given instance that the exercise of such option by withholding shares otherwise receivable would be unlawful, unduly burdensome or otherwise inappropriate, the Committee may require that such exercise be accomplished in another acceptable manner. For purposes of this subsection (iv), such surrendered shares shall be valued at the closing price of the Stock in the NASDAQ Global Market on the most recent trading day preceding the date of exercise on which sales of the Stock occurred.

(f)  Transferability. No option granted under the Plan shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and such option shall be exercisable, during the Optionee’s lifetime, only by the Optionee.

(g)  Death, Disability or Retirement of Optionee.

(i)  With respect to Incentive Stock Options, in the event of the death or Disability of an Optionee while in the employ of the Corporation or a Subsidiary or while serving as a director of the Corporation, such Optionee’s Incentive Stock Option, or the unexercised portion thereof, may be exercised within the period of one (1) year succeeding such Optionee’s death or Disability, but in no event later than ten (10) years (five (5) years in the case of a Principal Shareholder) from the date the Incentive Stock Option was granted.

(ii)  With respect to Non-Statutory Options, in the event of the death, Disability or Retirement of an Optionee while in the employ of the Corporation or a Subsidiary or in the event of death or Disability of an Optionee while serving as a Director of the Corporation, such Optionee’s Non-Statutory Option, or the unexercised portion thereof, may be exercised within the period of five (5) years succeeding such Optionee’s death, Disability or Retirement, but in no event later than ten (10) years and one (1) day from the date the Non-Statutory Option was granted, by the person or persons designated in the Optionee’s will for that purpose or in the absence of any such designation, by the legal representative of the Optionee’s estate, or by the Optionee or the Optionee’s legal representative, as the case may be.

(iii)  Notwithstanding anything herein to the contrary and in the absence of any contrary provision by the Committee, during any period following termination of employment by reason of death, Disability or Retirement, or cessation as a director by reason of death or Disability, during which an Optionee’s Stock Option may be exercisable as provided in either subsection (i) or (ii) above, such Stock Option shall continue to vest in accordance with its terms and be and become exercisable as if employment or service as a director had not ceased.

(h)  Shareholder Rights. No Optionee shall be entitled to any rights as a shareholder with respect to any shares subject to his or her option prior to the date of issuance to him or her of a stock certificate representing such shares.

(i)  Limit on Incentive Stock Options. The aggregate Fair Market Value (determined at the time an option is granted) of shares with respect to which Incentive Stock Options granted to an employee are exercisable for the first time by such employee during any calendar year (under all incentive stock option plans of the Corporation and its Subsidiaries to the extent required under the Code) shall not exceed $100,000.

(j)  Notification of Disqualifying Disposition. Participants granted Incentive Stock Options shall undertake, in the Incentive Stock Option agreements, as a precondition to the granting of such option by the Corporation, to promptly notify the Corporation in the event of a disqualifying disposition (within the meaning of the Code) of any shares acquired pursuant to such Incentive Stock Option agreement and provide the Corporation with all relevant information related thereto.

Section 7.  Stock Appreciation Rights; Discretionary Payments.

(a)  Nature of Stock Appreciation Right. A Stock Appreciation Right is an Award entitling the Participant to receive an amount in cash or shares of Stock (or forms of payment permitted under Section 7(d) hereof) or a combination thereof, as determined by the Committee at the time of grant, having a value equal to (or if the Committee shall so determine at time of grant, less than) the excess of the closing price of the Stock on the NASDAQ Global Market on the most recent trading day preceding the date of exercise on which sales of the Stock occurred over the Fair Market Value of a share of Stock on the date of grant (or over the option exercise price, if the Stock Appreciation Right was granted in tandem with a stock option) multiplied by the number of shares with respect to which the Stock Appreciation Right shall have been exercised.

(b)  Grant and Exercise of Stock Appreciation Rights.

(i)  Stock Appreciation Rights may be granted in tandem with, or independently of, any stock option granted under the Plan. In the case of a Stock Appreciation Right granted in tandem with either an Incentive Stock Option or a Non-Statutory Option, such Right may be granted only at the time of the grant of such option. A Stock Appreciation Right or applicable portion thereof granted in tandem with a given stock option shall terminate and no longer be exercisable upon the termination or exercise of the related stock option, except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by a related stock option shall not be reduced until the exercise or termination of the related stock option exceeds the number of shares not covered by the Stock Appreciation Right.

(ii)  Each Stock Appreciation Right granted under the Plan shall become exercisable on such date or dates and in such amount or amounts as the Committee shall determine; provided, however, that any Stock Appreciation Right granted in tandem with a stock option shall be exercisable in relative proportion to and to the extent that such related stock option is exercisable. Except as provided in the immediately preceding sentence, in the absence of any other provision by the Committee, each Stock Appreciation Right granted under the Plan shall be exercisable with respect to not more than twenty percent (20%) of such shares subject thereto after the expiration of one (1) year following the date of its grant, and shall be exercisable as to an additional twenty percent (20%) of such shares after the expiration of each of the succeeding four (4) years, on a cumulative basis, so that such Right, or any unexercised portion thereof, shall be fully exercisable after a period of five (5) years following the date of its grant. The Committee, in its sole discretion, may, from time to time and at any time, accelerate the vesting provisions of any outstanding Stock Appreciation Right.

(iii)  Notwithstanding anything herein to the contrary, except as provided in subsections (c)(v) and (c)(vi) of this Section, no Participant who was, at the time of the grant of a Stock Appreciation Right, an employee of the Corporation or a Subsidiary, may exercise such Right or any part thereof unless at the time of such exercise, he or she shall be employed by the Corporation or a Subsidiary and shall have been so employed continuously since the date of grant of such Right, excepting leaves of absence approved by the Committee; provided that the Stock Appreciation Right agreement may provide that such a Participant may exercise his or her Stock Appreciation Right, to the extent exercisable on the date of termination of such continuous employment, during the three (3) month period ending at the close of business on the day three (3) months following the termination of such continuous employment, unless such Right shall have already expired by its terms.

(iv)  Notwithstanding anything herein to the contrary, except as provided in subsections (c)(v) and (c)(vi) of this Section, no Non-Employee Director Participant may exercise a Stock Appreciation Right or part thereof unless at the time of such exercise he or she shall be a director of the Corporation and shall have been a director of the Corporation continuously since the date of grant of such Right excepting leaves of absence approved by the Committee; provided that the Stock Appreciation Right agreement may provide that such Participant may exercise his or her Stock Appreciation Right, to the extent exercisable on the date he or she ceased to be a director of the Corporation, during the three (3) month period ending at the close of business on the day three (3) months following the cessation of such continuous service as a director unless such Right shall already have expired by its terms.

(v)  A Stock Appreciation Right shall be exercised in accordance with the related Stock Appreciation Right Agreement by serving written notice of exercise on the Corporation.

(c)  Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Committee, subject to the following:

(i)  Stock Appreciation Rights granted in tandem with stock options shall be exercisable only at such time or times and to the extent that the related stock options shall be exercisable;

(ii)  Upon the exercise of a Stock Appreciation Right, the applicable portion of any related stock option shall be surrendered.

(iii)  Stock Appreciation Rights granted in tandem with a stock option shall be transferable only with such option. Stock Appreciation Rights shall not be transferable otherwise than by will or the laws of descent and distribution. All Stock Appreciation Rights shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

(iv)  A Stock Appreciation Right granted in tandem with a stock option may be exercised only when the then Fair Market Value of the Stock subject to the stock option exceeds the exercise price of such option. A Stock Appreciation Right not granted in tandem with a stock option may be exercised only when the then Fair Market Value of the Stock exceeds the Fair Market Value of the Stock on the date of grant of such Right.

(v)  Each Stock Appreciation Right shall have a term not in excess of ten (10) years from the date on which it is granted (ten (10) years and one (1) day in the case of a Stock Appreciation Right granted in tandem with a Non-Statutory Option); provided that any Stock Appreciation Right granted to (aa) an employee of the Corporation or a Subsidiary shall terminate not later than the close of business on the day three (3) months following the date such Participant ceases to be employed by the Corporation or a Subsidiary, except as provided in subsection (c)(vi) of this Section and excepting leaves of absences approved by the Committee, and (bb) a Non-Employee Director Participant shall terminate not later than the close of business on the day three (3) months following the date such Participant ceases to be a director of the Corporation, except as provided in subsection (c)(vi) of this Section. Such a Participant’s Stock Appreciation Right shall be exercisable, if at all, during such three (3) month period only to the extent exercisable on the date his or her employment terminates or the date he or she ceases to be a director, as the case may be.

(vi)  In the event of the death, Disability or Retirement of a Participant while in the employ of the Corporation or a Subsidiary or in the event of the death or Disability of a Participant while serving as a director of the Corporation, his or her Stock Appreciation Right or the unexercised portion thereof may be exercised within the period of five (5) years succeeding his or her death, Disability or Retirement, but in no event later than (i) ten (10) years from the date on which it was granted (ten (10) years and one (1) day in the case of a Stock Appreciation Right granted in tandem with a Non-Statutory Option), by the person or persons designated in the Participant’s will for that purpose or in the absence of any such designation, by the legal representative of his or her estate, or by the Participant or the legal representative of the Participant, as the case may be. Notwithstanding anything herein to the contrary and in the absence of any contrary provision by the Committee, during the five-year period following termination of employment by reason of death, Disability or Retirement, or cessation as a director by reason of death or Disability, a Participant’s Stock Appreciation Right shall continue to vest in accordance with its terms and be and become exercisable as if employment or service as a director had not ceased.

(d)  Discretionary Payments. Upon the written request of an Optionee whose stock option is not accompanied by a Stock Appreciation Right, the Committee may, in its discretion, cancel such option if the Fair Market Value of the shares subject to the option at the exercise date exceeds the exercise price thereof; in that event, the Corporation shall pay to the Optionee an amount equal to the difference between the Fair Market Value of the shares subject to the cancelled option (determined as of the date the option is cancelled) and the exercise price. Such payment shall be by check or in Stock having a Fair Market Value (determined on the date the payment is to be made) equal to the amount of such payments or any combination thereof, as determined by the Committee.

Section 8.  Restricted Stock.

(a)  Nature of Restricted Stock Award. A Restricted Stock Award is an Award entitling the Participant to receive shares of Stock, subject to such conditions, including a Corporation right during a specified period or periods to require forfeiture of such shares upon the Participant’s termination of employment with the Corporation or a Subsidiary or cessation as a director of the Corporation, as the case may be, as the Committee may determine at the time of grant. The Committee, in its sole discretion, may, from time to time and at any time, waive any or all restrictions and/or conditions contained in the Restricted Stock Award agreement. Notwithstanding anything herein to the contrary, the Committee, in its discretion, may grant Restricted Stock without any restrictions or conditions whatsoever. Restricted Stock shall be granted in respect of past services or other valid consideration.

(b)  Award Agreement. A Participant who is granted a Restricted Stock Award shall have no rights with respect to such Award unless the Participant shall have accepted the Award within 60 days (or such shorter date as the Committee may specify) following the Award date by executing and delivering to the Corporation a Restricted Stock Award Agreement in such form as the Committee shall determine.

(c)  Rights as a Shareholder. Upon complying with paragraph (b) above, a Participant shall have all the rights of a shareholder with respect to the Restricted Stock including voting and dividend rights, subject to nontransferability and Corporation forfeiture rights described in this Section 8 and subject to any other conditions contained in the Award agreement. Unless the Committee shall otherwise determine, certificates evidencing shares of Restricted Stock shall remain in the possession of the Corporation until such shares are free of any restrictions under the Plan. The Committee in its discretion may, as a precondition of the Corporation’s obligation to issue a Restricted Stock Award, require the Participant to execute a stock power or powers or other agreement or instruments necessary or advisable in connection with the Corporation’s forfeiture rights with respect to such shares.

(d)  Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred or otherwise disposed of or pledged or otherwise encumbered. In the event of termination of employment of the Participant with the Corporation or a Subsidiary for any reason, or cessation as a director of the Corporation in the case of a Non-Employee Director Participant, such shares shall be forfeited to the Corporation, except as set forth below:

(i)  The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the Restricted Stock and the Corporation’s forfeiture rights with respect thereto shall lapse. The Committee at any time may accelerate such date or dates and otherwise waive or, subject to Section 14, amend any conditions of the Award.

(ii)  Except as may otherwise be provided in the Award agreement, in the event of termination of a Participant with the Corporation or a Subsidiary for any reason or cessation as a director of the Corporation for any reason, all of the Participant’s Restricted Stock shall be forfeited to the Corporation without the necessity of any further act by the Corporation, the Participant or the Participant’s legal representative; provided, however, that in the event of termination of employment by reason of death, Disability or Retirement or cessation of service as a director of the Corporation by reason of death or Disability, all conditions and restrictions relating to a Restricted Stock Award held by such a Participant shall thereupon be waived and shall lapse.

(iii)  In the absence of any other provision by the Committee, each Restricted Stock Award granted to (A) an employee of the Corporation or a Subsidiary shall be subject to forfeiture to the Corporation conditioned on the Participant’s continued employment and (B) Non-Employee Director Participants shall be subject to forfeiture to the Corporation conditioned on the Participant’s continued service as a director of the Corporation, and in the case of clause (A) or (B), such forfeiture rights shall lapse as follows: with respect to twenty percent (20%) of the shares subject to the Restricted Stock Award on the date one year following the date of grant, and with respect to an additional twenty percent (20%) of such shares after the expiration of each of the succeeding four (4) years thereafter, on a cumulative basis, so that such Restricted Stock shall be free of such risk of forfeiture on the date five (5) years following the date of its grant.

(e)  Performance-Based Award. In the discretion of the Committee, the Corporation’s forfeiture rights with respect to Restricted Stock award to a Covered Employee may be based upon Qualified Performance Criteria and the Restricted Stock Award may be designated as a Qualified Performance-Based Award.

(f)  Waiver, Deferral, and Investment of Dividends. The Restricted Stock Award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid with respect to the Restricted Stock.

Section 9.  Restricted Stock Units

(a)  Nature of Restricted Stock Unit Award. A Restricted Stock Unit is an Award denominated in shares of Stock that will be settled, subject to the terms and conditions as the Committee may determine at the time of grant, (i) in cash, based upon the Fair Market Value of a specified number of shares of Stock, (ii) in shares of Stock, or (iii) a combination thereof. Each Restricted Stock Unit represents one share of Stock. Notwithstanding anything contained herein to the contrary, a Restricted Stock Unit does not impart to a Participant any of the rights that would otherwise be gained by such Participant by owning a share of Stock, including without limitation voting and dividend rights.

(b)  Terms and Restrictions of Restricted Stock Unit Awards. Restricted Stock Units shall be subject to such terms and conditions as the Committee may impose, including conditioning the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant. Prior to the grant of an Award of Restricted Stock Units, the Committee shall (i) determine the nature, length and starting date of any vesting period for such Award; and (ii) determine the number of shares of Stock that may be awarded to the Participant pursuant to such Award. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units need not be the same with respect to each Participant. Restricted Stock Units may not be sold, assigned, transferred or otherwise disposed of or pledged or otherwise encumbered.

(c)  Termination of Participant’s Employment. Except as may otherwise be provided in the Award Agreement, in the event of the termination of a Participant’s employment by the Corporation or a Subsidiary for any reason, or a cessation of a Participant as a director of the Corporation for any reason, all of the Participant’s Restricted Stock Units shall be forfeited to the Corporation without the necessity of any further action by the Corporation or the Participant. Notwithstanding the foregoing and except as may be otherwise provided in the Award Agreement, upon the death, Disability or Retirement of the Participant, all of the Participant’s Restricted Stock Units shall vest in full and shall be settled in accordance with the terms hereof.

(d)  Award Agreement. A Participant who is granted an Award of Restricted Stock Units shall have no rights with respect to such Award unless the Participant shall have accepted the Award within 60 days (or such shorter date as the Committee may specify) following the Award date by executing and delivering to the Corporation a Restricted Stock Unit Award Agreement in such form as the Committee shall determine.

(e)  Settlement. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits.

Section 10.  Long-Term Performance Awards.

(a)  Awards. Long-Term Performance Awards may be payable in cash, stock or a combination of cash and stock may be granted either alone, in addition to or in tandem with other Awards granted under the Plan and/or awards made outside of the Plan. Long-Term Performance Awards shall not require payment by the recipient of any consideration for the Long-Term Performance Award or for shares of Stock, if any, covered by such Award. The Committee shall determine the nature, length and starting date of any performance period (the “Performance Period”) for each Long-Term Performance Award and shall determine the performance and/or employment factors to be used in the determination of the value of Long-Term Performance Awards and the extent to which such Long-Term Performance Award may be made subject to various conditions, including vesting or forfeiture provisions. Long-Term Performance Awards may vary from Participant to Participant and between groups of Participants and shall be based upon the achievement of Corporation, Subsidiary and/or individual performance factors or upon such other criteria as the Committee may deem appropriate. Performance Periods may overlap and Participants may participate simultaneously with respect to Long-Term Performance Awards that are subject to different Performance Periods and different performance factors and criteria. Long-Term Performance Awards shall be confirmed by, and be subject to the terms of, a written Long-Term Performance Award agreement.

(b)  Value of Awards. At the beginning of each Performance Period, the Committee shall determine for each Long-Term Performance Award subject to such Performance Period the range of dollar values and/or numbers or dollar values of shares of Common Stock to be issued to the Participant at the end of the Performance Period if and to the extent that the relevant measures of performance for such Long-Term Performance Award are met. Such dollar values or numbers of shares of Common Stock may be fixed or may vary in accordance with such performance or other criteria as may be determined by the Committee.

(c)  Adjustment of Awards.

(i)  Notwithstanding the provisions of Section 10(a) hereof, the Committee may, after the grant of Long-Term Performance Awards, adjust the performance factors applicable to such Long-Term Performance Awards to take into account changes in the law or in accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to, among other things, reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships to Participants, provided, however that the provisions of this Section 10(c) shall not apply to Long-Term Performance Awards granted to Covered Employees or otherwise intended to satisfy the requirements of Section 162(m) of the Code.

(ii)  Notwithstanding the provisions of Section 10(a) hereof, with respect to any Long-Term Performance Awards granted to Covered Employees or otherwise intended to satisfy the requirements of Section 162(m) of the Code, the Committee retains the discretion to eliminate or decrease the amount payable to a Participant with respect to any such award.

(d)  Termination.

(i)  Unless otherwise provided in the applicable Long-Term Performance Award agreement or other applicable management agreement, if a Participant terminates his or her employment or his or her consultancy during a Performance Period because of death or Disability, then a prorata portion of such Long-Term Performance Award shall be deemed fully vested and fully earned by such Participant (or his or her estate), such portion to be determined by multiplying 100% of the target value of such Award by a fraction the numerator of which is the number of days from the beginning of the Performance Period to the date of such termination and the denominator of which is the total number of days during the Performance Period. Such earned portion shall be paid ninety (90) days following the date of such termination.

(ii)  Unless otherwise provided in the applicable Long-Term Performance Award agreement or other applicable management agreement, if a Participant terminates his or her employment or his or her consultancy during a Performance Period because of Retirement, then such Participant shall continue to be entitled to a prorata portion of any payment with respect to the Long-Term Performance Award subject to such Performance Period in accordance with the payment terms set forth in subsection (e) of this Section 10, determined by multiplying such payment, calculated as if the Participant’s employment or consultancy had not been terminated, by a fraction the numerator of which is the number of days from the beginning of the Performance Period to the date of such termination and the denominator of which is the total number of days during the Performance Period.

(iii)  Unless otherwise provided in the applicable Long-Term Performance Award agreement or other applicable management agreement, if a Participant terminates employment or his or her consultancy during a Performance Period for any reason other than death, Disability or Retirement, then such a Participant shall not be entitled to any payment with respect to the Long-Term Performance Award subject to such Performance Period, unless the Committee shall otherwise determine in its discretion.

(e)  Form of Payment. The earned portion of a Long-Term Performance Award shall be paid in cash between the January 1 and September 30 of the calendar year following the close of the applicable Performance Period, provided that the Committee may elect to pay up to one-third (1/3) of such amount in whole shares of stock or, at the discretion of the Committee, such earned portion may be paid in whole shares of Stock to the extent requested by the Participant. Any such shares of Stock shall be valued at their Fair Market Value at the close of business on the most recent trading day preceding the date of such payment.

(f)  Reservation of Shares. In the event that the Committee grants a Long-Term Performance Award that is payable in cash or Stock, the Committee may (but need not) reserve an appropriate number of shares of Stock under the Plan at the time of grant of the Long-Term Performance Award. If, and to the extent that the full amount reserved is not actually paid in Stock, the shares of Stock representing the portion of the reserve for that Long-Term Performance Award shall again become available for award under the Plan. If shares of Stock are not reserved by the Committee at the time of grant, then (i) no shares shall be deducted from the number of shares available for grant under the Plan at that time and (ii) at the time of payment of the Long-Term Performance Award, only the number of shares actually issued to the Participant shall be so deducted. If there are not a sufficient number of shares available under the Plan for issuance to a Participant at the time of payment of a Long-Term Performance Award, any shortfall shall be paid by the Corporation in cash.

Section 11.  The Committee.

(a)  Administration. The Committee shall be a committee of not less than three (3) members of the Board who are Non-Employee Directors, appointed by the Board. Vacancies occurring in membership of the Committee shall be filled by the Board. The Committee shall keep minutes of its meetings. One or more members of the Committee may participate in a meeting of the Committee by means of conference telephone or similar communications equipment provided all persons participating in the meeting can hear one another. A majority of the entire Committee shall constitute a quorum, and the acts of a majority of the members present at or so participating in any meeting at which a quorum is constituted shall be the acts of the Committee. The Committee may act without meeting by unanimous written consent. Absent some other provision by the Board, the power and responsibilities of the Committee shall be vested in and assumed by the Personnel and Compensation Committee of the Board, provided the members thereof are all Non-Employee Directors.

(b)  Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to determine the persons to whom Awards shall be granted, the number of shares to be subject to each Award, the term of the Award, the vesting provisions of the Award, if any, restrictions on the Award, if any, and the price at which the shares subject thereto may be purchased. The Committee is empowered, in its discretion, to modify, extend or renew any Award theretofore granted and adopt such rules and regulations and take such other action as it shall deem necessary or proper for the administration of the Plan. The Committee must certify in writing prior to the payment of any compensation to a Covered Employee from a Qualified Performance-Based Award that Qualified Performance Criteria were met, all in the manner provided by Federal Income Tax Regulations Section 1.162-27(e)(5). The Committee shall have full power and authority to construe, interpret and administer the Plan, and the decisions of the Committee shall be final and binding upon all interested parties. No members of the Committee shall be liable for any action taken or not taken or decision made or not made in good faith relating to the Plan or any award thereunder.

Section 12.  Adjustments. Any limitations, restrictions or other provisions of this Plan to the contrary notwithstanding, each Award agreement shall make such provision, if any, as the Committee may deem appropriate for the adjustment of the terms and provisions thereof (including, without limitation, terms and provisions relating to the exercise price and the number and class of shares subject to the Award) in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, divisive reorganization, issuance of rights, combination or split-up or exchange of shares, or the like. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, divisive reorganization, issuance of rights, combination or split-up or exchange of shares, or the like, the Committee shall make an appropriate adjustment in the number of shares authorized to be issued pursuant to the Plan.

Section 13.  Awards Under Predecessor Plans. Awards presently outstanding which have been granted under any Predecessor Plan shall continue to be governed and interpreted under the terms of such plans and not by the terms hereof.

Section 14.  Amendment to and Termination of the Plan. The Board may from time to time amend the Plan in such way as it shall deem advisable provided the Board may not extend the expiration date of the Plan, change the class of Eligible Persons, increase the maximum Award term, decrease the minimum exercise price or increase the total number of authorized shares (except in accordance with Section 12 hereof) for which Awards may be granted. The Board, in its discretion, may at any time terminate the Plan prior to its expiration in accordance with Section 4 hereof. No amendment to or termination of the Plan shall in any way adversely affect Awards then outstanding hereunder.

Section 15.  Status of Plan. Until shares pursuant to an Award or exercise thereof are actually delivered to a Participant, a Participant shall have no rights to or with respect to such shares greater than those of a general creditor of the Corporation unless the Committee shall otherwise expressly determine in connection with any Award or Awards.

Section 16.  General Provisions.

(a)  Other Compensation Arrangements; No Right to Receive Awards; No Employment or Other Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional capital stock based compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases. No Eligible Person shall have any right to receive Awards except as the Committee may determine. The Plan does not confer upon any employee any right to continued employment with the Corporation or a Subsidiary or upon any director or officer of the Corporation any right to continued service as a director or officer of the Corporation, nor does it interfere in any way with the right of the Corporation or a Subsidiary to terminate the employment of any of its employees or for the Corporation to remove a director or officer with or without cause at any time.

(b)  Tax Withholding, Etc. Any obligation of the Corporation to issue shares pursuant to the grant or exercise of any Award shall be conditioned on the Participant having paid or made provision for payment of all applicable tax withholding obligations, if any, satisfactory to the Committee. The Corporation and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. In the case of Non-Statutory Options, Stock Appreciation Rights exercisable only for Stock or the lapse of restrictions or conditions pertaining to shares of Restricted Stock, the Committee in its discretion, but only upon the written request of a Participant exercising such an Award or holding such Restricted Stock, may permit such Participant to satisfy federal income tax withholding requirements occasioned by the exercise of such an Award or the lapse of such restrictions or conditions by the surrender of shares otherwise to be received on the exercise of such Award or with respect to which such restrictions or conditions have lapsed. For purposes of this subsection (b), such surrendered shares shall be valued at the closing price of the Stock in the NASDAQ Global Market on the most recent trading day preceding the date of exercise on which sales of the Stock occurred.

(c)  Section 162(m) Exemption. When granting any Long-Term Performance Award, Restricted Stock Award or other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. The payment of an Award designated as a Qualified Performance-Based Award to an employee for any calendar year shall not exceed $3,000,000. The maximum number of shares underlying Options and SARs that may be awarded to a Covered Employee for any calendar year shall not exceed 500,000 shares and their exercise price shall be the fair market value of the shares on the date of grant. If an Award is so designated, the Committee shall establish performance goals for such Award (other than Options or SARs which meet the definition of a Qualified Performance-Based Award under Section 2(dd)) within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Performance Criteria: (1) earnings per share, (2) EBITDA (earnings before interest, taxes, depreciation and amortization), (3) EBIT (earnings before interest and taxes), (4) economic profit, (5) cash flow, (6) sales growth, (7) net profit before tax (8) gross profit, (9) operating income or profit, (10) return on equity, (11) return on assets, (12) return on capital, (13) changes in working capital, or (14) shareholder return. Qualified Performance Criteria may be expressed in terms of an objective formula or standard that relates to Corporation-wide objectives or objectives that relate to the performance of a Subsidiary or a division, region, department or function within the Corporation of a Subsidiary, may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measures and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases and strategic loan loss provisions. Qualified Performance Criteria may, but need not, be based upon a change or an increase or positive result.

(d)  Restrictions on Transfers of Shares. Although the Corporation presently intends to register under applicable securities laws all shares acquired or received by Participants under the Plan, the Corporation is not required to cause such shares to be registered under the Securities Act of 1933 or the securities laws of any State. Accordingly, the shares acquired or received may be “restricted securities” as defined in Rule 144 under said Securities Act of 1933 or other rule or regulation of the Securities and Exchange Commission. Any certificate evidencing any such shares may bear a legend restricting the transfer of such shares, and the recipient may be required to assert that the shares are being acquired for his or her own account and not with a view to the distribution thereof as a condition to the granting or exercise of an Award.

(e)  Issuance of Shares. Any obligation of the Corporation to issue shares pursuant to the grant or exercise of any Award shall be conditioned on the Corporation’s ability at nominal expense to issue such shares in compliance with all applicable statutes, rules or regulations of any governmental authority. The Participant shall provide the Corporation with any assurances or agreements which the Committee, in its sole discretion, shall deem necessary or advisable in order that the issuance of such shares shall comply with any such statutes, rules or regulations.

(f)  Date of Grant. The date on which each Award under the Plan shall be considered as having been granted shall be the date on which the award is authorized by the Committee, unless a later date is specified by the Committee; provided, however, in the case of options intended to qualify as Incentive Stock Options, the date of grant shall be determined in accordance with the Code.

(g)  Shareholder Approval. The material terms of any Qualified Performance-Based Award that have not been approved by the Shareholders must be disclosed to and approved by the Shareholders before compensation is paid to a Covered Employee pursuant to such Award, and such compensation shall be paid to a Covered Employee only if such material terms are approved by the Shareholders, all in accordance with Federal Income Tax Regulations Section 1.162-27(e)(4).

(h)  Change in Control.

(i)  Subject to the payment terms set forth in Section 16(i) below and further subject to the terms of any individual employment or other similar agreement, upon the occurrence of a Change in Control (as defined below) all Long-Term Performance Awards shall be deemed fully vested and fully earned to the extent of 100% of the target value of each such Award, and shall be paid in accordance with the terms of subsection (i) of Section 16 of this Plan; and

(ii)  If the Participant’s employment is terminated during the thirty-six (36) month period following a Change in Control, other than (A) by the Corporation or a Subsidiary for Cause (as defined below), (B) by reason of death or Disability, or (C) by the Participant without Good Reason (as defined below), then, and only then,

A)  the vesting periods of any and all Incentive Stock Options, Non-Statutory Options and Stock Appreciation Rights granted and outstanding under the Plan shall immediately be accelerated;

B)  the restrictions and/or conditions applicable to any and all Restricted Stock Awards granted and outstanding under the Plan shall immediately lapse and be of no further force and effect;

C)  such that each Participant holding any such Award shall have the immediate, fully vested, right to purchase, receive and/or own without risk of forfeiture any Stock that is the subject of the Award on the terms and conditions set forth in this Plan and the particular agreement respecting such Award.

(iii)  As used herein, the term “Change in Control” means any of the following events, provided that such event is not also a Management Buyout (as defined below):

A)  any Person (as defined below) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation’s then outstanding voting securities generally entitled to vote in the election of directors of the Corporation, provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Corporation or a transaction described in clause (i) of paragraph (C) below;

B)  during any period of two consecutive years, individuals who, as of the beginning of such period constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, that any person becoming a director of the Corporation subsequent to the beginning of such period whose election, or nomination for election by the

Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is a result of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation and whose appointment or election was not approved by at least a majority of the directors of the Corporation in office immediately before any such contest;

C)  there is consummated a Merger of the Corporation with any other business entity, other than (i) a Merger which would result in the securities of the Corporation generally entitled to vote in the election of directors of the Corporation outstanding immediately prior to such Merger continuing to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding such securities under an employee benefit plan of the Corporation or any Subsidiary at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such Merger, generally entitled to vote in the election of directors of the Corporation or such surviving entity or any parent thereof and, in the case of such surviving entity or any parent thereof, of a class registered under Section 12 of the Act, or (ii) a Merger effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation’s then outstanding voting securities of the Corporation generally entitled to vote in the election of directors of the Corporation; or

D)  the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Corporation immediately prior to the transaction continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) 50% or more of the combined voting power of the outstanding voting securities of such entity generally entitled to vote in such entity’s election of directors immediately after such sale and of a class registered under Section 12 of the Act.

(iv)  As used herein, the term “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Corporation or any of its direct or indirect Subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, and (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions and with substantially the same voting rights as their ownership and voting rights with respect to the Corporation.

(v)  As used herein, the term “Management Buyout” means any event or transaction which would otherwise constitute a Change in Control (a “Transaction”) if, in connection with the Transaction, the Participant, members of the Participant’s immediate family, and/or the “Participant’s Affiliates” (as defined below) participate, directly or beneficially, as an equity investor in, or have the option or right to acquire, whether or not vested, equity interests of, the acquiring entity or any of its Affiliates (as defined in Rule 12b-2 under the Act) (the “Acquiror”) having a percentage interest therein greater than 1%. For purposes of the preceding sentence, a party shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (i) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to the party of an incentive compensation award under one or more incentive plans of the Acquiror (including, but not limited to, the conversion in connection with the Transaction of incentive compensation awards of the

Corporation into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other employees of the Corporation at a comparable level as such party immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title and the like, or (ii) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other shareholders of the Corporation or (iii) the party’s interests in any tax-qualified defined benefit or defined contribution pension or retirement plan in which such party or any family member is a participant or beneficiary. The “Participant’s Affiliates” at any time consist of any entity in which the Participant and/or members of the Participant’s immediate family then own, directly or beneficially, or have the option or right to acquire, whether or not vested, greater than 10% of such entity’s equity interests, and all then current directors and executive officers of the Corporation who are members of any group, that also includes the Participant, a member of the Participant’s immediate family and/or any such entity, in which the members have agreed to act together for the purpose of participating in the Transaction. The Participant’s immediate family consists of the Participant’s spouse, parents, children and grandchildren.

(vi)  As used herein, the term “Cause” means (A) the willful refusal by the Participant to perform proper responsibilities of the Participant’s position with the Corporation or a Subsidiary, (B) a violation of law by the Participant which adversely affects the assets, financial position or reputation of the Corporation or a Subsidiary, or (C) a violation by the Participant of any code of ethics, code of conduct or similar policy maintained by the Corporation or a Subsidiary from time to time.

(vii)  As used herein, the term “Good Reason” means a substantial diminution in the nature or status of the Participant’s responsibilities from those in effect immediately prior to the Change in Control.

(i)  Payment Following a Change in Control.

(i)  Any payment of a Long Term Performance Award required under paragraph (i) of subsection (h) of this Section shall be made at the time when the Award would otherwise have been payable by its terms, provided, however, that if the Participant experiences a separation from service, as that term is defined under Section 409A, during the twenty-four (24) month period following a Change in Control, other than by reason of death or Disability, the Participant shall be paid in accordance with subsection (i)(ii) of this Section. Solely for purposes of this Section 16(i), a Change in Control shall not include any transaction that would not be considered a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, for purposes of Section 409A.

(ii)  Any payment required to be made under subsection (i)(i) of this Section on account of the Participant’s separation from service shall be made on the date of separation from service referred to in subsection (i) of this Section, unless the Participant is a specified employee, as determined by the Corporation in accordance with Section 409A, at the time of separation from service, in which case payment will be made on the date that is six months and a day following separation from service.

(j)  Prohibition on Assignment. The rights of Participants under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of any Participant. No Participant shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance of any Participant, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event that any Participant attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, such attempt shall be ineffective and shall not be given effect.

(k)  Intent and Interpretation. The Corporation intends Statutory Options, Non-Statutory Options and Stock Appreciation Rights issued under this Plan to be exempt from Section 409A. The Corporation intends Long Term Performance Awards issued under this Plan to comply with Section 409A. The Plan shall be interpreted and administered in accordance with the foregoing statements of intent.

Exhibit 3

KAMAN CORPORATION
EMPLOYEES STOCK PURCHASE PLAN

As Amended through October 13, 2009

Section 1.  Purpose; Authorized Shares. The Kaman Corporation Employees Stock Purchase Plan (the “Plan”) was adopted by the Board of Directors (the “Board”) of Kaman Corporation (the “Corporation”) on February 28, 1989 for the purpose of providing employees of the Corporation and its subsidiaries an opportunity to purchase Kaman Corporation common stock (the “Stock”) through payroll deductions during consecutive offerings commencing July 1, 1989. An aggregate of 797,904 shares of Stock (the “Authorized Shares”) may be purchased by participating employees on or after October 13, 2009 (the “Amendment Date”) pursuant to rights granted to participating employees pursuant to the Plan. The Authorized Shares consist of (i) 500,000 shares of Stock newly authorized by the Board, subject to further shareholder approval, as of the Amendment Date, plus (ii) 297,904 shares of Stock that were authorized for purchase pursuant to the Plan immediately prior to the Amendment Date but had not been purchased prior to the Amendment Date. The Authorized Shares may consist of treasury shares, authorized but unissued shares or shares purchased in the stock market. The Authorized Shares are in addition to all shares purchased for participating employees pursuant to the Plan prior to the Amendment Date.

Section 2.  Offering Periods. Each offering shall be made over a period of one or more whole or partial Plan Years as determined by the Committee (as defined in paragraph 3), provided that in no event shall an offering period be greater than five (5) Plan Years.

Section 3.  Administration. The Plan will be administered by a committee (the “Committee”) appointed by the Board, consisting of at least three of its members. Members of the Committee shall not be eligible to participate in the Plan. The Committee will have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with respect to the Plan shall be final and conclusive. Absent some other provision by the Board, the power and responsibilities of the Committee shall be vested in and assumed by the Personnel and Compensation Committee of the Board.

Section 4.  Eligibility. All full-time regular employees of the Corporation and its subsidiaries, with at least three (3) months of service as of the effective date of each offering hereunder, will be eligible to participate in the Plan, subject to such rules as may be prescribed from time to time by the Committee. Such rules, however, shall neither permit nor deny participation in the Plan contrary to the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), including, but not limited to, Section 423 thereof, and regulations promulgated thereunder. To the extent consistent with Code Section 423, and regulations promulgated thereunder, the Committee may permit persons who are not full-time regular employees of the Corporation or one of its subsidiaries at the commencement of an offering period, or who have not satisfied the aforementioned three (3) month service requirement at the commencement of an offering period, to participate in such offering beginning on the date or at a specified date after such person has been a full-time, regular employee of the Corporation or one of its subsidiaries for at least three (3) months. No employee may be granted a right under the Plan if such employee, immediately after the right is granted, would own five percent (5%) or more of the total combined voting power or value of the stock of the Corporation or any subsidiary. For purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply in determining stock ownership of an employee, and stock which the employee may purchase under outstanding rights shall be treated as stock owned by the employee.

Section 5.  Participation. An eligible employee may begin participation in an offering at any time by completing and forwarding a Plan “Enrollment Form” to the employee’s appropriate payroll location, or by completing its electronic equivalent. By enrolling in the Plan, the employee will authorize a regular payroll deduction from the employee’s compensation, and the employee must specify the date on which such deduction is to commence. The employee’s authorization as set forth in the Enrollment Form, or its electronic equivalent, may not be retroactive. Electronic enrollment, any amendments thereto, assignments to joint tenants or other Stock co-owners, and all electronic authorizations are binding on the employee and any such co-owner(s) of Stock received pursuant to the Plan. A participating employee may not modify the rights of a duly designated joint tenant or other such co-owner in a manner adverse to the interests of such joint tenant or other such co-owner without such person’s prior written consent.

Section 6.  Deductions. Payroll deduction transactions will be performed for all participating employees. An employee may authorize a payroll deduction provided that such deduction is (i) not less than One Dollar ($1.00) per payroll period, and (ii) not more than ten (10%) percent of the employee’s annual base salary (plus prior year commissions, if applicable) during any calendar year.

Section 7.  Deduction Changes. An employee may at any time increase or decrease the employee’s payroll deduction by filing a Plan “Change Form”, or its electronic equivalent. The change may not become effective sooner than the next pay period after receipt of the Change Form. A payroll deduction may be increased only twice and may be reduced only twice during any Plan Year of an offering period, unless any such additional change is required to permit the purchase of the whole number of shares for which rights have been granted to the employee under the provisions of paragraph 10.

Section 8.  Interest. Since the amount of time that the Corporation will be holding funds withheld from employees’ compensation is minimal, no interest will be credited to employees.

Section 9.  Withdrawal of Funds. An employee may at any time and for any reason permanently withdraw from participation in an offering. Following a withdrawal, the employee will receive the whole shares of Stock that were purchased, and shall also receive in cash the value of any fractional share (rounded to four decimal places) allocated to such employee as determined on the basis of the market value of such fractional share of Stock as of a date no later than the date of the next purchase of shares pursuant to the Plan. The employee may thereafter begin participation again only once during each Plan Year of an offering period. Partial withdrawals will not be permitted.

Section 10.  Purchase of Shares. Subject to the payroll deduction limitation set forth in paragraph 6 and the limitation below, each employee participating in an offering under this Plan will be granted a right to purchase shares of the Corporation’s common stock which have an aggregate purchase price (determined under paragraph 11) equal to the sum of (a) up to ten percent (10%) of his or her annual base salary (plus prior year commissions, if applicable) during calendar year of each offering period in which he or she participates, plus (b) any cash dividends reinvested in accordance with paragraph 12. In no event may an employee be granted a right which permits such employee’s rights to purchase stock under this Plan, and any other stock purchase plan of the Corporation and its subsidiaries, to accrue at a rate which exceeds $25,000 of fair market value of stock (as determined at the date the grant of such right is authorized) for each calendar year in which the right is outstanding at any time. No right may be exercised in any manner other than by payroll deduction as specified in paragraph 6 or dividend reinvestment as specified in paragraph 12.

Section 11.  Purchase Price and Payment. The purchase price to participating employees for each share of common stock purchased under the Plan will be 85% of its market value at the time of purchase. Purchases of shares pursuant to the Plan shall be made on the fifteenth (15th) day of each month. If the stock market is not open on the 15th of the month, the purchase will be done on the closest day immediately preceding the 15th that the stock market is open. The number of whole and fractional shares allocated to each employee as of each date of purchase shall be based upon the employee’s accumulated payroll deductions for the purchase of shares as of the close of the immediately preceding month. A participating employee’s accumulated payroll deduction balance shall be charged with the purchase price of each whole and fractional share allocated to the employee as of the date of purchase and the employee shall be deemed to have exercised a right to acquire such whole and fractional share as of such date. Additional shares covered by the participating employee’s rights under the Plan will be purchased in the same manner, provided the employee has again accumulated payroll deductions.

Section 12.  Dividends. Any cash dividends paid with respect to the shares held under the Plan shall be paid in cash to the participating employees for whom shares are so held on the basis of the number of whole and fractional shares so held or, if a participating employee so elects, such dividends shall be combined with payroll deductions, added to the funds held under the Plan, and applied to the purchase of additional shares of stock purchased pursuant to the Plan. A participating employee choosing to have dividends reinvested under this paragraph may terminate such election during an offering period by filing a written form, or its electronic equivalent, at the appropriate payroll location, but may thereafter resume his or her election to reinvest such cash dividends only once during each Plan Year of an offering period. An election to either stop or resume dividend reinvestment will be effective with respect to the dividend payment next following receipt of the form; provided that if the form, or its electronic equivalent, is filed within thirty (30) days before a dividend record date declared by the Board, then such election will not be effective with respect to that particular dividend declaration.

Section 13.  Stock Issuances. Shares of the Corporation’s common stock will only be issued to participating employees after their request or after the participating employee’s withdrawal from the Plan for any reason. All shares of the Corporation’s common stock issued pursuant to the Plan shall be issued in uncertificated form subject to the right of any participating employee to request that his or her shares be issued in certificated form, and will be issued as soon as administratively practical.

Section 14.  Registration of Shares. Shares of the Corporation’s common stock may be registered only in the name of the employee, or if the employee so indicates on the Enrollment Form or Change Form, or their respective electronic equivalents, in the employee’s name jointly with a member of the employee’s family (provided that such family member has reached the age of majority), with right of survivorship. An employee who is a resident of a jurisdiction which does not recognize such a joint tenancy may have shares registered in the employee’s name as tenant in common with a member of the employee’s family (provided such family member has reached the age of majority), without right of survivorship.

Section 15.  Definitions. The following terms when used herein shall have the meanings set forth below:

(a)  The phrase “market value” or “fair market value,” when used in reference to a purchase of shares of Stock, means the closing price of the Corporation’s common stock in the Over-the-Counter NASDAQ Global Market, as reported in the Hartford, Connecticut local issue of The Wall Street Journal, on the business day immediately preceding the day of purchase or the effective date of the offering as the context requires. The phrase “market value” or “fair market value,” when used in reference to a sale of shares of Stock, means the market price at which the Transfer Agent sells the respective shares of Stock.

(b)  The term “subsidiary” means a subsidiary of the Corporation within the meaning of Section 424(f) of the Internal Revenue Code and the regulations thereunder, provided, however, that each consecutive offering under this Plan shall not be deemed to cover the employees of any subsidiary acquired or established after the effective date of such offering, unless so authorized by the Committee.

(c)  A “Plan Year” means the calendar year.

Section 16.  Rights as a Shareholder. None of the rights or privileges of a shareholder of the Corporation shall exist with respect to (a) rights granted to a participating employee under the Plan or, (b) except as provided in paragraph 12, any fractional shares credited to the participating employee.

Section 17.  Rights on Retirement, Death or Termination of Employment. In the event of a participating employee’s retirement, death or termination of employment, no payroll deduction shall be taken from any pay due and owing to an employee at such time, and either (i) the balance of the employee’s shares purchased under the Plan (including the cash value of any fractional shares calculated in the manner described in paragraph 9) shall be delivered to the employee or, in the event of the employee’s death, to the employee’s beneficiary, or (ii) the employee or such beneficiary may elect to receive the cash value of such shares by directing the Corporation to cause the shares to be sold and the proceeds received in such sale to be paid to the employee or such beneficiary, minus any applicable fees; provided, however, that in the event shares credited to a deceased employee would have been issued to the employee and a joint tenant with right of survivorship as permitted in paragraph 14 if such shares were issued immediately prior to such employee’s death, then such shares shall be issued to such joint tenant if he or she is living at the time such shares are issued.

A participating employee may designate a beneficiary by completing and forwarding a beneficiary designation form to the employee’s appropriate payroll location, or completing its electronic equivalent. Except where a participating employee has designated that shares allocated to such employee are to be registered in the name of the employee and a family member as joint tenants with rights of survivorship, and such family member survives the employee upon the employee’s death, the Corporation shall transfer to the beneficiary all shares then allocated to the employee under the Plan. In the case of shares to be registered in the name of the employee and a tenant in common, the beneficiary shall only receive the employee’s interest in such shares. The Corporation shall also transfer to the beneficiary the employee’s remaining accumulated payroll deductions at the time of the employee’s death.

If the employee has no beneficiary designated, or if the beneficiary predeceased the employee, the employee’s estate shall be deemed to be the employee’s beneficiary.

Section 18.  Rights Not Transferable. Rights under this Plan are not transferable by a participating employee and are exercisable during an employee’s lifetime only by the employee.

Section 19.  Application of Funds. All funds received or held by the Corporation under this Plan may be used for any corporate purpose.

Section 20.  Adjustment in Cases of Changes Affecting Common Stock. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, combination, issuance of rights, split-up or spin-off of the Corporation, or the like, the number of shares approved for this Plan shall be increased appropriately and such other adjustments to the terms of this Plan shall be made as may be deemed equitable by the Board. In the event of any other change affecting such stock, such adjustments shall be made as may be deemed equitable by the Board to give proper effect to such event.

Section 21.  Amendment of the Plan. The Board may at any time, or from time to time, amend this Plan in any respect, except that, without the approval of a majority of the voting power of all shares of the Corporation then issued and outstanding and entitled to vote on the matter by applicable law, or such further shareholder approval as may be needed to comply with the requirements of Section 423 of the Code, no amendment shall be made (i) increasing the number of shares approved for this Plan (other than as provided in paragraph 21); (ii) decreasing the purchase price per share; (iii) withdrawing the administration of this Plan from the Committee; or (iv) changing the designation of subsidiaries eligible to participate in the Plan, except adding a subsidiary as provided in paragraph 15(b).

Section 22.  Termination of Plan. This Plan and all rights of employees under an offering hereunder shall terminate:

(a)  on the date that participating employees’ accumulated payroll deductions pursuant to paragraph 6 and amounts reinvested pursuant to paragraph 12 are sufficient to purchase a number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems equitable, or

(b)  at any time at the discretion of the Board.

Upon termination of the Plan all accumulated payroll deductions of participating employees not applied to the purchase of shares hereunder shall be promptly refunded.

Section 23.  Government Regulations. The Corporation’s obligation to sell and deliver shares of its common stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

Section 24.  Shares Used to Fund Plan. The Corporation may utilize unissued shares to fund the Plan. Purchases of outstanding shares may also be made pursuant to and on behalf of the Plan, upon such terms as the Corporation may approve, for delivery under the Plan.

Section 25.  Qualified Plan. This Plan is intended to qualify as an Employee Stock Purchase Plan as defined in Section 423 of the Code. The term “right” as used herein shall mean “option” as used in Section 423, and is used herein only to avoid confusion with “options” granted under the Kaman Corporation 2003 Stock Incentive Plan.

Section 26.  Successor Corporation. The rights and obligations of the Corporation under this Plan shall inure to and be binding upon any successor to all or substantially all of the Corporation’s assets and business.

Section 27.  Business Days. If any event provided for in this Plan is scheduled to take place on a day which is not a business day then such event shall take place on the immediately preceding business day.

PLEASE VOTE TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

KAMAN CORPORATION

PROXY FOR COMMON STOCK IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Kaman Corporation Common Stock hereby appoints Neal J. Keating and William C. Denninger, or either of them with full power of substitution, as attorneys and proxies for and in the name of the undersigned to vote all the shares of the Common Stock of Kaman Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, April 21, 2010, beginning at 11:00 a.m., local time, at the company, 1332 Blue Hills Avenue, Bloomfield, Connecticut, and at any adjournments or postponements thereof, as directed on this card on the matters set forth on the reverse side hereof, all as described in the accompanying Proxy Statement and in their discretion, on all other matters that may properly come before such Annual Meeting.

This proxy card, when properly executed, will be voted in the manner directed herein. If the proxy is signed and returned but no directions are given, then the proxy will be voted "FOR" approval of each of Proposals 1, 2, 3 and 4 and in the discretion of the proxies on any other matters as may properly come before the Annual Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO# 68870 Fulfillment# 68874-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Kaman Corporation

INTERNET
http://www.proxyvoting.com/kamn
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 68870 Fulfillment# 68874-1

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example ☒

This Proxy, when properly executed, will be voted in the manner you have directed. If you return a signed proxy with no direction given, it will be voted in accordance with the Board of Directors' recommendations. **The Board of Directors recommends a vote "FOR" PROPOSALS 1, 2, 3 AND 4.**

	FOR ALL (except as indicated below)	AUTHORITY WITHHELD	*EXCEPTIONS
PROPOSAL 1	☐	☐	☐

Election of one (1) Class 3 Director and three (3) Class 2 Directors
- 01 George E. Minnich
- 02 Neal J. Keating
- 03 Eileen S. Kraus
- 04 Richard J. Swift

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ______________________________

To act in their discretion upon any other business which may properly come before the meeting or any adjournment thereof.

Mark Here for Address Change or Comments SEE REVERSE ☐

Signature ______________ Signature ______________ Title(s) ______________ Date ______________, 2010

NOTE: Please sign exactly as name(s) appear hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.